UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

BLACKBOARD INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

Common Stock, par value $0.01 per share of Blackboard Inc.

(2)	Aggregate number of securities to which transactions applies:

35,257,672 shares of Common Stock (including restricted stock and restricted stock units) and options to purchase 4,567,783 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of: (A) 35,257,672 shares of Common Stock (including restricted stock and restricted stock units) multiplied by $45.00 per share; and (B) options to purchase 4,567,783 shares of Common Stock with exercise prices less than $45.00 per share multiplied by $11.20 (which is the difference between $45.00 and the weighted average exercise price of $33.80 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $1,637,733,987.45

(5)	Total fee paid: $190,140.92

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BLACKBOARD INC.
650 Massachusetts Ave., NW, 6th Floor
Washington, D.C. 20001
August 5, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Blackboard Inc. (the “Company”) to be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia, 20001.

On June 30, 2011, the Company entered into an Agreement and Plan of Merger, as it may be amended from time to time (the “merger agreement”), with Bulldog Holdings, LLC (“Parent”), a Delaware limited liability company, and Bulldog Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation, pursuant to which Acquisition Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth in the merger agreement, with the Company surviving as a wholly owned subsidiary of Parent. Parent and Acquisition Sub are affiliates of Providence Equity Partners L.L.C. The merger agreement was unanimously approved by the Company’s board of directors (the “Board”) acting upon the unanimous recommendation of a transaction committee of the Board composed entirely of independent directors (the “Transaction Committee”). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement is attached as Annex A to the enclosed proxy statement.

If our stockholders approve and adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $45.00 in cash, without interest and less any applicable withholding taxes, per share of Company common stock you own immediately prior to the effective time of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

The Transaction Committee reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Transaction Committee unanimously recommended that our Board approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. After careful consideration, our Board, acting upon the recommendation of the Transaction Committee, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, the Company and its stockholders, and recommended that our stockholders adopt the merger agreement at the special meeting. Our Board recommends that you vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of stockholders generally.

The Securities and Exchange Commission recently adopted new rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to the Company’s executive officers in connection with the merger. Accordingly, at the special meeting, you will be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger. Our Board recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of all outstanding shares of Company common stock outstanding on the record date and entitled to vote at the special meeting. Whether or not you attend the meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the meeting. If you fail to vote your shares or abstain from voting, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote will have no effect on the adjournment proposal, but an abstention will have the same effect as a vote “AGAINST” such proposal. A failure to vote or an abstention will have no effect on the proposal regarding “golden parachute” compensation. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares of the Company’s common stock without instructions from you. You should instruct your broker, bank or other nominee how to vote your shares of Company common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of the Company’s common stock “FOR” the approval of the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from the documents we have filed with the Securities and Exchange Commission.

Thank you for your cooperation and continued support.

Sincerely,

Michael L. Chasen
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 5, 2011 and is first being mailed to stockholders on or about August 8, 2011.

BLACKBOARD INC.
650 Massachusetts Ave., NW, 6th Floor
Washington, D.C. 20001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2011

A special meeting of stockholders of Blackboard Inc., a Delaware corporation (the “Company”), will be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia, 20001 for the following purposes:

1. To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2011, as it may be amended from time to time (the “merger agreement”), by and among Bulldog Holdings, LLC, a Delaware limited liability company (“Parent”), Bulldog Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, as more fully described in the accompanying proxy statement;

2. To vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement;

3. To cast a non-binding advisory vote to approve “golden parachute” compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger; and

4. To transact such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the Board.

Only stockholders of record at the close of business on August 3, 2011 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. A list of stockholders of record is available for inspection at the Company’s corporate headquarters, located at 650 Massachusetts Avenue, NW, 1st Floor, Washington, D.C. 20001.

Your vote is very important, regardless of the number of shares of Company common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding on the record date and entitled to vote at the special meeting. The adoption of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. The adoption of the proposal to approve “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and voting on the matter.

Holders of Company common stock who do not vote in favor of the adoption of the merger agreement are entitled to seek appraisal of the fair value of their shares under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained on page 90 in the accompanying proxy statement.

Whether or not you plan to attend the meeting, I urge you to complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the meeting to ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement for purposes of stockholder approval, but will have no effect for purposes of any vote regarding adjournment of the special meeting or approval of the “golden parachute” compensation. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of common stock in accordance with the instructions provided by your broker, bank or other nominee. Most stockholders have three options for submitting their vote by proxy: (1) via the Internet, (2) by telephone or (3) by mail. For further details, see the discussion on page 62 of the enclosed proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. To ensure that your vote is recorded promptly, please vote by proxy as soon as possible, whether or not you plan to attend the meeting.

Our Board unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

By Order of the Board of Directors

Matthew H. Small
Chief Business Officer, Chief Legal Officer and Secretary

Washington, D.C.
August 5, 2011

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Merger and the Special Meeting,” highlights selected information in this proxy statement and may not contain all the information that may be important to you. We encourage you to read carefully this entire proxy statement, including its annexes and the documents we refer to or incorporate by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 102.

In this proxy statement, the terms “Blackboard,” the “Company,” “we,” “our” and “us” refer to Blackboard Inc. and its subsidiaries, unless the context requires otherwise. We refer to Bulldog Holdings, LLC as “Parent,” and Bulldog Acquisition Sub, Inc. as “Acquisition Sub.” We refer to Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. as the “Providence Funds.” We refer to Providence Equity Partners L.L.C. as “Providence.” When we refer to the “merger agreement,” we mean the Agreement and Plan of Merger, dated as of June 30, 2011, as it may be amended from time to time, by and among Parent, Acquisition Sub and the Company.

Parties to the Merger (page 20)

Blackboard Inc. is a leading provider of enterprise software applications and related services to the education industry. The Company’s corporate offices are located at 650 Massachusetts Ave, NW, Washington, District of Columbia 20001, and its telephone number is (202) 463-4860.

Parent is currently a wholly owned subsidiary of the Providence Funds, which are affiliates of Providence. Acquisition Sub is a wholly owned subsidiary of Parent. Both Parent and Acquisition Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Acquisition Sub has engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Providence is a leading global private equity firm specializing in equity investments in media, entertainment, communications and information services companies around the world.

Certain Effects of the Merger (page 45)

The merger agreement provides that, at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be jointly designated by Parent and the Company and specified in the certificate of merger), which we refer to as the “effective time,” Acquisition Sub will, upon the terms and subject to the conditions set forth in the merger agreement, merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent. We sometimes use the term “surviving corporation” in this proxy statement to refer to the Company as the surviving entity following the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Parent, will cease to be an independent, publicly traded company and you will cease to have any rights in the Company as a stockholder.

If the merger is completed, you will be entitled to receive $45.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock owned by you immediately prior to the effective time. As a result of the merger, Company stockholders (other than any institutional co-investors and members of our management team who may have the opportunity to invest directly or indirectly in Parent and who choose to make that investment) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth. Shares of the Company’s common stock will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”), and the registration of such shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Merger Consideration (page 69)

If the merger is completed, each share of the Company’s common stock outstanding immediately prior to the effective time (other than shares owned by the Company, its wholly owned subsidiaries, Parent, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Parent, shares held in the Company’s treasury and shares held by any stockholders who have properly and validly perfected their statutory rights of appraisal with respect to the merger in accordance with Delaware law) will be cancelled and extinguished and converted into the right to receive $45.00 in cash (the “merger consideration”), without interest and less any applicable withholding taxes.

Treatment of Stock Options, Restricted Stock, and Restricted Stock Units (page 70)

Stock Options

Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that, except as may otherwise be set forth in a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of an option to purchase shares of Company common stock (a “Company option”), each vested and unvested Company option outstanding immediately prior to the effective time (each, an “outstanding option”) will be converted into the right to receive, after the effective time, in exchange for the cancellation of such outstanding option, an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the amount, if any, by which (i) the merger consideration exceeds (ii) the per share exercise price of such outstanding option, multiplied by (b) the number of shares of Company common stock subject to such outstanding option immediately prior to the effective time. Outstanding options with an exercise price per share that equals or exceeds the merger consideration will be cancelled and terminated at the effective time with no payment or other consideration paid to the holder thereof and the holder will have no rights with respect to such outstanding options.

Restricted Stock

Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that, except as may otherwise be set forth in a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of restricted stock, (a) any shares of unvested restricted common stock of the Company as of the effective time will be subject to twelve months of accelerated vesting in accordance with the terms of the applicable Company equity plan and award agreement, except that any holder that is not a member of the surviving corporation’s leadership team will have all unvested shares of restricted stock held immediately prior to the effective time accelerated and fully vested at the effective time (each, an “accelerated Company share”), (b) each accelerated Company share will be converted into the right to receive an amount in cash, without interest and subject to the applicable tax withholding, equal to the merger consideration, in exchange for the cancellation of such accelerated Company share, payable promptly after the effective time and (c) each share of Company common stock that constitutes unvested restricted stock of the Company immediately prior to the effective time (after giving effect to the acceleration in (a) above) (each, an “unvested Company share”), will be converted into the right to receive a cash amount equal to the merger consideration, subject to the same forfeiture provisions applicable to such unvested Company share immediately prior to the effective time, payable to the holder within two business days following the date on which the applicable forfeiture provisions lapse and subject to the applicable tax withholding, except that any condition related to continued employment shall be deemed to refer to employment with the surviving corporation or its affiliates.

Any share of Company common stock representing restricted stock held by Parent, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the effective time will become fully vested immediately prior to the effective time and, at the effective time, will cease to exist, be cancelled and retired and no consideration will be paid in exchange for such shares.

Restricted Stock Units

Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that each vested and unvested Company restricted stock unit outstanding immediately prior to the effective time will be converted into the right to receive, after the effective time, in exchange for the cancellation of such Company restricted stock unit, an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the merger consideration, multiplied by (b) the number of shares of Company common stock subject to such outstanding restricted stock unit immediately prior to the effective time.

When the Merger is Expected to be Completed

We currently anticipate that the merger will be completed in the fourth quarter of 2011. However, there can be no assurances that the merger will be completed at all or, if completed, that it will be completed in the fourth quarter of 2011.

The Special Meeting (page 61)

The special meeting will be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Ave., NW, First Floor, Washington, District of Columbia 20001. At the special meeting you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers About the Merger and the Special Meeting” beginning on page 12 and “The Special Meeting” beginning on page 61.

Record Date and Quorum (page 61)

You are entitled to vote at the special meeting if you owned shares of Company common stock at the close of business on August 3, 2011, the record date for the special meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the close of business on the record date will constitute a quorum. On the record date, there were 35,137,816 shares of Company common stock outstanding.

Vote Required for Approval (page 62)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding on the record date that are entitled to vote at the special meeting. Each outstanding share of Company common stock on the record date entitles the holder to one vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and voting on the matter.

Recommendation of the Board of Directors (page 61)

Acting upon the unanimous recommendation of the transaction committee of the Board composed entirely of independent directors (which we refer to as the “Transaction Committee”), the Board has unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement by the Company and the transactions contemplated by the merger agreement, (iii) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, and (iv) duly resolved to recommend that the stockholders of the Company adopt the merger agreement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

For a discussion of the material factors considered by our Board in making its recommendation, see “The Merger — Purpose of and Reasons for the Merger; Recommendation of the Transaction Committee and Our Board” beginning on page 33.

Interests of the Company’s Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of our Board, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts. These interests include, among others:

•	accelerated vesting of Company options, restricted stock and restricted stock units;

•	the expected ownership of equity interests in Parent or its affiliates by our executive officers and other key employees after the completion of the merger, including through the possible rollover of Company options or other equity awards currently held by them (although no agreement with management has yet been reached);

•	the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other key employees after completion of the merger (although no agreement with management has yet been reached on the terms of any new equity plan);

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger;

•	severance payments and benefits if a qualifying termination of employment were to occur following the completion of the merger; and

•	the honoring by the surviving corporation of the employment agreements of certain of our executive officers upon the closing of the merger.

Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that the Company’s stockholders vote in favor of adopting the merger agreement. For the approximate value of the potential benefits that could be received by the executive officers and the directors, see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.

Shares Held by Company Directors and Executive Officers (page 62)

As of the close of business on August 3, 2011, the record date, the Company’s directors and executive officers held and are entitled to vote, in the aggregate, 489,713 shares of Company common stock (excluding Company options and restricted stock units), representing approximately 1% of the aggregate Company common stock outstanding as of the record date. The directors and executive officers of the Company intend to vote their shares “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the approval, on a non- binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Opinion of Barclays Capital (page 37)

In connection with the merger, the Company’s financial advisor, Barclays Capital Inc., which we refer to as “Barclays Capital,” delivered a written opinion, dated June 30, 2011, to the Board to the effect that based upon and subject to the qualifications, limitations and assumptions stated therein and as of the date of the opinion, from a financial point of view, the merger consideration to be offered to the stockholders of the Company pursuant to the merger agreement was fair to such stockholders.

The full text of the written opinion, which describes the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated herein by reference. You should read the opinion carefully in its entirety. Barclays Capital’s opinion was provided to the Board in connection with their evaluation of the merger consideration provided for in the merger from a financial point of view. Barclays Capital’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or act on any matters with respect to the proposed merger. See “The Merger — Opinion of Barclays Capital” beginning on page 37.

Voting of Proxies (page 62)

Any Company stockholder entitled to vote whose shares are registered in their name may submit a proxy by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries, or via the Internet at www.voteproxy.com, in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting.

If your shares are held in “street name” by a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares will not be voted and that will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the “golden parachute” compensation proposal.

Revocability of Proxies (page 63)

Any stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke or change their proxy at any time before it is voted at the special meeting by:

•	attending the special meeting and voting in person;

•	properly submitting a later-dated proxy either by mail, the Internet or telephone; or

•	sending us a written notice of revocation prior to the special meeting.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Financing of the Merger; Equity Financing; Debt Financing (page 47)

Parent has obtained an equity financing commitment letter from the Providence Funds and Acquisition Sub has obtained debt financing commitments from the initial lenders (identified below under “Debt Financing”) in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately of $2.0 billion. These funds, in addition to the Company’s and the surviving corporation’s cash, as the case may be, are expected to be sufficient to pay merger consideration in the amount of approximately $1.64 billion to our stockholders, to repay outstanding indebtedness and to pay fees and expenses in connection with the merger, the financing arrangements and the related transactions. The funding of these equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

We believe that the amounts committed under the commitment letters and the Company’s and the surviving corporation’s cash, as the case may be, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the financing or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Acquisition Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $106,409,000, as described under “The Merger Agreement — Termination Fees; Expenses” beginning on page 86.

Equity Financing.  Parent has received an equity commitment letter from the Providence Funds to purchase common equity securities of Parent for an aggregate purchase price up to $850 million. In the event that Parent does not require all of the equity for which the Providence Funds made a commitment, the $850 million equity commitment will be reduced accordingly. The Providence Funds expect to fulfill a portion of their equity funding obligations with funds from one or more co-investors. In addition, Parent expects the Company’s management to make an indirect equity investment in Parent at the effective time. While there has been no agreement as to the amount of any indirect equity interests in Parent to be acquired by the Company’s management, Parent estimates that this amount is likely to be between $10 million and $20 million. Any indirect acquisition of equity interests in Parent by the Company’s management would have the effect of reducing the amount of the equity financing to be funded by the Providence Funds.

Debt Financing.  Acquisition Sub has received a debt commitment letter for debt financing in an aggregate principal amount of up to $1,150 million from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and Morgan Stanley Senior Funding, Inc., consisting of a $700 million senior secured first lien term loan facility (which amount may be increased by $80 million as more fully described in “The Merger — Financing of the Merger; Equity Financing; Debt Financing” below), a $100 million first lien senior secured revolving credit facility and a $350 million second lien senior secured term loan facility.

Financing Cooperation.  Upon the reasonable request of Parent, the Company has agreed to, and has agreed to cause its subsidiaries to, use its reasonable best efforts to cooperate with Parent in connection with obtaining the financing, as more fully described in “The Merger — Financing of the Merger; Equity Financing; Debt Financing” below. Parent has agreed to (i) reimburse the Company for all reasonable and documented costs (including all reasonable and documented out-of-pocket fees and expenses of counsel and other advisors) incurred by the Company and its subsidiaries in connection with such cooperation, and (ii) indemnify and hold harmless the Company and its subsidiaries, and their respective affiliates and representatives against all liabilities (including costs and expenses) directly or indirectly suffered or incurred in connection with the financing.

Regulatory Matters (page 59)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ,” and the Federal Trade Commission, which we refer to as the “FTC,” and the required waiting period has expired or been terminated. The notification and report forms were filed by Parent and the Company with the DOJ and the FTC on July 7, 2011. The parties were granted early termination of the waiting period under the HSR Act on August 2, 2011.

Certain Material United States Federal Income Tax Consequences (page 57)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares. You are urged to read the discussion in the section entitled “The Merger — Certain Material United States Federal Income Tax Consequences” beginning on page 57 and to consult your tax advisor as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws or any other United States federal tax laws.

Restrictions on Solicitations of Other Offers and Change in Recommendation (pages 75 and 76)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company or its subsidiaries. Notwithstanding these restrictions, under certain limited circumstances required for our Board to comply with its fiduciary duties, the Company may (i) respond to a written inquiry or alternative acquisition proposal (as defined below in “The Merger Agreement — Restrictions on Solicitations of Other Offers”) that the Board determines in good faith to be bona fide, that constitutes or would reasonably be expected to result in a superior proposal (as defined below in “The Merger Agreement — Restrictions on Solicitations of Other Offers”), and did not result from a material breach of the non-solicitation provisions of the merger agreement, or (ii) terminate the merger agreement and enter into an agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a $49,112,000 termination fee to Parent.

In addition, neither our Board nor any committee of the Board is permitted to: (i)(A) withdraw or qualify, change or modify, in a manner adverse to Parent, or publicly propose to withdraw or qualify, change or modify, in a manner adverse to Parent, the Board recommendation in favor of the merger agreement; (B) publicly recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any alternative acquisition proposal; or (C) fail to include the Board recommendation in favor of the merger agreement in this proxy statement (we refer to any action described in this clause “(i)” as a “recommendation change”); or (ii) approve or publicly recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into with any person that makes an alternative acquisition proposal, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any alternative acquisition proposal (other than any acceptable confidentiality agreement) (each such agreement, an “acquisition agreement”), except that, at any time prior to obtaining the Company stockholder approval, the Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements, (i) make a recommendation change in response to (A) a superior proposal that did not result from a material breach of the non-solicitation provisions of the merger agreement or (B) an intervening circumstance (as defined below in “The Merger Agreement — Restrictions on Solicitations of Other Offers”), and (ii) in response to a superior proposal that did not result from a material breach of the non-solicitation provision of the merger agreement, cause the Company to terminate the merger agreement (in each case, subject to certain conditions as more fully described in “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Company Board Recommendation; Termination in Connection with Superior Proposal”).

Conditions to the Completion of the Merger (page 83)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the Company’s stockholders;

•	the absence of any injunction prohibiting consummation of the merger, and the absence of any legal requirements enacted by any court or other governmental entity since the date of the merger agreement that remain in effect prohibiting consummation of the merger; and

•	expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act.

Parent’s and Acquisition Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	each of the representations and warranties of the Company contained in the merger agreement being accurate as of the date of the merger agreement and as of the date the certificate of merger is required to be filed (which we refer to as the “required closing date”), subject to the materiality standards described in “The Merger Agreement — Conditions to the Completion of the Merger;”

•	all of the covenants in the merger agreement that the Company is required to comply with or to perform at or prior to the closing being complied with and performed in all material respects;

•	since December 31, 2010, no material adverse effect (as defined below in “The Merger Agreement — Representations and Warranties” beginning on page 71) having occurred; and

•	Parent and Acquisition Sub having received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions to the obligations of Parent and Acquisition Sub to effect the merger have been satisfied.

The Company’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	each of the representations and warranties of Parent and Acquisition Sub contained in the merger agreement being accurate as of the date of the merger agreement and as of the required closing date, subject to the materiality standard described in “The Merger Agreement — Conditions to the Completion of the Merger”;

•	all of the covenants in the merger agreement that Parent and Acquisition Sub are required to comply with or to perform at or prior to the closing being complied with and performed in all material respects; and

•	the Company having received a certificate signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent and Acquisition Sub to the effect that the conditions to the obligations of the Company to effect the merger have been satisfied.

Termination of the Merger Agreement (page 85)

The merger agreement may be terminated and the merger may be abandoned (before or after the adoption of the merger agreement by the Company’s stockholders):

•	by mutual consent of the Company and Parent;

•	by Parent or the Company, if:

•	the effective time has not occurred on or before February 10, 2012; provided that a party may not terminate on this basis if the failure of such party to perform any required covenant or obligation at or prior to the effective time resulted in the failure of the effective time to have occurred prior to such date;

•	any legal requirement enacted after the date of the merger agreement and remaining in effect prohibits the consummation of the merger, or any court of competent jurisdiction has issued a final and non-appealable permanent injunction prohibiting the consummation of the merger; provided that a party may not terminate the merger agreement on this basis if the issuance of any such injunction results from the failure of such party to perform any covenant or other obligation in the merger agreement at or prior to the effective time; or

•	the Company stockholder meeting has been duly convened and completed and the Company stockholder approval has not been obtained at the Company stockholder meeting or at any adjournment or postponement thereof; provided that a party may not terminate the merger agreement on this basis if the failure to obtain the Company stockholder approval results from the failure of such party to perform any covenant or other obligation in the merger agreement at or prior to the Company stockholder meeting;

•	by Parent, if:

•	prior to receipt of the stockholder approval, the Board has made a recommendation change; provided that Parent will not be entitled to terminate the merger agreement on this basis later than the tenth day following its receipt of written notice from the Company of the making of such recommendation change;

•	there is an inaccuracy in any representation or warranty of the Company such that the applicable condition to the obligations of Parent and Acquisition Sub to effect the merger would not be satisfied as of such time, so long as certain other conditions are satisfied; or

•	any covenant or other obligation of the Company contained in the merger agreement is breached such that the applicable condition to the obligations of Parent and Acquisition Sub to effect the merger would not be satisfied, so long as certain other conditions are satisfied;

•	by the Company, if:

•	prior to the receipt of the Company stockholder approval, the Board has determined to accept, and enter into one or more acquisition agreements with respect to, a superior proposal, so long as certain other conditions are satisfied;

•	there is an inaccuracy in any representation or warranty of Parent or Acquisition Sub such that the applicable conditions to the obligation of the Company to effect the merger would not be satisfied as of such time, so long as certain other conditions are satisfied;

•	any covenant or other obligation of Parent or Acquisition Sub contained in the merger agreement is breached such that the applicable condition to the obligation of the Company to effect the merger would not be satisfied, so long as certain other conditions are satisfied; or

•	at any time after the final day of the marketing period (as defined in “The Merger Agreement — Effective Time; Marketing Period”), (i) each of the mutual closing conditions and the conditions to the obligations of Parent and Acquisition Sub in the merger agreement have been satisfied or waived, (ii) the Company has notified Parent in writing that it is ready, willing and able to consummate the merger, (iii) Parent and Acquisition Sub have failed to consummate the merger on the required closing date, (iv) the Company has provided written notice to Parent at least two business days prior to terminating the merger agreement, and (v) Parent has not consummated the merger by 4:00 p.m. New York City time on such second business day.

Termination Fees; Expenses (page 86)

The Company has agreed to pay to Parent a termination fee of $49,112,000, which we refer to as the “termination fee,” if the merger agreement is terminated by:

•	Parent, because of a recommendation change made by the Board;

•	the Company, in order to enter into an acquisition agreement with respect to a superior proposal;

•	Parent or the Company, because the Company stockholder meeting was convened and the Company stockholder approval was not obtained, and (i) Parent is not in material breach of the merger agreement which would give rise to a failure of a condition to the obligation of the Company to effect the merger, (ii) a third party has made an alternative acquisition proposal that becomes publicly known between the date of the merger agreement and the date on which the stockholder meeting was convened, and (iii) within twelve months after such termination of the merger agreement, the Company has consummated or entered into and later consummated a transaction contemplated by an alternative acquisition proposal; or

•	Parent, because of an inaccuracy of any representation or warranty of the Company or breach of a covenant or other obligation by the Company such that the applicable conditions to the obligations of Parent and Acquisition Sub to effect the merger would not be satisfied, and (i) Parent is not in material breach of the merger agreement which would give rise to a failure of a condition to the obligation of the Company to effect the merger, (ii) a third party has made an alternative acquisition proposal that becomes publicly known between the date of the merger agreement and the day prior to the date on which the Company stockholder meeting was convened, and (iii) within twelve months after such termination of the merger agreement, the Company has consummated a transaction or entered into a definitive acquisition agreement contemplated by an alternative acquisition proposal.

If the merger agreement is terminated by the Company for either (i) Parent’s uncured breach of representations or warranties or uncured failure to perform its covenants and other obligations, which would give rise to the failure of any of the conditions to the Company’s obligations to close the transactions contemplated by the merger agreement (as described above) or (ii) the reasons described in the last paragraph above under “Termination of the Merger Agreement” as a result of Parent’s failure to consummate the merger as contemplated by the merger agreement, then Parent will be obligated to pay us a reverse termination fee of $106,409,000, which we refer to as the “reverse termination fee.”

If the merger agreement is terminated by Parent because of an inaccuracy of any representation or warranty of the Company or breach of a covenant or other obligation by the Company such that the applicable conditions to the obligations of Parent and Acquisition Sub to effect the merger would not be satisfied, then we are obligated to reimburse Parent in an amount equal to the sum of Parent’s and Acquisition Sub’s expenses up to $5,000,000 in the aggregate; provided that the amount of any payment by the Company of such expenses will be credited against the amount of any termination fee that may subsequently become payable.

Limitations on Remedies; Guarantee (pages 51 and 88)

Parent and Acquisition Sub are, and subject to certain exceptions the Company is, entitled to obtain a decree of specific performance to specifically enforce the observance of covenants or obligations which are threatened to be breached by the other party. Upon the satisfaction of certain conditions, we will be entitled to obtain specific performance to cause the equity financing to be funded to fund the merger consideration and to consummate the merger. However, while we may pursue, simultaneously or otherwise, both a grant of specific performance and the payment of the reverse termination fee, we may not receive both the reverse termination fee and specific performance of the merger agreement resulting in the consummation of the merger.

Concurrently with the execution of the merger agreement, the Providence Funds entered into a guarantee in our favor pursuant to which they irrevocably guaranteed certain of Parent’s and Acquisition Sub’s obligations under the merger agreement, including payment of the reverse termination fee, if and when due, and payment of certain reimbursement and indemnification obligations of Parent and Acquisition Sub in cooperation with the arrangement of the financing. However, in no event will the Providence Funds’ liability under the guarantee exceed $111,409,000 in the aggregate.

The sole recourse of Parent against us, our affiliates and related parties, for any damages that Parent and its affiliates may incur in connection with the merger agreement and the transactions contemplated by the merger agreement is the right to terminate the merger agreement and receive the termination fee and the right to receive reimbursement of certain expenses incurred by Parent and Acquisition Sub (up to $5,000,000). Parent also has the right to pursue damages solely for willful and intentional breaches of the covenants restricting solicitation of proposals by the Company and recommendation changes by our Board, up to an amount not to exceed $81,853,000.

Market Price and Dividend Information (page 95)

The Company’s common stock is listed on NASDAQ under the trading symbol “BBBB.” On April 18, 2011, the day immediately prior to the Company’s public announcement that the Company was evaluating strategic alternatives to enhance stockholder value, the Company’s common stock closed at $37.16 per share. On June 29, 2011, which was the last full trading day before the Company announced the transaction, the Company’s common stock closed at $43.64 per share. On August 4, 2011, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $42.49 per share.

Appraisal Rights (page 90 and Annex C)

Under the Delaware General Corporation Law, which we refer to as the “DGCL,” holders of Company common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of the

DGCL, which are summarized in this proxy statement. The ultimate amount you receive in an appraisal proceeding could be more than, the same as or less than the merger consideration. Any holder of Company common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to the Company prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by the DGCL. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. A summary of appraisal procedures under Delaware law may be found at page 90, and a copy of the relevant section of the DGCL is attached hereto as Annex C.

Litigation Related to the Merger (page 59)

On July 7, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Delaware Chancery Court against the Company, the Board, Providence, Parent and Acquisition Sub entitled Astor BK Realty v. Michael L. Chasen, et. al. On July 8, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Superior Court for the District of Columbia against the Company, the Board, Providence, Parent and Acquisition Sub entitled Leroy Pogodzinski v. Blackboard Inc. et. al. On July 19, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Superior Court for the District of Columbia against the Company, the Board, Providence, Parent and Acquisition Sub entitled Eve Wachsler v. Blackboard Inc. et. al.

The lawsuits generally allege that the Board breached its fiduciary duties by, among other things, approving the transactions contemplated by the merger agreement, which allegedly were financially unfair to the Company and its public stockholders, and agreeing to provisions in the merger agreement that will allegedly prevent the Board from considering other offers. The lawsuits further allege that certain defendants aided and abetted these breaches. The lawsuits seek unspecified damages and equitable relief, including an injunction halting the merger or rescission of the merger as applicable.

On July 27, 2011, plaintiffs in the Pogodzinski and Wachsler matters moved to consolidate the actions in Superior Court for the District of Columbia and for appointment of their respective counsel as co-lead counsel. On August 2, 2011, the Pogodzinski and Wachsler plaintiffs jointly filed an amended complaint which, in addition to the claims described above, asserts a claim for breach of fiduciary duty based on alleged misrepresentations and/or omissions of material facts in the preliminary proxy statement relating to, among other things, the sale process conducted by the Board and the retention of, and analyses conducted by, the Company’s financial advisor. The plaintiffs contemporaneously filed a motion for limited expedited discovery in connection with their anticipated motion for a preliminary injunction. The motion to consolidate and the motion to expedite are both currently pending before the Superior Court.

On August 2, 2011, all defendants filed motions to dismiss the Delaware action.

The Company believes the allegations in the lawsuits are without merit and intends to vigorously defend these matters.

One of the conditions to the closing of the merger is that no injunction shall have been issued by a court of competent jurisdiction that shall be continuing that prohibits the consummation of the merger. If any plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay the commencement of the marketing period or prevent or delay the merger from becoming effective.

Additional Information (page 102)

You can find more information about the Company in the periodic reports and other information we file with the United States Securities and Exchange Commission, or the “SEC.” The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 102.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Blackboard. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to or incorporate by reference in this proxy statement.

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and the proxy card because you own shares of our common stock. Our Board is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting.

The Merger and Related Transactions

Q.	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. Under the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived (other than those which, by their nature, are satisfied upon the closing of the merger), Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent. After the merger, shares of our common stock will cease to be traded on NASDAQ.

Q:	As a stockholder, what will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $45.00 in cash, which we refer to as the “merger consideration,” without interest and less any required withholding taxes, for each share of Company common stock that you own, unless you have properly and validly perfected your statutory rights of appraisal under the DGCL with respect to the merger. For example, if you own 100 shares of our common stock at the effective time, you will be entitled to receive $4,500.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding on the record date that are entitled to vote at the special meeting. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the merger agreement. For the purpose of the vote on the merger, each share of Company common stock will carry one vote.

Q:	How are stock options treated in the merger?

A:	We have agreed to take all action necessary so that (except as otherwise set forth in a written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of a Company option), in exchange for the cancellation of such outstanding option, each vested and unvested Company option outstanding immediately prior to the effective time will be converted into the right to receive an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the amount, if any, by which (i) the merger consideration exceeds (ii) the per share exercise price of such outstanding option, multiplied by (b) the number of shares of Company stock subject to such outstanding option immediately prior to the effective time. If the per share exercise price of an outstanding option equals or exceeds the merger consideration, then such outstanding option will be cancelled and terminated at the effective time without payment or other consideration therefor and the holder will have no rights with respect to such outstanding options.

Q:	How is restricted stock treated in the merger?

A:	We have agreed to take all action necessary so that (except as may otherwise be set forth in a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of restricted stock) (a) any shares of unvested restricted stock of the Company as of the effective time will be subject to twelve months of accelerated vesting in accordance with the terms of the applicable Company equity plan and award agreement, except that any holder that is not a member of the surviving corporation’s leadership team will have all unvested shares of restricted stock held immediately prior to the effective time accelerated and fully vested at the effective time (each, an “accelerated Company share”), (b) each accelerated Company share will be converted into the right to receive an amount in cash, without interest and subject to the applicable tax withholding, equal to the merger consideration, in exchange for the cancellation of such accelerated Company share, payable promptly after the effective time and (c) each share of Company common stock that constitutes unvested restricted stock of the Company immediately prior to the effective time (after giving effect to the acceleration in (a) above) (each, an “unvested Company share”) will be converted into the right to receive a cash amount equal to the merger consideration, subject to the same forfeiture provisions applicable to such unvested Company share immediately prior to the effective time, payable to the holder within two business days following the date on which the applicable forfeiture provisions lapse and subject to the applicable tax withholding, except that any condition related to continued employment shall be deemed to refer to employment with the surviving corporation or its affiliates. Any share of Company common stock representing restricted stock held by Parent, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the effective time will become fully vested immediately prior to the effective time and, at the effective time, will cease to exist, be cancelled and retired and no consideration will be in exchange therefor.

Q:	How are restricted stock units treated in the merger?

A:	We have agreed to take all action necessary so that each vested and unvested Company restricted stock unit outstanding immediately prior to the effective time, in exchange for the cancellation of such Company restricted stock unit, will be converted into the right to receive, after the effective time, an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the merger consideration, multiplied by (b) the number of shares of Company common stock subject to such outstanding restricted stock unit immediately prior to the effective time.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. You are urged to read the discussion in the section entitled “The Merger — Certain Material United States Federal Income Tax Consequences” beginning on page 57 for a more detailed description of U.S. federal income tax consequences of the merger and to consult your tax advisor as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws or any other United States federal tax laws.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2011. However, the exact timing and likelihood of completion of the merger cannot be predicted because the merger is subject to certain conditions, including adoption of the merger agreement by our stockholders and the receipt of regulatory approvals. In addition, the closing date could be affected, among other things, by the marketing period for Acquisition Sub’s debt financing. See “The Merger — Financing of the Merger; Equity Financing; Debt Financing” beginning on page 47 and “The Merger Agreement — Effective Time; Marketing Period” on page 67. Neither we nor Parent or Acquisition Sub are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 83.

Q:	What effects will the proposed merger have on the Company?

A:	Upon completion of the proposed merger, Blackboard will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, shares of the Company’s common stock will no longer be listed on NASDAQ and the registration of such shares under the Exchange Act is expected to be terminated.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. Under specified circumstances, we may be required to pay Parent a termination fee and/or reimburse Parent for certain out-of-pocket fees and expenses, or Parent may be required to pay us a reverse termination fee. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 86.

The Special Meeting

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia, 20001.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• adoption of the merger agreement;

• approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement;

• approval, on a non-binding advisory basis, of the “golden parachute” compensation payable under existing agreements that certain executive officers of the Company will or may receive in connection with the merger; and

• any other proposal as may properly come before the special meeting or any adjournments or postponements of the special meeting by or at the direction of the Board.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our Board, acting upon the unanimous recommendation of the Transaction Committee, unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and “FOR” the proposal to approve the “golden parachute” compensation payable under existing agreements that certain executive officers of the Company will or may receive in connection with the merger. You should read “The Merger — Purpose of and Reasons for the Merger; Recommendation of the Transaction Committee and Our Board” beginning on page 33 for a discussion of the factors that our Board considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of our Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on August 3, 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment or postponement thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of Company common stock.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares of Company common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy card via the Internet or telephone.

Q:	What is a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes (if any) are counted as present for the purpose of determining whether a quorum is present.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the time of the special meeting?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. Accordingly, a failure to vote will have no effect on this proposal but an abstention will have the same effect as a vote “AGAINST” this proposal.

Q:	Why am I being asked to cast a non-binding advisory vote to approve the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger?

A:	The SEC recently has adopted new rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger.

Q:	What vote of our stockholders is required to approve the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger?

A:	Approval of the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger requires the affirmative vote of the holders of a majority of shares of Company common stock present in person or represented by proxy at the special meeting and voting on the matter at the special meeting. Accordingly, a failure to vote or an abstention will have no effect on this proposal.

Q:	What will happen if our stockholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of the “golden parachute” compensation payable under existing agreements that certain executive officers of the Company will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record as of the close of business on August 3, 2011, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. Holders of record may also submit a proxy by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries or over the Internet at www.voteproxy.com, Proxies submitted by telephone or over the Internet must be received by 11:59 p.m., Eastern time, on September 15, 2011.

If you properly sign and transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, bank or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Company common stock are held of record on August 3, 2011 by a broker, bank or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock by completing the enclosed voting instruction form or by submitting voting instructions using the Internet or telephone if your bank, broker or other nominee makes these methods available. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. Organizations who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the proposal to adopt the merger agreement. If you do not instruct your broker, bank or other nominee how to vote, or do not attend the special meeting and vote in person with a legal proxy from your broker, bank or other nominee, it will have the same effect as if you voted “against” adoption of the merger agreement, but will have no effect on the adjournment proposal or the “golden parachute” compensation proposal. Please refer to the instructions you receive from your broker, bank or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly submitting a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary at 650 Massachusetts Avenue, NW, 6th Floor, Washington, District of Columbia 20001, Attention: Corporate Secretary, prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive (or submit your proxy for all shares by telephone or Internet).

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 90.

Q:	When can I expect to receive the merger consideration for my shares?

A:	After the completion of the merger, you will be sent, in a separate mailing, a letter of transmittal and other documents to be completed and delivered to the paying agent for the merger in order to receive the merger consideration. Once you have submitted your properly completed documents to the paying agent, including an executed letter of transmittal and stock certificates, if applicable, the paying agent will send you the merger consideration.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Okapi Partners LLC (“Okapi Partners”).

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents we refer to or incorporate by reference into this proxy statement, and then mail your completed, dated and signed proxy card in the enclosed prepaid return envelope as soon as possible, or submit your proxy via the Internet at www.voteproxy.com or telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries in accordance with the instructions provided on the enclosed proxy card, so that your shares can be voted at the special meeting of stockholders.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS AND A LETTER OF TRANSMITTAL CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Okapi Partners, the Company’s proxy solicitor, at (212) 297-0720 or toll free at (855) 208-8902. If you hold shares of Company common stock in “street name” through a broker, bank or other nominee, you should also contact your broker, bank or other nominee.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and the Special Meeting,” “The Merger,” “The Merger — Opinion of Barclays Capital” “The Merger — Regulatory Matters,” “The Merger — Certain Effects of the Merger; Effects on the Company if the Merger is not Completed,” “The Merger — Certain Company Forecasts” and in statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “goal,” “anticipate,” “outlook,” “guidance,” “think,” “foreseeable future,” “will” and similar terms and phrases. Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The underlying expected actions or the Company’s results of operations involve risks and uncertainties, many of which are outside the Company’s control, and any one of which, or a combination of which, could materially affect the Company’s results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the possibility that the Company could be required to pay a $49,112,000 fee in connection therewith;

•	risks that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;

•	Parent’s failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	adverse outcomes of pending or threatened litigation or government investigations;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	risks that the proposed transaction disrupts current plans and operations;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely fashion or at all; and

•	other risks detailed in our current filings with the SEC, including our most recent filing on Forms 10-Q and 10-K and including, but not limited to, the risks detailed in the section entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 102.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Blackboard Inc.
650 Massachusetts Ave., NW, 6th Floor
Washington, District of Columbia 20001
(202) 463-4860

The Company is a leading provider of enterprise software applications and related services to the education industry. The Company began operations in 1997 as a limited liability company organized under the laws of the state of Delaware. In 1998, the Company incorporated under the laws of the state of Delaware.

For more information about us, please visit our website at www.blackboard.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Detailed descriptions about our business and financial results are contained in our annual report on Form 10-K for the year ended December 31, 2010, which we incorporate into this proxy statement by reference. See “Where You Can Find More Information” beginning on page 102.

Our common stock is publicly traded on NASDAQ under the symbol “BBBB.”

Parent and Acquisition Sub

Bulldog Holdings, LLC
Bulldog Acquisition Sub, Inc.
c/o Providence Equity Partners
50 Kennedy Plaza
Providence, Rhode Island 02903
(401) 751-1700

Parent is currently a wholly owned subsidiary of the Providence Funds, which are affiliates of Providence. Acquisition Sub is a wholly owned subsidiary of Parent. Both Parent and Acquisition Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Acquisition Sub has engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Providence is a leading global private equity firm specializing in equity investments in media, entertainment, communications and information services companies around the world.

THE MERGER

Background of the Merger

The Board and the Company’s management in the ordinary course periodically review the Company’s long-range plan and assess potential strategic alternatives available to the Company to enhance stockholder value. In particular, at a meeting of the Board in October 2010, the Board discussed in detail various strategic alternatives available to the Company to enhance stockholder value. At this meeting, the Board concluded that it would conduct analyses to evaluate various growth strategies and also consider potential share repurchases as a mechanism to enhance stockholder value. In addition, from time to time over the last few years, certain parties (including one or more of the financial sponsors described below) approached the Company regarding possible strategic and investment transactions. However, none of these inquiries advanced beyond a preliminary stage.

In late February and early March of 2011, Michael L. Chasen, the Company’s Chief Executive Officer and President, attended the TED2011 conference in Long Beach, California. At the conference, each of three financial sponsors, which we refer to as “Financial Sponsor A,” “Financial Sponsor C” and “Financial Sponsor D,” approached Mr. Chasen regarding the possibility of such financial sponsor entering into a strategic or investment transaction with the Company. Also, while at the conference, Mr. Chasen spoke with Providence by telephone, at which time Providence expressed its interest regarding the possibility of it entering into a strategic or investment transaction with the Company. Mr. Chasen advised each such financial sponsor that it should submit any proposed strategic or investment transaction to the Company in writing and that, if submitted in advance of the Board’s regularly scheduled meeting on March 18, 2011, then such proposals may be considered at the meeting.

On March 9 and 10, 2011, Mr. Chasen attended the Wedbush 2011 Technology, Media and Telecommunications Management Access Conference in New York, New York. At the conference, each of Financial Sponsor A and Financial Sponsor C requested a meeting with Mr. Chasen. On March 10, 2011, Mr. Chasen met separately with each of Financial Sponsor A and Financial Sponsor C, and each expressed their interest in pursuing a possible acquisition of the Company. Mr. Chasen advised each such financial sponsor that he would notify the Board of its expressed interest and that any decision to engage in further conversations regarding a possible acquisition of the Company would be made by the Board. Each such financial sponsor told Mr. Chasen that it would submit something to the Company in writing prior to the Board meeting. Mr. Chasen promptly notified the Board members that he had met with these financial sponsors and that they had expressed their interest in pursuing a possible acquisition of the Company.

On March 10, 2011, Financial Sponsor A delivered to Mr. Chasen a written preliminary indication of interest regarding its desire to pursue a possible acquisition of the Company. Financial Sponsor A’s written preliminary indication of interest contemplated submitting a joint bid with another financial sponsor (which the Transaction Committee subsequently learned was “Financial Sponsor B”) to acquire the Company at a purchase price range of $45.00 to $46.00 per share in cash, and was further subject to diligence, approval of the bidders’ committees and successful negotiation of transaction documents. The proposal was further conditioned on the Company entering into exclusive negotiations with Financial Sponsor A and Financial Sponsor B. Mr. Chasen promptly forwarded Financial Sponsor A’s written preliminary indication of interest to the Board.

On March 11, 2011, Financial Sponsor C delivered to Mr. Chasen a written preliminary indication of interest regarding its desire to pursue a possible acquisition of the Company. The indication of interest stated that Financial Sponsor C was interested in pursuing an acquisition of the Company at a purchase price of $47.00 per share in cash, and was further subject to diligence, approval of the bidder’s committees and successful negotiation and execution of transaction documents. The proposal was further conditioned on the Company entering into exclusive negotiations with Financial Sponsor C, subject to a post-signing “go-shop.” Mr. Chasen promptly forwarded Financial Sponsor C’s written preliminary indication of interest to the Board.

On March 14, 2011, the Board held a special meeting by teleconference for the purpose of discussing the preliminary indications of interest, at which the Company’s management was present. Matthew Small, the

Company’s Chief Business Officer, Chief Legal Officer and Secretary, reviewed with the Board its fiduciary duties under applicable law in considering the preliminary indications of interest received by the Company. The Company’s management then reviewed with the Board the preliminary indications of interest. The Board concluded that, prior to determining its response to the preliminary indications of interest, it would be appropriate to engage a financial advisor to, among other things, assist the Board in determining whether to explore a possible transaction and whether and how to respond to the preliminary indications of interest. The Board considered Barclays Capital and two other prospective financial advisors, each of which had been recommended by one or more Board members. In doing so, the Board considered (i) such prospective financial advisor’s capabilities, relevant transaction experience, proposed staffing and proposed fees and (ii) whether such prospective financial advisor had any potential conflicts of interest. The Board determined it appropriate to invite Barclays Capital to present to the Board at its upcoming regularly scheduled meeting to be held on March 18, 2011 and to request Barclays Capital’s form of engagement letter, due in particular to Barclays Capital’s knowledge of the education and software sectors and Barclays Capital’s reputation and overall experience. The Board further instructed the Company’s management to negotiate an engagement letter with Barclays Capital and to present it to the Board for review at the Board meeting on March 18, 2011.

On March 18, 2011, the Board held its next regularly scheduled meeting in Washington, D.C. The Company’s management, as well as Barclays Capital and Dewey & LeBoeuf LLP (“Dewey & LeBoeuf”), outside counsel to the Company, participated in the meeting. Dewey & LeBoeuf reviewed with the Board its fiduciary duties under applicable law in considering the indications of interest received by the Company. The Company’s management further discussed with the Board the terms of the proposed engagement letter negotiated with Barclays Capital, including the provisions relating to Barclays Capital’s compensation, at which time the Board approved the engagement letter. Barclays Capital then joined the meeting and reviewed with the Board, among other things, the financial and other terms of the preliminary indications of interest received by the Company from Financial Sponsor A and Financial Sponsor C, various strategic alternatives available to the Company and certain preliminary financial analyses and process considerations. The Board determined that it would be appropriate at the time, in light of the expressions of interest, to explore the feasibility of a potential sale transaction by conducting a targeted market check. The Board did not authorize Barclays Capital to conduct a formal auction since it had not made the determination to proceed with a change-in-control transaction. To facilitate this process, the Board determined it appropriate to establish the Transaction Committee, consisting of Joseph Cowan (Chairman of the Transaction Committee), Frank Gatti, Thomas Kalinske and Roger Novak, each of whom was deemed by the Board to be independent and had sufficient availability to devote the time and attention necessary to evaluate any proposed transaction and/or other potential alternatives available to the Company. The Board delegated to the Transaction Committee the full power, authority and discretion of the Board, to the extent permissible, with regard to any decisions relating to any potential sale of the Company, including (i) the power to determine whether to proceed with a sale process, (ii) the power to determine the scope of the sale process, if any, (iii) the authority to negotiate with any participant in the sale process and (iv) the authority to recommend to the Board whether or not to approve a proposed sale of the Company.

On March 22, 2011, the Transaction Committee held its first meeting by teleconference. The Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated in the meeting. Dewey & LeBoeuf reviewed with the Transaction Committee its fiduciary duties under applicable law relating to consideration of a possible sale of the Company. Barclays Capital updated the Transaction Committee on recent developments in the process and advised the Transaction Committee that Barclays Capital had contacted Financial Sponsor A / Financial Sponsor B and Financial Sponsor C to ask them to sign confidentiality agreements with the Company. Barclays Capital then reviewed with the Transaction Committee a proposed list of potentially interested parties to contact (including financial sponsors and strategic parties) to assess their interest in pursuing a potential transaction, as well as its views as to the advantages and disadvantages of approaching each such potential participant. After consultation with Barclays Capital, the Transaction Committee determined that it was appropriate to contact 19 prospective purchasers, consisting of eight strategic parties and 11 financial sponsors (including Providence, Financial Sponsor A / Financial Sponsor B and Financial Sponsor C), and instructed Barclays Capital to begin that process. In evaluating which parties to contact, the Transaction Committee selected each strategic party based on, among other things, such strategic party’s financial resources and presence in the education and/or software sectors. The Transaction Committee selected each financial sponsor based on such financial sponsor’s financial resources, historical interest in the Company and knowledge of the education or software sectors. It was the view of the Transaction Committee that, in order to avoid any appearance of a conflict of interest, the Company’s management should not be involved in negotiations with potential bidders unless requested by the Transaction Committee and that any negotiations should be conducted by the Company’s financial and legal advisors with the oversight of the Transaction Committee. Accordingly, from the outset of the process, the Transaction Committee instructed the Company’s management not to engage in negotiations with potential bidders, including discussions regarding any employment or compensation arrangements, without the Transaction Committee’s permission. The Company’s management complied with the Transaction Committee’s instruction throughout the process.

On March 25, 2011, Barclays Capital and Mr. Cowan discussed Financial Sponsor A’s expressed interest in submitting a joint bid with Financial Sponsor B to acquire the Company. Barclays Capital and Mr. Cowan discussed the fact that Financial Sponsor A’s written preliminary indication of interest contemplated partnering with Financial Sponsor B, and that it did not appear that Financial Sponsor B would be willing to participate in the process independently. Barclays Capital and Mr. Cowan discussed that permitting the two financial sponsors to work together could ultimately lead to higher value being delivered to the Company’s stockholders. Following that discussion, Mr. Cowan advised Barclays Capital that the Transaction Committee would permit such an arrangement. Hereafter, we refer to Financial Sponsor A and Financial Sponsor B collectively as “Financial Sponsors A&B.”

On March 29, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital updated the Transaction Committee as to the status of its discussions with the potential bidders selected by the Transaction Committee at its last meeting, and advised the Transaction Committee of its discussions with Mr. Cowan regarding the teaming arrangement between Financial Sponsors A&B. Barclays Capital further advised the Transaction Committee that several of the strategic parties contacted by Barclays Capital had declined to participate in the process, and that six additional financial sponsors and two additional strategic parties had contacted Barclays Capital and made unsolicited requests to participate in the process. Following discussion of the merits and risks of including these additional parties, the Transaction Committee instructed Barclays Capital to invite five of the additional financial sponsors and one of the strategic parties to participate in the process.

During March and the first half of April of 2011, Barclays Capital contacted 17 financial sponsors (including Providence) and nine strategic parties to assess their interest in pursuing a potential acquisition of the Company. Of those contacted, the Company entered into confidentiality agreements with 14 financial sponsors (including Providence) and two strategic parties. Three financial sponsors and seven strategic parties declined to consider the potential transaction. These confidentiality agreements contained customary use, non-disclosure and standstill provisions. In addition, the confidentiality agreements contained provisions designed to facilitate an unrestricted bidding environment by prohibiting the potential bidders who would receive the Company’s confidential information from entering into teaming arrangements, sharing confidential information with prospective financing sources, and entering into exclusive financing arrangements without the Transaction Committee’s consent.

On March 31, 2011, the Company provided limited access to the Company’s data room, which contained public and non-public information about the Company, to each participant that had entered into a confidentiality agreement with the Company on or prior to that date.

On April 3, 2011, at the Transaction Committee’s direction, Barclays Capital sent a preliminary bid process letter to each participant requesting that such participant submit to Barclays Capital a preliminary non-binding indication of interest for a possible acquisition of the Company on or before April 14, 2011.

On April 5, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. At that meeting, Barclays Capital updated the Transaction Committee on the status of the discussions with the prospective bidders. Barclays Capital advised the Transaction Committee that three additional financial sponsors had contacted Barclays Capital and made unsolicited requests to participate in the process. Barclays Capital further advised the Transaction Committee that Barclays Capital and Mr. Cowan had previously discussed the merits and risks of including these additional parties, and Mr. Cowan had instructed Barclays Capital to invite two of the additional financial sponsors to participate in the process.

On April 14, 2011, Barclays Capital received written preliminary indications of interest from Providence and five other financial sponsors, which we refer to as “Financial Sponsor D,” “Financial Sponsor E,” “Financial Sponsor F,” “Financial Sponsor G,” and “Financial Sponsor H,” in a possible acquisition of the Company. As noted above, Financial Sponsors A&B, as well as Financial Sponsor C, had previously submitted written preliminary indications of interest in March 2011. No strategic party submitted a written preliminary indication of interest as of the required bid date. In its preliminary indication of interest, Providence indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $45.00 to $47.00 per share in cash, which represented a premium of approximately 21.0% to 26.4% to the Company’s closing stock price of $37.19 per share on April 14, 2011. In their respective preliminary indications of interest, (i) Financial Sponsor D indicated that it was interested in pursuing an acquisition of the Company at a purchase price of $46.00 per share in cash, (ii) Financial Sponsor E indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $46.00 to $48.00 per share in cash, (iii) Financial Sponsor F indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $44.00 to $50.00 per share in cash, (iv) Financial Sponsor G indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $47.00 to $51.00 per share in cash and (v) Financial Sponsor H indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $44.00 to $47.00 per share in cash. Barclays Capital conducted follow up discussions with certain of these parties to gain additional detail relating to the terms of the written preliminary indications of interest. Of the financial sponsors submitting written preliminary indications of interest, four, including Providence, noted that they had current portfolio companies which, if combined with the Company, they believed might yield material synergies. In addition to Financial Sponsors A&B, four of the eight parties submitting written preliminary indications of interest indicated they would require a partner to complete an acquisition of the Company.

On April 15, 2011, the Transaction Committee held a meeting in Washington, D.C., at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital reviewed with the Transaction Committee the price ranges reflected in the eight written preliminary indications of interest that had been received from financial sponsors, including the joint bid by Financial Sponsors A&B, as well as the feedback received to that point from the bidders in the process. Barclays Capital noted that no written preliminary indications of interest had been received from strategic parties, and that one of the two strategic parties that had executed a confidentiality agreement had elected to withdraw from the process after further consideration and preliminary due diligence. Barclays Capital further advised that another strategic party (“Strategic Party A”) had provided an oral preliminary indication of interest but indicated that it was not inclined to acquire the Company on its own and would prefer to team with a larger complementary strategic party for purposes of pursuing a possible acquisition of the Company. In its oral indication of interest, Strategic Party A indicated that it was interested in pursuing an acquisition of the Company at a specified range of enterprise value, which implied a purchase price range of $41.50 to $46.00 per share. The Transaction Committee determined it appropriate not to solicit bids from additional strategic parties because of the lack of interest shown by strategic parties up to that time, as well as its view as to the lack of other viable strategic parties that might be interested in pursuing a transaction with the Company. The Transaction Committee also determined to exclude Financial Sponsor H from further participation due to its statements regarding its ability, and other indications that it was unlikely, to advance in the process. The Transaction Committee instructed Barclays Capital to contact Strategic Party A and request that Strategic Party A await further developments in order to determine whether an acceptable teaming opportunity might materialize. The Transaction Committee further requested that the Company’s management compile and provide to the Transaction Committee information regarding the implications of a change in control of the Company under the Company’s existing employment arrangements.

On April 18, 2011, an additional financial sponsor, which we refer to as “Financial Sponsor I,” delivered to Barclays Capital a written preliminary indication of interest. In its preliminary indication of interest, Financial Sponsor I indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $45.00 to $48.00 per share in cash. Financial Sponsor I also noted that it could not acquire the Company on its own and would need to be paired with a partner prior to committing significant resources towards pursuing a possible acquisition.

On April 19, 2011, a media outlet contacted the Company directly and informed the Company that it intended to publish a story stating that the Company was considering a possible sale transaction. In response to the call from the media outlet, and following consultation with each member of the Transaction Committee, the Company issued a press release announcing that it had retained Barclays Capital as its financial advisor in response to receiving unsolicited, non-binding indications of interest in acquiring the Company. The press release stated that the Company was evaluating the indications of interest as well as strategic alternatives to enhance stockholder value, including whether other third parties would have an interest in acquiring the Company at a price and on terms that would represent a better value for its stockholders than having the Company continue to execute its business plan on a stand-alone basis. The closing price of the Company’s common stock on April 19, 2011 was $47.91 per share, $10.75 (28.9%) higher than the closing price on the previous day ($37.16 per share).

From April 19, 2011 (after the Company’s press release) until April 27, 2011, the Company held management presentations and due diligence meetings, at which Barclays Capital was also present, with each participant who submitted a written indication of interest and was selected by the Transaction Committee to continue to participate in the process. Following the management presentation to each such participant, such participant was granted access to a more expansive data room for use by such participant as part of its due diligence investigation of the Company.

On April 21, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital updated the Transaction Committee on the status of the management presentations and advised the Transaction Committee that, as a result of the press release, several financial sponsors that had not previously been involved in the process had made inquiries about participating, but that no additional strategic parties had emerged. Based on its review of the additional inquires, the Transaction Committee determined that only one additional financial sponsor, Financial Sponsor J, merited further consideration, and directed Barclays Capital to contact Financial Sponsor J.

On April 28, 2011, Financial Sponsor J submitted to Barclays Capital a written preliminary indication of interest regarding a possible acquisition of the Company. In its preliminary indication of interest, Financial Sponsor J indicated that it was interested in pursuing an acquisition of the Company at a purchase price of $50.00 per share in cash, but noted that it alone could not commit the entire amount of the equity required for an acquisition of the Company and would need to be paired with a partner prior to committing significant resources towards pursuing a possible acquisition.

On April 29, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital advised the Transaction Committee that it had received additional unsolicited calls from other financial sponsors expressing an interest in entering the process. After deliberation, the Transaction Committee determined it unadvisable to include any of these additional financial sponsors due to the number and strength of the financial sponsors already participating, and its view that it was unlikely such financial sponsors would ultimately be in a position to provide higher value. Furthermore, the Transaction Committee was concerned that the inclusion of additional financial sponsors at this stage of the process would further strain the limited available time of the Company’s management and would otherwise stretch the Company’s limited resources. The Transaction Committee set June 2, 2011 as the final due date for bids from all participants to be submitted. Dewey & LeBoeuf then reviewed with the Transaction Committee the form of merger agreement to be sent to participants in connection with their submission of final bids. In connection therewith, the Transaction Committee discussed how, if at all, the treatment of unvested equity awards should be addressed in the form of merger agreement to be sent to prospective bidders. At the request of the Transaction Committee, the Company’s management summarized the relevant provisions of the Company’s Amended and Restated 2004 Stock Plan and related agreements. The Transaction Committee did not make a determination as to how such unvested equity awards were to be treated in the merger agreement at that time, but requested that the matter be raised at the next Transaction Committee meeting prior to distributing the form of merger agreement to prospective bidders.

On May 5, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital updated the Transaction Committee on developments in the process and advised the Transaction Committee that Financial Sponsor E, following its completion of additional due diligence, had stated that it intended to propose a purchase price meaningfully below the price reflected in its preliminary indication of interest and had expressed reluctance about expending further efforts to continue in the process. The Transaction Committee, in consultation with Barclays Capital, concluded that such financial sponsor should be excluded from further participating in the process. Dewey & LeBoeuf then reviewed with the Transaction Committee the Company’s unvested equity awards and the potential alternatives available to address such awards in the form of merger agreement to be delivered to the prospective bidders. Given that the manner in which unvested equity awards are treated could affect the price per share that participants would be willing to pay to the Company’s stockholders at closing, the Transaction Committee determined that the form of merger agreement should indicate that the successful bidder would assume the Company’s unvested equity awards (without any acceleration beyond what was required by the relevant plans or agreements relating to such equity awards), but that the participants should be informed that the Transaction Committee would consider alternative proposals from participants with respect to the treatment of the Company’s unvested equity awards in the transaction. The Transaction Committee further instructed the Company’s management to ensure that the data room contained sufficient information on the Company’s unvested equity awards to allow participants to make an informed decision or alternative proposal on the matter. The Transaction Committee briefly discussed the possibility of awarding retention bonuses for certain employees and asked management to present a proposal for the Committee’s consideration at the next Transaction Committee meeting.

Later on May 5, 2011, at the direction of the Transaction Committee, Barclays Capital sent a definitive bid process letter to each participant requesting that such participant submit a definitive binding proposal for a possible acquisition of the Company to Barclays Capital on or before June 2, 2011. The bid process letter specifically instructed each participant not to contact officers or employees of the Company in connection with a potential transaction.

On May 10, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. At the request of the Transaction Committee, Mr. Chasen summarized a proposal to award a retention bonus to certain of the Company’s employees, in an aggregate amount of $300,000, contingent upon such employee remaining employed by the Company through the closing of any sale of the Company resulting from the process. The Transaction Committee determined it appropriate to grant such a retention bonus to each such employee identified by Mr. Chasen, subject to such contingency, because such employee had made, and was expected to continue to make, important contributions to the potential sale process. Barclays Capital further advised the Transaction Committee that Financial Sponsor C had notified Barclays Capital that it was exiting the process because it was not willing to continue to participate in a sales process with multiple bidders. Barclays Capital further advised the Transaction Committee that each of Financial Sponsor F and Financial Sponsor G had notified Barclays Capital that it was exiting the process because, following its completion of additional due diligence, it believed its bid would be below the price reflected in its preliminary indication of interest and therefore unlikely to be successful.

On May 11, 2011, the Company’s management and Barclays Capital met with a portfolio company affiliated with Financial Sponsor D to discuss potential operational synergies between the Company and the portfolio company. Financial Sponsor D did not attend the meeting. On May 18, 2011, the Company’s management and Barclays Capital had a follow-up teleconference with Financial Sponsor D and the portfolio company to discuss potential operational synergies between the Company and the portfolio company.

On May 18, 2011, at the direction of the Transaction Committee, Barclays Capital forwarded a form of merger agreement and a form of guarantee to each participant, and informed each participant that its submission of an offer should include its specific proposed changes to the form of merger agreement and form of guarantee. Barclays Capital also reminded each participant not to communicate with the Company’s management or other employees regarding such participant’s offer or any of the terms thereof.

On May 23, 2011, the Transaction Committee held a meeting by teleconference, at which the Company’s management, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital updated the Transaction Committee on its discussions with the prospective bidders. Barclays reported that both Financial Sponsor I and Financial Sponsor J had stated that they did not believe that they would pursue a transaction by teaming with the other or another financial sponsor whom they had not partnered with before. The Transaction Committee discussed a request by the Company’s management that the Company pay the legal fees of counsel to the management team in the event that the Company proceeded with a potential sale transaction. The Transaction Committee advised the Company’s management that the Company would pay the reasonable fees of such counsel, but reminded the Company’s management that neither the Company’s management nor such counsel should discuss any employment arrangements with any participants until the Transaction Committee authorized such discussions.

On May 26, 2011, the Company’s management and Barclays Capital had a teleconference with the Chief Executive Officer of a portfolio company affiliated with Providence to discuss potential operational synergies between the Company and the portfolio company. A few days later, the Company’s management and Barclays Capital had a follow-up teleconference with the Chief Executive Officer of the portfolio company to discuss potential operational synergies between the Company and the portfolio company.

On May 31, 2011, the Transaction Committee held a meeting by teleconference, at which Barclays Capital and Dewey & LeBoeuf participated. The Company’s management also participated at the outset of the meeting. Barclays Capital first provided an update on the status of the process, following which the Company’s management was excused from the meeting. Barclays Capital then advised the Transaction Committee of its discussions with Providence, Financial Sponsors A&B, and Financial Sponsor D, and the status of their work and potential bids. Barclays Capital advised the Transaction Committee that Providence had indicated that it remained comfortable near the low end of its previously proposed purchase price range of $45.00 to $47.00 per share, but that its final bid would likely indicate that it would require additional time to structure its equity financing. Barclays Capital further advised the Transaction Committee that Financial Sponsors A&B, as well as Financial Sponsor D, had indicated that their bids would be lower than previously indicated.

On June 2, 2011, Providence submitted a written final indication of interest for a possible acquisition of the Company at a purchase price of $44.00 per share in cash. The proposal represented a premium of approximately 18.4% to the Company’s closing stock price of $37.16 per share on April 18, 2011, the last trading day prior to the Company’s press release announcing that it had retained Barclays Capital as its financial advisor in response to receiving unsolicited, non-binding indications of interest in acquiring the Company. Providence’s written final indication of interest contemplated a teaming arrangement with other sources of equity financing and was subject to a number of conditions, including satisfactory completion of due diligence, negotiation of acceptable definitive documentation and receipt of acceptable debt financing. Providence also provided a proposed equity commitment letter, debt commitment letters from four viable financial institutions to provide debt financing, and proposed comments to the form of merger agreement and guarantee. Financial Sponsors A&B and Financial Sponsor D submitted oral indications of interest for a possible acquisition of the Company at valuations lower than the proposal submitted by Providence, but did not provide evidence of equity or debt financing or any proposed comments to the form of merger agreement or guarantee provided with the bid process letter. Neither Strategic Party A, Financial Sponsor I nor Financial Sponsor J submitted a final bid or an indication of interest. Financial Sponsors I and J both indicated they were willing to proceed as potential partners with another party, subject to additional confirmatory diligence, but would be unable to complete a transaction without a partner.

On June 3, 2011, the Transaction Committee held a meeting in Washington, D.C., without the Company’s management in attendance, to review the final indications of interest and to determine whether to proceed further in pursuing a potential sale of the Company. Barclays Capital and Dewey & LeBoeuf participated in the meeting. Dewey & LeBoeuf reviewed with the Transaction Committee its fiduciary duties in considering the indications of interest and in considering whether or not to pursue a potential sale of the Company. Barclays Capital reviewed with the Transaction Committee the final indications of interest received from Providence, Financial Sponsors A&B and Financial Sponsor D. Barclays Capital further provided the Transaction Committee with preliminary financial analyses in respect of the various indications of interest. In particular, Barclays Capital noted, among other things, that it had decreased the terminal forward EBITDA exit multiple range used in its discounted cash flow analysis to 7.0x to 9.0x (from 8.0x to 10.0x) to reflect modifications to Barclays Capital’s understanding of the Company’s expected long term organic growth rate (beyond the horizon of the management forecasts), based on the due diligence process, feedback from the bidders, and discussions with the Transaction Committee. Dewey & LeBoeuf reviewed with the Transaction Committee the material revisions to the Company’s proposed forms of merger agreement and guarantee provided by Providence, as well as Providence’s proposed equity commitment letter and debt commitment letter. Barclays Capital further advised the Transaction Committee that Providence had requested that the Company enter into a three-week exclusivity agreement, during which time Providence could structure its equity financing and finalize the merger agreement and related transaction documents. Following such discussion, the Transaction Committee determined that it was unwilling to move forward with Financial Sponsors A&B or Financial Sponsor D due to their non-competitive and incomplete bids. The Transaction Committee further determined that it was unwilling to move forward with Providence or grant Providence exclusivity unless Providence increased its proposed purchase price and agreed to terms providing greater transaction closing certainty. The Transaction Committee instructed Barclays Capital to communicate these determinations to Providence and to report back to the Transaction Committee at its meeting scheduled for June 5, 2011.

Later on June 3, 2011, Barclays Capital telephoned Providence and advised it that the Transaction Committee was unwilling to move forward unless Providence increased its purchase price and agreed to terms providing greater transaction closing certainty. Later that day and over the course of the weekend, representatives of Dewey & LeBoeuf participated in teleconferences with representatives of Weil, Gotshal & Manges LLP (“Weil”), counsel to Providence, to discuss various issues raised by Providence in Providence’s comments on the form of merger agreement, including the amount of the proposed reverse termination fee, enforcement rights and certain closing conditions.

On June 5, 2011, Providence informed Barclays Capital that it was willing to increase its purchase price to $45.00 per share, which represented a premium of approximately 21.1% to the Company’s closing stock price of $37.16 per share on April 18, 2011, the last trading day prior to the Company’s press release announcing that it had retained Barclays Capital as its financial advisor in response to receiving unsolicited, non-binding proposals to acquire the Company. Providence indicated flexibility on certain terms identified by the Transaction Committee but informed Barclays Capital that, with respect to per share consideration, $45.00 per share was its best and final offer.

Later that evening, the Transaction Committee held a meeting by teleconference, at which Matthew Pittinsky, Chairman of the Board, and Beth Kaplan, a member of the Board, as well as Barclays Capital and Dewey & LeBoeuf, participated. Barclays Capital advised the Transaction Committee that Providence had increased its proposed purchase price to $45.00 per share, which it stated was its best and final offer. Dewey & LeBoeuf updated the Transaction Committee on its discussions with Weil regarding certain terms of the merger agreement, including the amount of the proposed reverse termination fee and certain closing conditions. Barclays Capital further advised the Transaction Committee that, if the Transaction Committee determined it appropriate to move forward, Providence had again requested a three-week exclusivity period during which it could arrange its equity financing and negotiate definitive documentation. The Transaction Committee determined it appropriate and advisable to move forward with Providence at the proposed purchase price of $45.00 per share, and instructed Dewey & LeBoeuf to prepare and negotiate a limited exclusivity agreement with Providence, which could be extended based on the achievement of certain milestones in the process. The Transaction Committee determined it appropriate to grant Providence exclusivity on this basis in an effort to induce Providence to commit its resources to promptly negotiate a transaction at the proposed purchase price of $45.00 per share embodied in Providence’s bid, which was the highest received on the date the bids were due. The Transaction Committee also delegated to Mr. Cowan the authority to extend the term of the exclusivity agreement. In consultation with Dewey & LeBoeuf, the Transaction Committee determined that, going forward, it would be prudent for the Company’s management to participate in meetings and confirmatory due diligence calls with Providence’s potential equity financing sources to facilitate their confirmatory due diligence investigation of the Company. The Transaction Committee further determined it appropriate to permit the Company’s management to discuss employment and compensation arrangements with Providence now that the Transaction Committee had agreed to proceed with Providence on a potential sale transaction at a price that had been determined.

Mr. Chasen was then invited to, and did, join the meeting. Barclays Capital reviewed with Mr. Chasen the Transaction Committee’s determinations, including that Providence likely would request that the Company’s management participate in meetings and confirmatory due diligence calls with Providence’s potential equity financing sources, which the Transaction Committee would permit. Barclays Capital added that Providence likely would seek to discuss employment and compensation arrangements with the Company’s management, which the Transaction Committee would also now permit.

On June 6, 2011, the Company and Providence entered into an exclusivity agreement, providing exclusivity through June 27, 2011, but also providing that exclusivity would terminate on June 13, 2011 in the event the Company and Providence were unable to reach agreement on the draft merger agreement and related transaction documents on or prior to such date.

Between June 8, 2011 and June 13, 2011, Dewey & LeBoeuf and Weil negotiated the terms of the merger agreement, circulated principal issues lists and exchanged drafts of the merger agreement.

On June 13, 2011, Weil provided to Dewey & LeBoeuf a comprehensive list of the remaining issues in the draft merger agreement from Providence’s perspective, including the scope of the Company’s no-shop obligations, the amounts of and events triggering the termination fee, enforcement rights and closing conditions. Later that day, in light of the substantial progress that had been made in the negotiations with Providence, Mr. Cowan, on behalf of the Transaction Committee, agreed to extend exclusivity with Providence until June 15, 2011.

On June 14, 2011, Providence, management of one of Providence’s portfolio companies and the Company’s management met with Providence’s potential equity financing sources, in person and by teleconference, in order to facilitate their confirmatory due diligence investigation of the Company. Barclays Capital attended the presentation.

On June 14 and 15, 2011, Dewey & LeBoeuf and Weil continued to negotiate the merger agreement and the related transaction documents. On June 15, 2011, Dewey & LeBoeuf updated Mr. Cowan as to the progress of negotiations and open issues.

On June 15, 2011, Mr. Cowan, on behalf of the Transaction Committee, agreed to extend exclusivity until June 17, 2011. Later that evening, Dewey & LeBoeuf sent a revised draft of the form of merger agreement to Weil.

On June 17, 2011, Dewey & LeBoeuf and Weil discussed on a teleconference the remaining material open issues in the draft merger agreement and the transaction documents. Later that day, in light of the substantial progress that had been made in the negotiations with Providence, Mr. Cowan, on behalf of the Transaction Committee, agreed to extend exclusivity until June 20, 2011.

From June 17, 2011 until June 30, 2011, the Company’s in-house counsel and Dewey & LeBoeuf, on the one hand, and Providence and Weil, on the other hand, discussed and negotiated certain representations and warranties and operating covenants contained in the draft merger agreement.

On June 18, 2011, Barclays Capital telephoned Providence to discuss certain of the open issues in the draft merger agreement and related transaction documents.

On June 20, 2011, Barclays Capital and Providence continued their discussion regarding certain of the open issues in the draft merger agreement and related transaction documents. Providence informed Barclays Capital that it was unwilling to negotiate the remaining issues until Providence had further clarity on its equity and debt financing, which would occur later in the week. Later that day, Mr. Cowan, on behalf of the Transaction Committee, agreed to extend exclusivity to June 24, 2011.

On June 24, 2011, Providence notified Barclays Capital that it had completed its discussions with equity financing sources and was now willing to commit to fund the entire equity commitment in the transaction. Providence further informed Barclays Capital that, due to recent negative developments in the debt financing environment, it would need all or a portion of the following week to finalize its debt financing.

Later that day, the Transaction Committee held a meeting by teleconference, at which Barclays Capital and Dewey & LeBoeuf participated. Barclays Capital notified the Transaction Committee of Providence’s willingness to commit to fund the entire equity commitment and provided an update on the difficulties in the current debt financing environment. Barclays Capital informed the Transaction Committee that Providence had stated that, given the increasingly difficult market conditions, one or more participants in Providence’s debt financing syndicate had indicated an unwillingness to proceed without a material renegotiation of financing terms. Barclays Capital also updated the Transaction Committee on Providence’s proposed treatment of equity awards under the merger agreement and the status of the discussions between the Company’s management and Providence relating to employment and compensation arrangements, noting that no arrangements had yet been agreed to between the parties. Dewey & LeBoeuf updated the Transaction Committee on the progress of negotiations and summarized certain open issues with respect to negotiating the merger agreement and related transaction documents, including those relating to the certainty of closing the transaction. Dewey & LeBoeuf noted that it had had several conversations with Mr. Cowan regarding the progress of negotiations and open issues during the negotiations. Later that evening, Mr. Cowan, on behalf of the Transaction Committee, agreed to extend exclusivity to June 29, 2011.

On June 25, 2011, Dewey & LeBoeuf, Weil, Barclays Capital and a representative of Providence negotiated the remaining open issues in the draft merger agreement and the related transaction documents. Later that day, Weil provided Dewey & LeBoeuf a revised merger agreement and revised related transaction documents.

On June 26, 2011, Barclays Capital and Dewey & LeBoeuf held a teleconference with Mr. Cowan to update him on the status of negotiations of the terms of the merger agreement and related transaction documents. Later that evening, Dewey & LeBoeuf sent revised drafts of the merger agreement and related transaction documents to Weil.

On June 28, 2011, Dewey & LeBoeuf and Weil discussed various proposed revisions to the form of merger agreement and related transaction documents. Later that day, Providence informed Barclays Capital that, following the deterioration of the global debt markets during the prior week, Providence had reconstituted its debt syndicate on less favorable terms, and that its cost of debt to finance the transaction had materially increased. Providence also noted that the amount of domestic cash on the Company’s balance sheet and other negative value drivers identified by Providence in its due diligence could result in incrementally higher acquisition costs to Providence and, from Providence’s perspective, a lower value of the business relative to Providence’s prior estimate. Barclays Capital promptly informed Mr. Cowan and Dewey & LeBoeuf of these developments. Later that evening, Barclays Capital learned of and informed Mr. Cowan and Dewey & LeBoeuf of a discrepancy (due to the double-counting of unvested restricted stock) in the calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method) that the parties were using in their discussions, which, when corrected, resulted in an indicative purchase price per share of approximately $45.75, assuming the same aggregate transaction value and financing, fees and other assumptions contemplated by the Providence proposal of June 5, 2011.

On June 29, 2011, at the direction of Mr. Cowan, Barclays Capital and Providence discussed the calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method). Barclays Capital advised Providence that the aggregate transaction value, when using the correct total number of shares outstanding (on a fully diluted basis determined using the treasury stock method), resulted in an indicative purchase price of approximately $45.75 per share. Providence informed Barclays Capital that such differential did not fully address the increased costs relating to Providence’s debt financing that had arisen since the submission of its written final indication of interest on June 2, 2011 or the increase in the amount of cash Providence required to proceed with the transaction in light of the amount of domestic cash on the Company’s balance sheet and other negative value drivers identified by Providence based on its due diligence.

Later that evening, the Transaction Committee held a meeting by teleconference, at which Dewey & LeBoeuf and Potter Anderson & Corroon LLP (“Potter Anderson”), the Company’s Delaware counsel, participated. Dewey & LeBoeuf first updated the Transaction Committee on the developments related to the discrepancy in the calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method) and the remaining open issues in the draft merger agreement. Dewey & LeBoeuf and Potter Anderson reviewed with the Transaction Committee their fiduciary duties in considering the open issues, including such discrepancy, the potential reduction in price from Providence and the terms of the merger agreement.

Barclays Capital then joined the meeting and advised the Transaction Committee of its recent conversations with Providence. Barclays Capital reviewed with the Transaction Committee the change in the parties’ understanding of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method) and advised the Transaction Committee that the parties’ revised understanding of the total number of shares outstanding implied a purchase price of approximately $45.75 per share, based on the aggregate transaction value and financing, fees and other assumptions contemplated by the Providence proposal of June 5, 2011. Barclays Capital further advised the Transaction Committee of the impact of such revision on Barclays Capital’s previous financial analysis, which Barclays Capital had presented to the Transaction Committee on June 3, 2011. Barclays Capital advised the Transaction Committee that such issue had been discussed with Providence and summarized such discussions for the Transaction Committee. Specifically, Providence confirmed that it agreed that it had used the incorrect total number of shares outstanding (on a fully diluted basis determined using the treasury stock method) in determining its proposed purchase price per share. However, Providence further informed Barclays Capital that the amount of domestic cash on the Company’s balance sheet, and other negative value drivers identified by Providence in its due diligence, had increased the cost of the transaction to Providence and, from Providence’s perspective, resulted in a lower value of the business. In addition, Providence further informed Barclays Capital that the global debt markets had deteriorated over the last several weeks, which resulted in Providence reconstituting its debt syndicate on less favorable terms, including with respect to expenses. Accordingly, Providence’s cost of debt had materially increased and, as a result of these increases, the lower projected amount of domestic cash and, from Providence’s perspective, the due diligence factors negatively affecting the value of the business, Providence was contemplating lowering its proposed purchase price. Providence further informed Barclays Capital that it had initially intended to reduce the purchase price by more than $0.75 per share due to these increased costs, but that Providence was willing to move forward at a price of $45.00 per share.

The Transaction Committee then discussed these developments in executive session with Dewey & LeBoeuf and Potter Anderson. Following such discussion, the Transaction Committee instructed Barclays Capital to inform Providence that the Transaction Committee would be willing to move forward at a purchase price of $45.75 per share. That evening, the exclusivity agreement with Providence expired.

On June 30, 2011, Barclays Capital informed Providence of the Transaction Committee’s decision. Providence informed Barclays Capital that, because the total costs of the transaction had materially increased, Providence’s proposed purchase price of $45.00 was its best and final offer.

Subsequently on June 30, 2011, Mr. Cowan had a telephone discussion with Providence and a representative from Barclays Capital. During this discussion, Providence reiterated that $45.00 was its best and final offer and informed Mr. Cowan that the increased debt costs to be incurred by Providence, as well as the amount of domestic cash on the Company’s balance sheet and other negative value drivers identified by Providence in its due diligence, which, from Providence’s perspective, resulted in a lower value of the business, had increased the cost of the transaction to Providence, and that this increase was only partially offset by the $0.75 decrease in indicative purchase price resulting from the revised calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method).

Later that day, the Transaction Committee held a meeting by teleconference, at which Barclays Capital, Dewey & LeBoeuf and Potter Anderson participated. Barclays Capital advised the Transaction Committee that Providence had informed Barclays Capital and Mr. Cowan that $45.00 per share was Providence’s best and final offer. Barclays Capital summarized for the Transaction Committee the conversation between Providence and Mr. Cowan that the increased debt costs to be incurred by Providence, as well as the amount of domestic cash on the Company’s balance sheet and other negative value drivers identified by Providence in its due diligence, which, from Providence’s perspective, resulted in a lower value of the business, had increased the cost of the transaction to Providence, and that these developments were only partially offset by the $0.75 decrease in indicative purchase price resulting from the revised calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method). Barclays Capital further updated the Transaction Committee on efforts by Providence to increase transaction closing certainty by further negotiating with its financing sources to extend the financing commitment expiration date into February 2012. Following such discussion, the Transaction Committee directed Dewey & LeBoeuf to work with Providence’s counsel to finalize the merger agreement and related transaction documents, and requested that Barclays Capital present its financial analysis to the Transaction Committee later that day.

Later that day, the Transaction Committee held another meeting by teleconference, at which Barclays Capital, Dewey & LeBoeuf and Potter Anderson participated. Barclays Capital presented financial analyses of the merger consideration to be received by the Company’s stockholders and discussed the methodologies used in such analyses, updated to reflect the correct total number of shares outstanding (on a fully diluted basis determined using the treasury stock method). Barclays Capital further advised the Transaction Committee that it was prepared to deliver to the Board its opinion that as of such date, based upon and subject to certain qualifications, limitations and assumptions, the merger consideration to be received by the Company’s stockholders was fair to such stockholders from a financial point of view. Dewey & LeBoeuf then reviewed with the Transaction Committee the terms of the merger agreement, the guarantee, and the equity and the debt commitment letters provided by Providence. The Transaction Committee then unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the guarantee, the debt commitment letter and the equity commitment letter) were advisable, fair to, and in the best interests of, the Company’s stockholders and that it was advisable and in the best interests of the Company and the Company’s stockholders to enter into the merger agreement and consummate the transactions contemplated thereby. The Transaction Committee unanimously recommended that the Board approve and declare advisable to the Company and the Company’s stockholders the merger agreement, the merger and the transactions contemplated by the merger agreement, direct the Company to enter into and deliver the merger agreement, and recommend that the Company’s stockholders adopt the merger agreement.

Later that evening, the Board held a special meeting by teleconference, at which Barclays Capital, Dewey & LeBoeuf and Potter Anderson participated. Barclays Capital first reviewed with the Board the process undertaken by the Transaction Committee, and updated the Board on the various negotiations and related dynamics, including changes in the debt financing markets, the Company’s domestic cash balance and other negative value drivers identified by Providence during its due diligence, each of which resulted in higher cash costs to Providence, as well as the discrepancy in the calculation of the total number of shares outstanding (on a fully diluted basis determined using the treasury stock method), all of which Barclays Capital believed were relevant to Providence in presenting its best and final offer of $45.00 per share. Barclays Capital then reviewed with the Board Barclays Capital’s financial analyses of the merger consideration to be received by the Company’s stockholders and discussed the methodologies used in such analyses, updated to reflect the correct total number of shares outstanding (on a fully diluted basis determined using the treasury stock method). Following this presentation, Barclays rendered its written opinion to the Board that as of such date, based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the merger consideration to be received by the Company’s stockholders was fair to such stockholders from a financial point of view. Dewey & LeBoeuf then reviewed with the Board the terms of the merger agreement, the guarantee and the equity and the debt commitment letters provided by Providence. Mr. Cowan, on behalf of the Transaction Committee, then provided some additional background to the Board on the process undertaken by the Transaction Committee. Mr. Cowan further advised the Board that the Transaction Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of the Company and its stockholders; and (ii) recommended that the Board (a) approve and declare advisable to the Company and the Company’s stockholders the merger agreement, the merger and the transactions contemplated by the merger agreement; (b) direct the Company to enter into and deliver the merger agreement; and (c) recommend that the Company’s stockholders adopt the merger agreement. Following such presentations, the Board unanimously resolved that the merger agreement, the Merger and the other transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, on the terms and subject to the conditions set forth in the merger agreement, were fair to, and in the best interests of, the Company and the Company’s stockholders; that the execution, delivery and performance of the merger agreement by the Company, and the transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, were authorized and approved; that the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, were advisable; and that the Board recommended that the Company’s stockholders adopt the merger agreement.

Late that evening, Parent, Acquisition Sub and the Company executed the merger agreement, the private equity funds affiliated with Providence and the Company executed the guarantee, the private equity funds affiliated with Providence executed the equity commitment letter, and Providence delivered to the Company a fully executed debt commitment letter.

On July 1, 2011, the Company and Providence issued a joint press release announcing that the Company had entered into a definitive merger agreement with an investor group led by affiliates of Providence.

Purpose of and Reasons for the Merger; Recommendation of the Transaction Committee and Our Board

The purpose of the merger is to enable the Company’s stockholders to realize the value of their investment in the Company through their receipt of the $45.00 per share merger consideration in cash, without interest.

The Transaction Committee

The Transaction Committee, with the assistance of its legal and financial advisors, reviewed the Company’s prospects and the near-term and long-term business trends that could affect the Company’s ability to achieve its projected results, and evaluated the proposed merger, including the terms and conditions of the merger agreement. The Transaction Committee unanimously concluded that the merger, at a price of $45.00 per share, is in the best interests of the Company and its stockholders. Accordingly, at a meeting held on June 30, 2011, the Transaction Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company’s stockholders, and recommended that the Board (i) approve and declare advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement, (ii) direct the Company to enter into and deliver the merger agreement and (iii) recommend that the stockholders of the Company adopt the merger agreement.

In the course of its deliberations, the Transaction Committee considered the following substantive factors as being generally positive or favorable, each of which the Transaction Committee believed supported a decision to proceed with the merger agreement with Parent and Acquisition Sub:

•	the Transaction Committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the Company’s prospects as an independent company;

•	that the all-cash merger consideration of $45.00 per share will provide our stockholders with the ability to immediately monetize their investment in the Company at a certain value, while avoiding the risks inherent in the Company’s long-term business plan;

•	the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the Transaction Committee and its legal and financial advisors with Providence and its legal advisors, and the Transaction Committee’s belief that $45.00 per share in cash for each share of the Company’s common stock represented the highest per share consideration that could be negotiated;

•	the financial analyses and opinion of Barclays Capital addressed to the Board that, as of June 30, 2011 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration of $45.00 per share to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such stockholders as more fully described in “Opinion of Barclays Capital” below and Annex B;

•	its belief that the merger was more favorable to stockholders than the potential value that might result from other alternatives potentially available to the Company;

•	the sale process conducted by the Transaction Committee, with the assistance of Barclays Capital, did not result in any final proposals to acquire the Company at a price higher than $45.00 per share;

•	the fact that Parent and Acquisition Sub had obtained committed equity and debt financing for the transaction, the limited number and nature of the conditions to the equity and debt financing, and the obligation of Parent and Acquisition Sub to use reasonable best efforts to obtain the debt and equity financing and, if Parent fails to complete the merger under certain circumstances, to pay the Company a termination fee of $106,409,000 plus certain expenses, not to exceed $5,000,000;

•	the guarantee of the Providence Funds of up to $111,409,000, in the Company’s favor with respect to the payment by Parent of certain of its payment obligations under the merger agreement;

•	the inclusion in the merger agreement that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to furnish information to and conduct negotiations with any third party that makes a bona fide, written, unsolicited alternative acquisition proposal;

•	that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement under certain circumstances in order to enter into an agreement with respect to a superior proposal upon payment of a $49,112,000 termination fee;

•	that the end date of February 10, 2012 under the merger agreement allows for sufficient time to complete the merger;

•	the likelihood that the merger would be completed, and completed in a reasonably prompt time frame;

•	the other terms and conditions of the merger agreement, described under “The Merger Agreement” beginning on page 66 of this proxy statement, which the Transaction Committee, after consulting with legal counsel, considered to be reasonable and consistent with precedents deemed relevant;

•	the timing of the merger and the risk that, if we did not accept Parent’s offer, the Company might not have another opportunity to do so in the foreseeable future;

•	the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, both in the near-term and in the long-term, both globally and within our industries; and

•	that our stockholders who do not vote in favor of adoption of the merger agreement may exercise appraisal rights under Section 262 of the DGCL.

The Transaction Committee did not believe that the Company’s current financial situation or near-term future prospects indicated a need to sell the Company. However, it believed that the proposed merger is fair to and in the best interests of the Company’s stockholders for the foregoing reasons.

The Transaction Committee was aware of and also considered the following risks and other factors concerning the merger agreement and the merger as being generally negative or unfavorable:

•	that the merger, while providing certainty of cash value to the Company’s stockholders, would not allow the Company’s stockholders to have any ongoing equity participation in the surviving corporation following the closing of the merger, meaning that the Company’s stockholders will cease to participate in our future earnings or growth, and will not benefit from any increases in the value of the Company common stock following the closing of the merger;

•	the possibility that Parent will be unable to obtain all or a portion of the financing for the merger and related transactions, including the debt financing proceeds contemplated by the commitment letter it received from the lenders party thereto;

•	that the announcement and pendency of the merger could result in the disruption of our business, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on our business relationships;

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations;

•	the requirement that the Company pay Parent a termination fee of $49,112,000 if we enter into an agreement related to a superior proposal or the merger agreement is terminated under other circumstances;

•	that we are subject to restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course consistent with past practice, subject to specified limitations, which may delay or prevent us from undertaking business opportunities that may arise during the pendency of the merger, whether or not the merger is completed;

•	that the proposed merger will be a taxable transaction for our stockholders;

•	the fact that Parent and Acquisition Sub are newly formed entities with essentially no assets and that the Company’s remedy in the event of breach of the merger agreement by Parent or Acquisition Sub may be limited to receipt of the reverse termination fee and certain expenses, which are guaranteed by the Providence Funds, and that under certain circumstances the Company may not be entitled to receive any reverse termination fee; and

•	the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders.

In addition, the Transaction Committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.

In the course of reaching its determination and recommendation to the Board regarding the fairness of the merger to the stockholders of the Company and its decision to recommend that the Board recommend that the stockholders adopt the merger agreement, the Transaction Committee considered financial analyses presented by Barclays Capital to the Transaction Committee on June 30, 2011 concerning the Company, which analyses are summarized below under “Opinion of Barclays Capital.”

The foregoing discussion of the factors considered by the Transaction Committee is not intended to be exhaustive, but includes the material factors considered by the Transaction Committee. In view of the large number of factors considered by the Transaction Committee in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, the Transaction Committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did the Transaction Committee evaluate whether these factors were of equal importance. In addition, each member of the Transaction Committee may have given different weight to the various factors. The Transaction Committee’s determinations and recommendations were based upon the totality of the information considered. The Transaction Committee conducted discussions of, among other things, the factors described above, including asking questions of our management and our financial and legal advisors, and unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, are advisable, fair to, and in the best interests of, our stockholders, (ii) recommended that the Board direct the Company to enter into and deliver the merger agreement and (iii) recommended that the Board recommend that our stockholders adopt the merger agreement.

The Board

The Board established the Transaction Committee and empowered it to review, evaluate, negotiate and if appropriate, make a recommendation to the Board with respect to the potential sale of the Company. The Board, acting upon the unanimous recommendation of the Transaction Committee, at a meeting described above on June 30, 2011, unanimously determined (i) that the merger and the other transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) that the execution, delivery and performance of the merger agreement by the Company, and the transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, were authorized and approved, (iii) that the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the guarantee, the debt commitment letter and the equity commitment letter, were advisable, and (iv) that the Board recommends that the Company’s stockholders adopt the merger agreement.

In connection with its determinations, the Board considered:

•	the unanimous determinations and recommendation of the Transaction Committee and adopted such determinations and recommendation in reaching its determinations;

•	the fact that the sale process conducted by the Transaction Committee, with the assistance of Barclays Capital, did not result in any final proposals to acquire the Company at a price higher than $45.00 per share;

•	the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the Transaction Committee and its legal and financial advisors with Providence and its legal advisors, and the Board’s belief that $45.00 per share in cash for each share of the Company’s common stock represented the highest per share consideration that could be negotiated;

•	the financial analyses and opinion of Barclays Capital addressed to the Board that, as of June 30, 2011 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration of $45.00 per share to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such stockholders as more fully described in “Opinion of Barclays Capital” below and Annex B; and

•	its belief that the merger was more favorable to stockholders than the potential value that might result from other alternatives potentially available to the Company.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the large number of factors considered by the Board in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did the Board evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Board’s determinations and recommendations were based upon the totality of the information considered. The Board conducted discussions of, among other things, the factors described above, including asking questions of our management and our financial and legal advisors, and unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement by the Company and the transactions contemplated by the merger agreement, (iii) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, and (iv) recommended that the stockholders of the Company adopt the merger agreement.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Barclays Capital

In March of 2011, the Company engaged Barclays Capital to act as its financial advisor with respect to a possible sale of the Company and related advisory services. On June 30, 2011, Barclays Capital rendered its written opinion to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration of $45.00 per share to be offered to the stockholders of the Company in the merger was fair to the Company’s stockholders.

The full text of Barclays Capital’s written opinion, dated as of June 30, 2011, is attached as Annex B to this Proxy Statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the Board, addresses only the fairness, from a financial point of view, of the merger consideration and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between the Company and Parent and were approved by the Board. Barclays Capital did not recommend any specific form of consideration to the Board or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays Capital was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the merger or to enter into or consummate the merger at any particular time now or in the future. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the merger. No limitations were imposed by the Board upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning the Company that Barclays Capital believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays Capital by the Company, including the management forecasts;

•	a trading history of the Company common stock from April 16, 2010 to April 18, 2011 and April 19, 2011 to June 29, 2011 and a comparison of that trading history with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays Capital deemed relevant;

•	certain published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays Capital deemed relevant; and

•	the results of the efforts of Barclays Capital to solicit indications of interest from third parties with respect to a sale of the Company.

In addition, Barclays Capital has had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information. Barclays Capital also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the management forecasts, upon the advice of the Company, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. In arriving at its opinion, Barclays Capital assumed no responsibility for, and expressed no view as to, any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 30, 2011. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 30, 2011.

Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement. Barclays Capital also assumed, upon the advice of the Company, that all material governmental, regulatory and third-party approvals, consents, and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition, or agreement thereof. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays Capital’s opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that the Company had obtained any such advice it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of the Company common stock, but rather made its determination as to the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material analyses used by Barclays Capital in preparing its opinion for the Board. Certain of the analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Parent, Acquisition Sub, Barclays Capital or any other person assumes responsibility if future results are materially different from those presented below or reflected in the management forecasts. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable or unfavorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses could actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies similar to the Company, Barclays Capital reviewed and compared specific financial and operating data relating to the Company with selected companies in the software industry (commonly referred to as Enterprise Resource Planning (“ERP”) companies), deemed relevant in comparison to the Company. The selected comparable companies were: Blackbaud Inc., Microsoft Corporation, Oracle Corporation, Deltek, Inc., SAP AG, Sage Group PLC and Tyler Technologies Inc.

Barclays Capital calculated and compared various financial multiples and ratios of the Company and the selected companies. As part of its selected comparable company analysis, Barclays Capital calculated, and analyzed, among other things, each company’s ratio of:

•	its current enterprise value to adjusted EBITDA (“EV/Adj. EBITDA”), based on such company’s projected adjusted EBITDA for fiscal year 2011; and

•	its current stock price to estimated fiscal year 2011 earnings per share, adjusted to exclude stock-based compensation and amortization of intangibles (“Price/Adj. EPS”), based on such company’s projected adjusted EPS for fiscal year 2011.

The enterprise value of each selected company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. The adjusted EBITDA of each selected company was obtained by taking its earnings before interest, taxes, depreciation and amortization, adjusted to exclude stock-based compensation and, in the case of the Company, further adjusted to include the impact of revenue adjustments (net of related costs and adjustments) and exclude one-time expenses related to merger and acquisition activity (“Adjusted EBITDA”). All of these calculations were performed, and based on publicly available financial data (including Wall Street research estimates) and closing prices, as of June 29, 2011. The results of this selected comparable company analysis are summarized below:

Comparable Company	EV/Adj. EBITDA	Price/Adj. EPS

Blackbaud Inc.	12.8x	25.1x
Microsoft Corporation	6.0x	9.5x
Oracle Corporation	8.9x	13.9x
Deltek, Inc.	10.8x	22.0x
SAP AG	10.4x	15.4x
Sage Group	10.4x	14.3x
Tyler Technologies Inc.	14.7x	28.2x
Median	10.4x	15.4x

Barclays Capital selected the companies listed above because their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected companies, Barclays Capital believed that it was inappropriate to, and therefore Barclays Capital did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis.

Based upon these judgments, Barclays Capital selected a range of 10.0x to 12.0x multiples of EV/Adj. EBITDA and a range of 18.0x to 22.0x multiples of Price/Adj. EPS. Barclays Capital then applied these multiples ranges to Company management’s estimates of calendar year 2011 Adj. EBITDA, which equaled $136 million, and of calendar year 2011 Adj. EPS, which equaled $1.83, respectively, to calculate ranges of implied prices per share of the Company. The following summarizes the result of these calculations:

Implied Price per Share

EV/Adj. EBITDA	$34.63 - $41.62
Price/Adj. EPS	$32.94 - $40.26

Barclays Capital noted that on the basis of the selected comparable company analysis, the merger consideration was above each of the two ranges of implied values per share calculated.

Barclays Capital also considered and presented to the Board similar metrics for certain other companies in the software business that are commonly referred to as Software as a Service (“SaaS”) companies. Blackboard’s business model is more comparable from a growth and profitability standpoint to that of the ERP companies than SaaS companies, so Barclays Capital did not view these companies as directly relevant to the Company. They were presented to the Board as part of a discussion highlighting the differences between Blackboard’s business model and the SaaS models, and not as part of any financial analysis conducted by Barclays Capital for purposes of rendering its opinion.

Selected Precedent Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the software industry that Barclays Capital deemed relevant, based on its experience with merger and acquisition transactions. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses, as well as their relative prospects for growth.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Announcement Date	Acquirer	Target

04/26/11	Golden Gate Capital	Lawson Software, Inc.
04/04/11	Apax Partners Inc.	Epicor Software Corporation
04/16/10	Oracle Corporation	Phase Forward Inc.
02/12/10	Berkshire Partners LLC Advent Software Inc. Bain Capital LLC	SkillSoft PLC
09/15/09	Adobe Systems, Inc.	Omniture, Inc.
07/07/09	Symphony Technology Group	MSC Software Corporation
05/06/09	Open Text Corporation	Vignette Corporation
05/06/09	Microfocus International PLC	Borland Software Corporation
09/04/08	Open Text Corp.	Capartis Inc.
04/11/08	Apax Partners Inc.	Trizetto
12/17/07	Epicor Software Corporation	NSB Retail Systems PLC
09/20/07	NetScout Systems Inc.	Network General Corp.
04/05/07	Software AG	webMethods Inc.
03/22/07	Hellman & Friedman LLC	Kronos Inc.
03/05/07	Vector Capital Corporation	SafeNet Inc.

As part of its analysis of precedent transactions involving companies in the software industry, Barclays Capital calculated and analyzed, among other things, each target company’s ratio of:

•	its enterprise value at the time of sale to revenue (“EV/Revenue”), based on such target company’s projected current fiscal year revenue; and

•	its EV/Adj. EBITDA, based on such target company’s projected current fiscal year Adj. EBITDA.

The enterprise value of each selected comparable company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed based on publicly available financial data (including Wall Street research estimates). The results of this precedent transaction company analysis are summarized below:

	EV/Revenue		EV/Adj. EBITDA

Mean	2.4	x	13.3	x
Median	2.4	x	11.8	x

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of the Company and the companies included in the comparable transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the merger which would affect the acquisition values of the selected target companies and the Company.

Based upon these judgments, Barclays Capital selected a range of 2.5x to 3.5x multiples of EV/Revenue and a range of 9.5x to 12.0x multiples of EV/Adj. EBITDA. Barclays Capital then applied these multiples ranges to Company management’s estimate of calendar year 2011 revenue, which equaled $540 million, and of calendar year 2011 Adj. EBITDA, respectively, to calculate ranges of implied prices per share of the Company. The following summarizes the results of these calculations:

Implied Price per Share

EV/Revenue	$34.44 - $48.19
EV/Adj. EBITDA	$32.78 - $41.62

Barclays Capital noted that the merger consideration was within the EV/Revenue multiples range of implied values per share and exceeded the EV/Adj. EBITDA multiples range of implied values per share.

Barclays Capital also considered and discussed with the Board a group of higher growth software companies that Barclays Capital viewed as less relevant to Blackboard from a growth and profitability standpoint. These companies were presented to the Board as part of a discussion highlighting the impact of size and growth characteristics on valuation, and not as part of any financial analysis conducted by Barclays Capital for purposes of rendering its opinion.

Discounted Cash Flow Analysis

In order to estimate the present value of the Company common stock, Barclays Capital performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays Capital added the present value of (i) the Company’s after-tax adjusted unlevered free cash flows for the second half of calendar year 2011 and for calendar years 2012 through 2015 to (ii) the “terminal value” of the Company as of December 31, 2015, in each case based on the management forecasts. The present value of the after-tax adjusted unlevered free cash flows and “terminal value” were calculated using a range of discount rates from 11.0% to 13.0%, which range was selected based on an analysis of the weighted average cost of capital of the Company. The after-tax adjusted unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense (adjusted to include expenses resulting from stock-based compensation), then adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of exit multiples for the period ending December 31, 2015 of 7.0x to 9.0x , implying a range of perpetuity growth rates of approximately 3.0% to 6.5%. The range of exit multiples was derived by both analyzing the results from the selected comparable company analysis and considering the long term growth prospects for the Company and then applying such range to Company management’s estimate of calendar year 2016 Adj. EBITDA. Barclays Capital then calculated a range of implied prices per share of the Company by subtracting estimated net debt as of June 30, 2011 as provided by Company management from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Company Common Stock. The range of the implied prices per share that resulted from these calculations was $40.81 to $52.48.

Barclays Capital noted that on the basis of the discounted cash flow analysis, the merger consideration was within the range of implied values per share calculated using the management forecasts.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Barclays Capital because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays Capital is acting as financial advisor to the Company in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, the Company owed Barclays Capital a fee of $2 million upon the delivery of Barclays Capital’s opinion. Additional compensation of approximately $12-13 million is expected to become payable to Barclays Capital on completion of the proposed transaction. In addition, the Company has agreed to reimburse Barclays Capital for reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays Capital’s opinion. Since January 1, 2009, Barclays Capital has performed various investment banking and financial services for Providence and certain of its portfolio companies and has received fees for such services in an aggregate amount of approximately $33.4 million. Such services include having acted as financial advisor in connection with merger and acquisition transactions, arranger, bookrunner and lender in connection with capital raising transactions and underwriter, initial purchaser and placement agent for equity and debt offerings, in each case involving Providence or these portfolio companies. Barclays Capital may perform from time to time in the future various investment banking and financial services for the Company, Providence and certain of its portfolio companies and affiliates and expects to receive customary fees for such services.

Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and certain portfolio companies of Providence for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results as set forth below and is especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company made available to Providence and its advisors, other potential purchasers and their advisors, the Transaction Committee, the Board and/or Barclays Capital, as applicable, certain non-public financial forecasts that were prepared by management of the Company (or derived from such forecasts by Barclays Capital, as described below) and not for public disclosure.

A summary of these financial forecasts is included solely to give stockholders access to the information that was made available to Providence and its advisors, other potential purchasers and their advisors, the Transaction Committee, the Board and/or Barclays Capital, as described below, and is not included in this proxy statement in order to influence you to make any investment decision with respect to the merger, or to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the Transaction Committee, the Board, their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. Our management’s internal financial forecasts, upon which these financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events. The financial forecasts and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, or “GAAP,” the published guidelines of the SEC regarding projections and the use of measures not prepared in accordance with GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of the Company, and which may prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause actual results to differ materially from these financial forecasts include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in the Company’s reports filed with the SEC, and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 18. In addition, the forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. The forecasts do not take into account any circumstances, transactions or events occurring after the date they were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update or otherwise revise the financial forecasts, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the merger contemplated by the merger agreement. Further, the financial forecasts do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. The Company has made no representation to Providence, Parent or Acquisition Sub or any other person in the merger agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 18.

The financial forecasts included in this proxy statement include the following non-GAAP financial measures: adjusted non-GAAP revenue, adjusted non-GAAP EBITDA, adjusted non-GAAP EBITDA margin and adjusted unlevered free cash flow. The Company (or Barclays Capital, as described below) made this information available to Providence and its advisors, other potential purchasers and their advisors, the Transaction Committee, the Board and/or Barclays Capital, as applicable, because the Company believes that these measures may be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. In addition, the Company’s internal financial reporting and forecasts, including information provided to the Transaction Committee and the Board, contain non-GAAP measures. Adjusted non-GAAP revenue, adjusted non-GAAP EBITDA and adjusted non-GAAP EBITDA margin were presented to assist in analyzing the Company’s prospective performance without the effects of certain unusual or nonrecurring items. Specifically, the Company’s adjusted non-GAAP revenue excludes certain impacts of acquisitions by including deferred revenue of entities the Company acquired that would have been recognized but for GAAP’s purchase accounting treatment requiring the elimination of this deferred revenue upon acquisition. The Company’s adjusted non-GAAP EBITDA includes the deferred revenue adjustment described above and excludes certain transition, integration and transaction-related expense items resulting from acquisitions, interest income, interest expense, depreciation and amortization, stock-based compensation, amortization or impairment of intangibles, other income (expense) net, translation gains or losses related to foreign exchange, and income taxes. The Company’s adjusted unlevered free cash flow was presented to assist in estimating the Company’s prospective cash generated by operations after capital expenditures and before debt servicing costs and other effects of leverage and includes non-cash expenses resulting from stock-based compensation, which were treated as if they were cash expenses for purposes of calculating adjusted unlevered free cash flow. A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

In March 2011, the Company reviewed information regarding its 2010 financial results and prepared a preliminary long-term plan for 2011 through 2015, which was provided to the Board and to Barclays Capital in connection with the Board’s initial evaluation of whether to proceed with exploring the feasibility of a potential sale transaction. The following is a summary of such March 2011 prospective financial information.

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Adjusted Non-GAAP Revenue	$444	$540	$604	$670	$741	$815
Adjusted Non-GAAP EBITDA	$118	$135	$158	$179	$201	$225
% Adjusted Non-GAAP EBITDA Margin	26.5%	24.9%	26.2%	26.7%	27.2%	27.7%

Barclays Capital derived adjusted unlevered free cash flow by adjusting forecasts and estimates relating to unlevered free cash flows prepared by the Company (and made available to Barclays Capital) to include non-cash expenses resulting from stock-based compensation, which were treated as if they were cash expenses for purposes of calculating adjusted unlevered free cash flow, and provided the adjusted unlevered free cash flow to the Board. In deriving the adjusted unlevered free cash flow information, Barclays Capital relied on forecasts and estimates prepared by the Company and did not prepare any independent forecasts or estimates but did adjust such forecasts and estimates as described above. The adjusted unlevered free cash flow information is summarized below.

	Year Ended December 31,
	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Adjusted Unlevered Free Cash Flow(1)	$89	$103	$112	$121	$133

(1)	Includes deductions for $23.1 million in non-cash expenses resulting from stock-based compensation, which were treated as if they were cash expenses for purposes of calculating adjusted unlevered free cash flow, for each of the years ending December 31, 2011, 2012, 2013, 2014 and 2015.

Following the Board’s decision to proceed with exploring the feasibility of a potential sale transaction, in April 2011 the Company prepared a more detailed plan for 2011 through 2015 which was provided to the Transaction Committee, the Board and Barclays Capital. In April 2011, representatives from the Company met with representatives from several prospective bidders, including Providence, and shared the information regarding the Company’s 2010 financial results and financial forecasts for the years 2011 through 2015 as part of the Company’s management presentations to each prospective bidder. The same financial forecasts were provided to prospective bidders following the management presentations. The following is a summary of such April 2011 prospective financial information.

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Adjusted Non-GAAP Revenue	$444	$540	$604	$681	$767	$860
Adjusted Non-GAAP EBITDA	$118	$136	$156	$184	$215	$250
% Adjusted Non-GAAP EBITDA Margin	26.5%	25.1%	25.8%	27.0%	28.1%	29.1%

Barclays Capital derived updated adjusted unlevered free cash flow by adjusting the forecasts and estimates relating to unlevered free cash flows prepared by the Company (and made available to Providence and its advisors, other potential purchasers and their advisors and Barclays Capital) to include non-cash expenses resulting from stock-based compensation, which were treated as if they were cash expenses for purposes of deriving adjusted unlevered free cash flow, and provided the adjusted unlevered free cash flow to the Transaction Committee and the Board. In deriving this adjusted unlevered free cash flow information, Barclays Capital relied on forecasts and estimates prepared by the Company and did not prepare any independent forecasts or estimates but did adjust such forecasts and estimates as described above. The adjusted unlevered free cash flow information is summarized below.

	Year Ended December 31,
	1H 2011E	2H 2011E	2012E	2013E	2014E	2015E
	($ in millions)

Adjusted Unlevered Free Cash Flow(1)	$(44)	$138	$93	$111	$130	$153

(1)	Includes deductions for $11.5 million in non-cash expenses resulting from stock-based compensation, which were treated as if they were cash expenses for purposes of deriving adjusted unlevered free cash flow, for the six months ended June 30, 2011, $11.6 million in such expenses for the six months ending December 31, 2011, $26.3 million in such expenses for the year ending December 31, 2012, $29.4 million in such expenses for the year ending December 31, 2013, $32.5 million in such expenses for the year ending December 31, 2014 and $35.7 million in such expenses for the year ending December 31, 2015.

Certain Effects of the Merger; Effects on the Company if the Merger is not Completed

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived and the merger is consummated as contemplated by the merger agreement, Acquisition Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth in the merger agreement, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Following the merger, the entire equity in the surviving corporation will be indirectly owned by Providence (other than any equity purchased by institutional co-investors and members of our management team who have the opportunity to invest directly or indirectly in Parent and who choose to make that investment). If the merger is completed, Providence will be the beneficiary (together with institutional co-investors and members of our management team who have the opportunity to invest directly or indirectly in Parent and who choose to make that investment) of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the merger. Similarly, Providence (together with institutional co-investors and members of our management team who have the opportunity to invest directly or indirectly in Parent and who choose to make that investment) will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “Financing of the Merger; Equity Financing; Debt Financing.”

In connection with the merger, certain members of the Company’s management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail below under “Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits may include, among others, continuing as executive officers or key employees of the surviving corporation, the receipt of equity interests of Parent and entry into new employment arrangements with the surviving corporation or its affiliates.

The Company common stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “BBBB.” As a result of the merger, the Company will be a privately-held corporation, and there will be no public market for its common stock. After the merger, the Company common stock will cease to be quoted on NASDAQ and price quotations with respect to sales of shares of the Company common stock in the public market will no longer be available. In addition, registration of the Company common stock under the Exchange Act is expected to be terminated.

At the effective time, the directors of Acquisition Sub will become the directors of the surviving corporation and the current officers of the Company will become the officers of the surviving corporation. Upon consummation of the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated in accordance with the merger agreement.

Effects on the Company if the Merger is not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock pursuant to the merger agreement. Instead, we will remain a public company and the Company common stock will continue to be registered under the Exchange Act and quoted on NASDAQ. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which our business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock. In the event the merger is not completed, our Board will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay Parent a termination fee of $49,112,000. Parent will be obligated to pay us the reverse termination fee of $106,409,000 if the merger agreement is terminated under certain other circumstances. For a description of the circumstances triggering payment of these termination fees, see “The Merger Agreement — Termination Fees; Expenses.”

Financing of the Merger; Equity Financing; Debt Financing

Parent has obtained an equity financing commitment letter from the Providence Funds and Acquisition Sub has obtained debt financing commitments from the initial lenders (identified below under “Debt Financing”) in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately of $2.0 billion. These funds, in addition to the Company’s cash, are expected to be sufficient to pay merger consideration in the amount of approximately $1.64 billion to our stockholders, to repay outstanding indebtedness and to pay fees and expenses in connection with the merger, the financing arrangements and the related transactions. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

We believe that the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the financing or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Acquisition Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $106,409,000, as described under “The Merger Agreement — Termination Fees; Expenses.”

Equity Financing

On June 30, 2011, the Providence Funds entered into an equity financing commitment letter with Parent (the “equity commitment letter”) pursuant to which the Providence Funds committed to contribute to Parent, at or prior to the consummation of the merger, up to $850,000,000 in the aggregate in cash, in exchange for which the Providence Funds will receive certain securities of Parent.

The equity commitment of the Providence Funds is subject to the following conditions:

•	the execution and delivery of the merger agreement by the Company;

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Acquisition Sub’s obligations to complete the merger; and

•	the substantially simultaneous closing of the financing under the debt commitment letter described below.

The obligation of the Providence Funds to fund the equity commitment shall automatically and immediately terminate upon the earliest to occur of:

•	the closing of the merger (at which time the obligation to fund will be satisfied by each of the Providence Funds);

•	the valid termination of the merger agreement in accordance with its terms; or

•	the Company or any of its controlled affiliates asserting claims against the Providence Funds or any “related party” (other than claims against Parent or Acquisition Sub under the merger agreement, claims against the Providence Funds or Parent under the equity commitment letter, claims against Providence under the confidentiality agreement entered into between the Company and Providence and claims against any of the Providence Funds under the guarantee other than for the reverse termination fee), subject to a three business day cure period during which such claims can be withdrawn.

The Company is an express third-party beneficiary of the equity financing commitment letter and has the right to specific performance if (a) each of the mutual closing conditions and the conditions to the obligations of Parent and Acquisition Sub under the merger agreement have been satisfied or waived (subject to certain exceptions), (b) the debt financing has been funded, or will be funded at the closing if the equity financing is funded at the closing, (c) Parent or Acquisition Sub has failed to consummate the merger on the date the certificate of merger is required to be filed (which we refer to as the “required closing date”), and (d) the

Company has confirmed in writing that if both the equity financing and the debt financing were funded, the closing will occur.

In addition, Parent expects certain institutional co-investors and the Company’s management to make an equity investment at the effective time, although any such investment is not a condition to the closing of the transactions contemplated by the merger agreement. While there has been no agreement as to the amount of any equity interests to be acquired by the Company’s management, Parent estimates that this amount is likely to be between $10 million and $20 million. Any acquisition of equity interests by the Company’s management would have the effect of reducing the amount of the equity financing to be funded by the Providence Funds.

Debt Financing

In connection with the entry into the merger agreement, Acquisition Sub received a debt commitment letter, dated June 30, 2011 (the “debt commitment letter”), from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and Morgan Stanley Senior Funding, Inc. (collectively, the “debt commitment parties”). The debt commitment letter provides an aggregate of $1,150 million in debt financing to Acquisition Sub, and upon consummation of the merger, the Company, consisting of a $700 million senior secured first lien term loan facility (with the ability to upsize the facility by $80 million if 100% of the outstanding equity interests of a portfolio company of Providence (the “portfolio company”) are contributed to the Company (the “additional commitment”)) (the “first lien term facility”), a $100 million first lien senior secured revolving credit facility (the “first lien revolving facility,” and together with the first lien term facility, the “first lien facilities”) and a $350 million second lien senior secured term loan facility (the “second lien term facility,” and together with the first lien facilities, the “credit facilities”). The first lien term facility will be drawn at closing to finance a portion of the merger, including any refinancing of existing indebtedness of the Company and its subsidiaries and the payment of any fees and expenses incurred in connection with the merger and, (x) to the extent necessary to fund original issue discount or upfront fees in connection with any of the credit facilities and (y) in an aggregate amount not to exceed $10 million, the first lien revolving facility may be utilized at closing, in addition to proceeds from the other credit facilities. In addition, the first lien revolving facility may be utilized to issue or rollover letters of credit at closing. The second lien term facility will be drawn at closing to finance a portion of the merger, including any refinancing of existing indebtedness of the Company and its subsidiaries and the payment of any fees and expenses incurred in connection with the merger.

The debt commitment parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitments to provide such debt financing all in accordance with the terms set forth in the debt commitment letter.

Interest under the first lien term facility will be payable, at the option of Acquisition Sub, and upon consummation of the merger, the Company, either at a base rate (based on the highest of the prime rate, 0.50% in excess of the overnight federal funds rate and the one-month adjusted LIBOR rate (subject to a floor of 1.50%) plus 1.00% per annum) plus 3.75% or a LIBOR-based rate (subject to a floor of 1.50%) plus 4.75% and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). Interest under the first lien revolving facility will be payable, at the option of Acquisition Sub, and upon consummation of the merger, the Company, either at a base rate (based on the highest of the prime rate, 0.50% in excess of the overnight federal funds rate and the one-month adjusted LIBOR rate plus 1.00% per annum) plus 3.50% or a LIBOR-based rate plus 4.50% (subject to step downs to be agreed based on meeting a net senior secured leverage ratio to be provided for in the credit agreement) and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). Interest under the second lien term facility will be payable, at the option of Acquisition Sub, and upon consummation of the merger, the Company, either at a base rate (based on the highest of the prime rate, 0.50% in excess of the overnight federal funds rate and the one-month adjusted LIBOR rate (subject to a floor of 1.50%) plus 1.00% per annum) plus 7.00% or a LIBOR-based rate (subject to a floor of 1.50%) plus 8.00% and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). The first lien term loans will mature seven years from the effective date of the merger, the first lien revolving facility will mature five years from the effective date of the merger and the second lien term loans will mature eight years from the effective date of the merger.

The borrower under the credit facilities will be Acquisition Sub and upon consummation of the merger, the rights and obligations under the credit facilities will be assumed by the Company as the surviving corporation. The credit facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by the direct parent of the Company and each direct and indirect U.S. subsidiary of the Company. The first lien facilities will be secured, subject to certain agreed upon exceptions, by a perfected first priority security interest in substantially all the assets of the borrower and guarantors. The second lien term facility will be secured, subject to certain agreed upon exceptions, by a perfected second priority security interest in substantially all of the assets of the borrower and guarantors.

Conditions

The facilities contemplated by the debt commitment letter are subject to certain closing conditions, including, without limitation (in each case, subject to exceptions):

•	the execution and delivery by the borrower and guarantors of definitive documentation, consistent with the debt commitment letter;

•	delivery of customary closing documents (including, among other things, a solvency certificate, customary officers’ and good standing certificates, legal opinions, resolutions, lien searches requested at least 30 days prior to the closing date, pay-off letters and other documents as the applicable debt commitment parties shall reasonably request), documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•	the consummation of the equity contribution contemplated by the equity commitment letter;

•	the consummation of the merger substantially concurrently with or prior to the initial funding pursuant to the credit facilities substantially pursuant to the terms of the merger agreement, without giving effect to any amendment, consent, waiver or other modification of the merger agreement that is materially adverse to the interests of the lenders or the debt commitment parties that is not approved by the debt commitment parties for the debt financing;

•	immediately following the transactions, the Company and its subsidiaries (other than the portfolio company and its subsidiaries, if applicable) having no outstanding preferred equity or indebtedness for borrowed money, in each case held by third parties, other than the indebtedness incurred in connection with the merger, indebtedness permitted to be incurred or outstanding under the merger agreement and certain other indebtedness that the initial lenders have agreed to permit to remain outstanding;

•	the absence of a material adverse effect (as defined in the debt commitment letter) since December 31, 2010;

•	delivery of certain audited, unaudited and pro forma financial statements of the Company;

•	receipt of the required financial information and the expiration of the marketing period of 20 consecutive business days (subject to certain blackout dates) following receipt of the required financial information;

•	receipt of applicable borrowing notices;

•	payment of all applicable fees and expenses;

•	solely with respect to the additional commitment, pro-forma compliance with the financial covenant for the first lien revolving facility;

•	solely with respect to the additional commitment, immediately following the transactions, the portfolio company and its subsidiaries having no outstanding preferred equity or indebtedness for borrowed money, in each case held by third parties, other than the indebtedness incurred in connection with the credit facilities, indebtedness permitted to be incurred or outstanding under the merger agreement and certain other indebtedness that the initial lenders have agreed to permit to remain outstanding; and

•	solely with respect to the additional commitment, since the date of the last audited financial statements of the portfolio company and its subsidiaries received by the debt commitment parties, there shall not have occurred any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, properties, financial condition or results of operations of the portfolio company and its subsidiaries, taken as a whole.

The final termination date for the debt commitment letter is the earliest of (a) February 10, 2012, (b) the termination of the merger agreement and (c) the consummation of the merger with or without the funding of the debt financing.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

Financing Cooperation.  The Company has agreed to, and has agreed to cause its subsidiaries to, at Parent’s reasonable request and sole expense, use reasonable best efforts to cooperate with Parent in connection with the financing, subject to certain limitations, including using reasonable best efforts to:

•	assist in the preparation for and participate in a customary and reasonable number of meetings, due diligence sessions, presentations, drafting sessions, sessions with rating agencies and road shows, including to make available representatives of the Company and members of the Company’s finance department;

•	provide reasonable assistance with the preparation of customary bank information memoranda, rating agency presentations, bank syndication materials and high-yield offering memoranda required in connection with the debt financing, and provide customary authorization letters regarding the distribution of information relating to the Company and its subsidiaries to prospective lenders;

•	assist in Parent’s preparation of and execute and deliver at the closing definitive documents related to the debt financing on the terms contemplated by the debt commitment letter;

•	obtain drafts of customary and reasonable accountants’ comfort letters and corporate and facilities ratings and necessary consents, approvals and authorizations in connection with the debt financing as reasonably requested by Parent;

•	furnish the required financial information to Parent and the financing sources;

•	take all actions reasonably necessary to permit the financing sources to perform due diligence and evaluate the Company’s current assets, cash management systems and accounting systems, and policies and procedures relating thereto, for the purpose of preparing bank memoranda and offering documents and establishing collateral arrangements to the extent customary and reasonable and assist the financing sources in establishing relationships with the Company’s existing lenders; and

•	deliver notices of prepayment and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing, and give any other necessary notices, to allow for the payoff, discharge and termination in full, at the closing, of all of the Company’s indebtedness, subject to certain exceptions.

Parent and Acquisition Sub have agreed to ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or any subsidiary of the Company.

Neither the Company nor any subsidiary of the Company will be required to commit to take any action that is not contingent upon the closing, would be effective prior to the effective time, or would encumber any assets of the Company or any of its subsidiaries prior to the effective time.

Neither the Company nor any of its subsidiaries will be required to (i) take any action that would result in a breach of any contract or subject it to actual or potential liability, (ii) bear any cost or expense, or (iii) pay any commitment or other fee or make any other payment or incur any other liability or provide or agree to provide any indemnity prior to the effective time.

Neither the Company nor any of its subsidiaries, nor any of their respective directors or officers, will (i) be required to take any action in the capacity as a member of the Board or a member of the board of directors of any of the Company’s subsidiaries to authorize or approve the financing (or any alternative financing), (ii) have any liability or any obligation under any definitive financing agreement or any related document or other agreement or document related to the financing (or alternative financing), other than any such liability or obligation of the surviving corporation and its subsidiaries following the merger, or (iii) be required to incur any other liability in connection with the financing (or any alternative financing), other than any other liability incurred by the surviving corporation and its subsidiaries following the merger.

Parent will, at the Company’s request, reimburse the Company for all reasonable and documented costs, including all reasonable and documented out-of-pocket fees and expenses of counsel and other advisors, incurred by the Company or any of its subsidiaries in connection with such cooperation. Parent will indemnify and hold harmless the Company and its subsidiaries and their respective affiliates and representatives against any and all costs and expenses, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred in connection with the financing.

Guarantee

Pursuant to the guarantee delivered by the Providence Funds (the “guarantors”) in favor of the Company, dated June 30, 2011 (the “guarantee”), the guarantors have agreed to guarantee, up to a maximum aggregate amount of $111,409,000, their respective percentages (determined based upon the relative size of their equity commitments to Parent) of the obligations of Parent under the merger agreement to pay, under certain circumstances, the reverse termination fee and the obligations of Parent and Acquisition Sub to reimburse certain expenses.

The guarantee will terminate on the earliest of (i) the consummation of the merger, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay the termination fee and (iii) the date that is 12 months after any termination of the merger agreement in circumstances where the reverse termination fee is payable to the Company, unless, prior to the date that is 12 months after any termination, the Company has provided a written claim for payment of any guaranteed obligation to Parent, Acquisition Sub or any guarantor alleging that fees or reimbursements are owed, in which case the guarantee will terminate upon the final resolution of such claim. However, if the Company or any of its controlled affiliates asserts a claim against a guarantor other than as permitted under the guarantee, the obligations of such guarantor under the guarantee will immediately terminate and be null and void, subject to a three business day cure period during which such claim may be withdrawn, if such guarantor has previously made any payments under the guarantee, the Company shall promptly return all such payments and such guarantor will no longer have any liability under the guarantee with respect to the transactions contemplated by the merger agreement, the equity financing commitment letter or the guarantee.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our

Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the Company’s stockholders vote in favor of adopting the merger agreement. See “Background of the Merger” and “Purpose of and Reasons for the Merger; Recommendation of the Transaction Committee and Our Board” for a further discussion of these matters.

Employment Agreements

We have previously entered into employment agreements with Messrs Chasen, Kinzer, Small and Walsh as described below.

Mr. Chasen, our chief executive officer and president, serves pursuant to the terms of an employment agreement dated September 25, 2009. The initial term of Mr. Chasen’s agreement began on September 25, 2009 and continues until June 30, 2013. Upon expiration of the initial term, the agreement automatically extends until terminated in accordance with its terms. Under the agreement, Mr. Chasen’s base salary is subject to periodic review and adjustment by the Compensation Committee of the Board. He also participates in our annual cash incentive bonus plan. If we terminate Mr. Chasen’s employment without cause (as defined in the agreement), or Mr. Chasen terminates his employment with good reason (as defined in the agreement), then upon the signing of a release and following the lapse of the non-revocation period, we would be required to pay him a lump-sum amount equal to $999,999 less applicable taxes and withholdings within 30 days following the effective date of termination and additional payments of $999,999 less applicable taxes and withholdings on each of the next two succeeding anniversaries of the date of his termination. During his employment with us and for three years following the termination of his employment, Mr. Chasen will be subject to certain non-solicitation and non-competition restrictions. In the event that Mr. Chasen’s termination occurs within the two year period following a “Section 409A Change in Control Event” (as defined in the agreement), the aggregate amount of the three installments of the severance payments shall be made to Mr. Chasen in a lump sum within 30 days following Mr. Chasen’s termination of employment and upon his signing of a release and following the lapse of the non-revocation period. In the event of a change in control, we have agreed to reimburse Mr. Chasen for the sum of (i) the excess, if any, of actual excise taxes imposed under Section 280G and Section 4999 of the Code over any such excise taxes he would have owed had his restricted stock units vested ratably on a monthly basis until June 30, 2013, and (ii) any federal and state income, employment, excise and other taxes payable by him as a result of any reimbursements for Section 280G and Section 4999 excise taxes, up to a maximum reimbursement amount of $1,000,000.

Mr. Kinzer, our chief financial officer, serves pursuant to the terms of an employment agreement dated August 9, 2010. The initial term of the agreement is one year, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Kinzer provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Kinzer’s annual base salary is subject to periodic review and adjustment by our Board. He is also eligible to receive an annual bonus based on performance targets set by our Board and participates in our annual cash incentive bonus plan. If we terminate Mr. Kinzer’s employment without cause (as defined in the agreement), or Mr. Kinzer terminates his employment with good reason (as defined in the agreement), then upon Mr. Kinzer’s signing of a release and following the lapse of the non-revocation period we would be required to pay to Mr. Kinzer his then-current annual base salary for 12 months in a lump sum payment and pay for up to 12 months’ COBRA premiums, plus he would be entitled to any earned bonus for a completed calendar year if Mr. Kinzer is terminated without cause or terminates his employment for good reason after the end of a calendar year but prior to receiving his earned bonus for such completed calendar year. During his employment with us and for one year following the termination of his employment, Mr. Kinzer will remain subject to certain non-solicitation and non-competition restrictions.

Mr. Small, our chief business officer, chief legal officer and secretary, serves pursuant to the terms of an employment agreement dated January 26, 2004. Mr. Small’s agreement was amended as of October 18, 2008 in order to comply with the terms of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. The initial term of the agreement was two years, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Small provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Small’s annual base salary is subject to periodic review and adjustment by our Board. He is also eligible to receive an annual bonus based on performance targets set by our Board and participates in our annual cash incentive bonus plan. If we terminate Mr. Small’s employment without cause (as defined in the agreement), he terminates his employment for good reason (as defined in the agreement) or his employment agreement is not renewed, then upon Mr. Small’s signing of a release and following the lapse of the non-revocation period Mr. Small would be entitled to a cash payment equal to one year of his annual base salary, plus any earned bonus through the end of the then-current quarter, in a lump sum. He would be further entitled, at our cost, to continue to participate in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements, other than bonus plans or stock option plans, for a period of 12 months.

Mr. Walsh, our vice president of finance and accounting, serves pursuant to the terms of an employment agreement dated June 8, 2010. The initial term of the agreement is one year, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms unless either we or Mr. Walsh provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Walsh’s annual base salary is subject to periodic review and adjustment by our Board. He is also eligible to receive an annual bonus based on performance targets set by our Board and participates in our annual cash incentive bonus plan. If we terminate Mr. Walsh’s employment without cause (as defined in the agreement), or Mr. Walsh terminates his employment with good reason (as defined in the agreement), then upon Mr. Walsh’s signing of a release and following the lapse of the non-revocation period we would be required to pay to Mr. Walsh his then-current annual base salary for six months in accordance with our regular payroll practices and pay for up to six months’ COBRA premiums, plus he would be entitled to any earned bonus for a completed calendar year if Mr. Walsh is terminated without cause or terminates his employment for good reason after the end of a calendar year but prior to receiving his earned bonus for such completed calendar year. During his employment with us and for one year following the termination of his employment, Mr. Walsh will remain subject to certain non-solicitation and non-competition restrictions.

Equity Awards

Stock Options

As of August 3, 2011, there were approximately 1,443,966 shares of Company common stock subject to Company options granted under the Company’s equity incentive plans to current executive officers and directors, of which 961,477 shares were vested and unexercised and 482,489 shares were unvested. Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that, except as may otherwise be set forth in a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of an option to purchase shares of Company common stock (a “Company option”), each vested and unvested Company option outstanding immediately prior to the effective time (each, an “outstanding option”) will be converted into the right to receive, after the effective time, in exchange for the cancellation of such outstanding option, an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the amount, if any, by which (i) the merger consideration exceeds (ii) the per share exercise price of such outstanding option, multiplied by (b) the number of shares of Company common stock subject to such outstanding option immediately prior to the effective time. Outstanding options with an exercise price per share that equals or exceeds the merger consideration will be cancelled and terminated at the effective time with no payment or other consideration paid to the holder thereof and the holder will have no rights with respect to such outstanding options. The applicable Company equity plan and/or the Company option agreements approved by the Compensation Committee of the Board for the named executive officers provide for 12 months’ acceleration of vesting in the event of a change-in-control. In addition, the named executive officers are entitled to: (1) full acceleration of vesting in the event that they are terminated or constructively terminated within 12 months of a change-in-control; and (2) 12 months’ acceleration of vesting if, other than in connection with a change-in-control, their employment is terminated without cause or due to death or disability.

Restricted Stock

As of August 3, 2011, there were approximately 338,330 shares of unvested restricted stock held by the Company’s current executive officers under the Company’s equity incentive plans. Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that, except as may otherwise be set forth in a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, between Parent or its affiliates, the Company and a holder of restricted stock, (a) any shares of unvested restricted common stock of the Company as of the effective time will be subject to twelve months of accelerated vesting in accordance with the terms of the applicable Company equity plan and award agreement, except that any holder that is not a member of the surviving corporation’s leadership team will have all unvested shares of restricted stock held immediately prior to the effective time accelerated and fully vested at the effective time (each, an “accelerated Company share”), (b) each accelerated Company share will be converted into the right to receive an amount in cash, without interest and subject to the applicable tax withholding, equal to the merger consideration, in exchange for the cancellation of such accelerated Company share, payable promptly after the effective time and (c) each share of Company common stock that constitutes unvested restricted stock of the Company immediately prior to the effective time (after giving effect to the acceleration in (a) above) (each, an “unvested Company share”), will be converted into the right to receive a cash amount equal to the merger consideration, subject to the same forfeiture provisions applicable to such unvested Company share immediately prior to the effective time, payable to the holder within two business days following the date on which the applicable forfeiture provisions lapse and subject to the applicable tax withholding, except that any condition related to continued employment shall be deemed to refer to employment with the surviving corporation or its affiliates. The applicable Company equity plan and/or the restricted stock agreements approved by the Compensation Committee of the Board for the named executive officers provide for 12 months’ acceleration of vesting in the event of a change-in-control. In addition, the named executive officers are entitled to: (1) full acceleration of vesting in the event that they are terminated or constructively terminated within 12 months of a change-in-control; and (2) 12 months’ acceleration of vesting if, other than in connection with a change-in-control, their employment is terminated without cause or due to death or disability.

Restricted Stock Units

As of August 3, 2011, there were approximately 120,000 shares of unvested restricted stock units held by the Company’s current executive officers and directors under the Company’s equity incentive plans, and Michael Chasen was the only person holding such restricted stock units. Under the merger agreement, we have agreed to adopt such resolutions and take such other actions as may be required to provide that each vested and unvested Company restricted stock unit outstanding immediately prior to the effective time will be converted into the right to receive, after the effective time, in exchange for the cancellation of such Company restricted stock unit, an amount in cash, without interest and subject to the applicable tax withholding, equal to (a) the merger consideration, multiplied by (b) the number of shares of Company common stock subject to such outstanding restricted stock unit immediately prior to the effective time.

The table below sets forth (i) the number of outstanding options held by the named executive officers and directors, (ii) the estimated values of the cash-out of the outstanding options, (iii) the number of shares of restricted stock held by the named executive officers, (iv) the number of shares of restricted stock that will be accelerated pursuant to the merger agreement, (v) the estimated values of the cash-out of the accelerated restricted stock, (vi) the estimated values of the cash-out of the remaining restricted stock, (vii) the number of restricted stock units outstanding, (viii) the estimated value of the cash-out of the restricted stock units, and (ix) the total value of the cash-out of all of the equity awards. The calculations are based on (i) an assumed closing date of October 1, 2011, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Company options and unvested shares of restricted stock remain outstanding on such date), (ii) the price per share of $45.00, and (iii) the equity holdings of the named executive officers and directors as of August 3, 2011 (assuming no vesting of awards or exercises of Company options after August 3, 2011).

					Cash-Out	Cash-Out			Total
		Cash-Out			Value of	Value of the			Cash-Out
	Stock	Value of	Restricted	Restricted	Accelerated	Remaining		Cash-Out	Value of
	Options	Stock	Stock	Stock	Restricted	Restricted	Number of	Value of	Equity
Name	Outstanding	Options(1)	Outstanding	Accelerated	Stock(2)	Stock(3)	RSUs	RSUs(4)	Awards

Named Executive Officers
Michael L. Chasen	749,755	$10,451,976	89,470	36,492	$1,642,140	$2,384,010	120,000	$5,400,000	$17,494,116
Michael J. Beach(5)	—	—	—	—	—	—	—	—	—
John E. Kinzer	139,120	$1,272,252	28,565	8,860	$398,700	$886,725	—	—	$1,670,952
Matthew H. Small	120,983	$1,346,035	128,855	39,276	$1,767,420	$4,031,055	—	—	$3,113,455
Raymond P. Henderson III	89,830	$820,129	78,980	22,245	$1,001,025	$2,553,075	—	—	$1,821,154
Judy K. Verses(6)	56,144	$584,026	—	—	—	—	—	—	$584,026
Jonathan R. Walsh	75,859	$999,719	12,460	5,790	$260,550	$300,150	—	—	$1,260,269
Directors
Joseph L. Cowan	36,000	$251,460	—	—	—	—	—	—	$251,460
Frank R. Gatti	18,000	$68,280	—	—	—	—	—	—	$68,280
Thomas Kalinske	36,000	$251,460	—	—	—	—	—	—	$251,460
Beth Kaplan	36,000	$251,460	—	—	—	—	—	—	$251,460
E. Rogers Novak, Jr.	38,700	$395,988	—	—	—	—	—	—	$395,988
Matthew Pittinsky	103,719	$1,433,510	—	—	—	—	—	—	$1,433,510

(1)	Represents the value of all of the payments in cancellation of vested and unvested Company option awards. The reported amounts are calculated based on (a) the amount, if any, by which (i) the merger consideration exceeds (ii) the per share exercise price of such outstanding option, multiplied by (b) the number of shares of Company common stock subject to such outstanding option immediately prior to the effective time.

(2)	The cash-out value of the accelerated restricted stock was determined by multiplying (i) the number of the shares of accelerated restricted stock by (ii) the merger consideration.

(3)	Pursuant to the merger agreement each share of unvested restricted stock will be converted into a right to receive a cash amount equal to the merger consideration, subject to the same forfeiture provisions applicable to such unvested Company share immediately prior to the effective time (“remaining restricted stock”). The cash-out value of the remaining restricted stock was determined by multiplying (i) the number of the shares of remaining restricted stock by (ii) the merger consideration.

(4)	The cash-out value of the accelerated restricted stock units was determined by multiplying (i) the number of restricted stock units by (ii) the merger consideration.

(5)	Mr. Beach resigned as an executive officer effective February 28, 2010 and continued to serve the Company for a transition period through July 31, 2010. Mr. Beach no longer holds any equity in the Company.

(6)	Ms. Verses resigned as an executive officer effective December 31, 2010 and continued to serve the Company for a transition period through February 28, 2011. Ms. Verses continues to hold vested Company options and unrestricted shares of common stock.

New Arrangements with Blackboard Executive Officers and Other Key Employees

As of the date of this proxy statement, none of the Company’s executive officers or other key employees has entered into amendments or modifications to his or her existing employment agreement with the Company in connection with the merger, nor has any entered into any employment or other agreement with Parent or its affiliates. In addition, while it is expected that executive officers and other key employees will hold equity interests in Parent following the merger, none of these individuals has reached any agreement with the Company or Parent as to the amount, terms or conditions of any such equity interests.

Potential Payments upon Termination or Change-in-Control

The table below reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the merger in the circumstances described below. The named executive officers include the former Chief Financial Officer and a former named executive officer as described below. Severance payments have been calculated based on the named executive officer’s current base salary and target bonus opportunity. Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date of October 1, 2011, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Company options and unvested shares of restricted stock remain outstanding on such date), (ii) the price per share of $45.00, (iii) the equity holdings of the named executive officers as of August 3, 2011 (assuming no vesting of awards or exercises of Company options after August 3, 2011), and (iv) the termination of the named executive officers without cause or for good reason immediately following a change in control on October 1, 2011.

Golden Parachute Compensation

					Pension/	Perquisites/		Tax
	Cash		Equity		NQDC	Benefits		Reimbursement	Other	Total
Name	($)		($)(1)		($)	($)		($)	($)	($)

Michael L. Chasen	$2,999,997		$23,059,041	(4)	N/A	—		—	N/A	$26,059,038
Chief Executive Officer, President and Director
Michael J. Beach(2)	—		—		N/A	—		—	N/A	—
Former Chief Financial Officer and Treasurer
John E. Kinzer	$375,000		$2,736,867	(5)	N/A	$16,949	(6)	—	N/A	$3,128,816
Chief Financial Officer
Matthew H. Small	$610,058	(7)	$7,144,510		N/A	$19,543	(8)	—	N/A	$7,774,111
Chief Business Officer, Chief Legal Officer and Secretary
Raymond P. Henderson III	—		$5,498,329	(9)	N/A	—		—	N/A	$5,498,329
Chief Technology Officer; President, Blackboard Learn
Judy K. Verses(3)	—		$752,776	(10)	N/A	—		—	N/A	$752,776
Former Chief Client Officer, President, Sales & Marketing
Jonathan R. Walsh	$119,750		$1,560,419		N/A	—		—	N/A	$1,680,169
Vice President of Finance and Accounting

(1)	Represents the aggregate payments to be made in respect of unvested Company options, unvested restricted stock and unvested restricted stock units upon consummation of the merger and upon a termination or constructive termination of the named executive officers within 12 months of a change-in-control, as described in the footnotes to the table in the “Equity Awards” section in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The amounts include the value of any additional shares of common stock held by certain named executive officers as described below.

(2)	Mr. Beach resigned as an executive officer effective February 28, 2010 and continued to serve the Company for a transition period through July 31, 2010. Because he is no longer serving as an executive officer or employee of the Company, Mr. Beach is not entitled to receive any additional compensation or benefits in connection with the merger. Mr. Beach no longer holds any equity in the Company.

(3)	Ms. Verses resigned as an executive officer effective December 31, 2010 and continued to serve the Company for a transition period through February 28, 2011. Because she is no longer serving as an executive officer or employee of the Company, Ms. Verses is not entitled to receive any additional compensation or benefits in connection with the merger (beyond the cash-out value she will receive for vested Company options and unrestricted shares of common stock she still holds).

(4)	Includes $3,180,915 in cash-out value of 70,687 shares of unrestricted common stock held by Mr. Chasen.

(5)	Includes $179,190 in cash-out value of 3,982 shares of unrestricted common stock held by Mr. Kinzer.

(6)	Includes the cost of COBRA benefits to which Mr. Kinzer would be entitled.

(7)	Mr. Small would be entitled to a payment of approximately $410,000 representing one year of his base salary. In addition, Mr. Small would be entitled to payment of his earned but unpaid bonus which, as of October 1, 2011, assuming he earned 100% of his target incentive bonus, would be $200,058.

(8)	Includes the cost of COBRA premiums and other benefits (as described in his employment agreement) to which Mr. Small would be entitled.

(9)	Includes $1,124,100 in cash-out value of 24,980 shares of unrestricted common stock held by Mr. Henderson.

(10)	Includes $168,750 in cash-out value of 3,750 shares of unrestricted common stock held by Ms. Verses.

Indemnification and Insurance

Following the closing of the merger, Parent shall, and shall cause the surviving corporation and its subsidiaries to, fulfill and honor the obligations of the Company and its subsidiaries with respect to all rights to indemnification, advancement of expenses and exculpation by the Company in favor of each individual who is or was an officer or director of the Company or any subsidiary of the Company at any time prior to the effective time as provided for in the Company’s organizational documents and as provided in certain indemnification agreements between the Company and such persons.

The merger agreement further provides that Parent shall cause to be maintained through the sixth anniversary of the effective time the existing directors’ and officers’ liability insurance coverage (provided that Parent shall not be obligated to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance). In lieu of such coverage, the Company may obtain prior to the effective time a prepaid “tail” policy on the existing policy of directors’ and officers’ liability insurance maintained by the Company for a period ending no earlier than the sixth anniversary of the effective time (provided that, with respect to such “tail” policy, the Company shall not expend in excess of 300% of the annual premiums paid by the Company for its current directors’ and officers’ liability insurance policy).

Director Compensation

The Board approved, upon the recommendation of the Compensation Committee, additional retainer fees to be paid to the chairperson and members of the Transaction Committee in recognition of the additional time commitment required of the members of the Transaction Committee. The chair of the Transaction Committee is to be paid a retainer of $35,000. Non-chair members of the Transaction Committee are to be paid a retainer of $25,000 each.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a “purchase transaction” for financial accounting purposes, in accordance with GAAP.

Certain Material United States Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) of our common stock whose shares will be converted into cash in the merger and who will not own (actually or constructively) any shares of the Company’s common stock after the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations, administrative decisions and rulings of the Internal Revenue Service (which we refer to as the “IRS”), court decisions, and other applicable authorities, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation, which could result in U.S. federal income tax consequences different from those discussed below.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to beneficial holders of Company common stock in light of their particular circumstances or to persons subject to special treatment under the federal income tax laws. In particular, this discussion deals only with persons that beneficially hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Except as expressly provided below, this discussion does not address the tax treatment of special classes of persons, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders in securities, regulated investment companies, real estate investment trusts, persons holding shares of our common stock as part of a hedge, straddle or other risk reduction, constructive sale, conversion transaction, or other integrated transaction, U.S. expatriates, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who exercise appraisal rights, U.S. Holders that beneficially own stock of Parent, and persons who acquired shares of our common stock as compensation, pursuant to the exercise of Company options or otherwise in connection with the performance of services to the Company or any of its affiliates. Furthermore, this discussion does not address any state, local or non-U.S. tax considerations or alternative minimum tax or non-U.S. federal income tax considerations.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of our common stock that is (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership, or an entity treated as a partnership for federal income tax purposes, holds shares of our common stock, the federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion does not address the tax treatment of partnerships or persons who hold their shares of common stock through partnerships for U.S. federal income tax purposes. A partner in a partnership holding shares of our common stock should consult its tax advisor regarding the consequences to them of the merger.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. A. U.S. Holder of our common stock that exchanges such common stock in the merger for cash should recognize capital gain or loss equal to the difference, if any, between the amount of cash received in the merger (determined before the deduction of any applicable withholding taxes) in exchange for such common stock and the U.S. Holder’s adjusted basis in such common stock. Gain or loss should be determined separately for each identifiable block of shares of our common stock (generally, such stock acquired at different prices or at different times). Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the U.S. Holder’s holding period for such shares is more than one year at the time of the merger. The deductibility of capital losses is subject to certain limitations.

Cash payments received by a U.S. Holder in exchange for such U.S. Holder’s common stock in the merger may be subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%), unless the U.S. Holder or other payee (i) provides a valid taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) and complies with certain certification procedures or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional United States federal income tax, rather any amounts withheld may be credited against the U.S. Holder’s federal income tax liability, and if the backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company’s common stock should consult his, her or its own tax advisor as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws or any other United States federal tax laws.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including: (i) filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders; and (ii) complying with U.S. federal securities laws.

In addition, under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the DOJ and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the merger. The notification and report forms were filed by Parent and the Company with the FTC and DOJ on July 7, 2011. The parties were granted early termination of the waiting period under the HSR Act on August 2, 2011.

At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Delisting and Deregistration of Common Stock

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act. Following the merger, the Company will no longer be an independent public company.

Litigation Related to the Merger

On July 7, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Delaware Chancery Court against the Company, the Board, Providence, Parent and Acquisition Sub entitled Astor BK Realty v. Michael L. Chasen, et. al. On July 8, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Superior Court for the District of Columbia against the Company, the Board, Providence, Parent and Acquisition Sub entitled Leroy Pogodzinski v. Blackboard Inc. et. al. On July 19, 2011, a purported class action relating to the transactions contemplated by the merger agreement was filed in the Superior Court for the District of Columbia against the Company, the Board, Providence, Parent and Acquisition Sub entitled Eve Wachsler v. Blackboard Inc. et. al.

The lawsuits generally allege that the Board breached its fiduciary duties by, among other things, approving the transactions contemplated by the merger agreement, which allegedly were financially unfair to the Company and its public stockholders, and agreeing to provisions in the merger agreement that will allegedly prevent the Board from considering other offers. The lawsuits further allege that certain defendants aided and abetted these breaches. The lawsuits seek unspecified damages and equitable relief, including an injunction halting the merger or rescission of the merger as applicable.

On July 27, 2011, plaintiffs in the Pogodzinski and Wachsler matters moved to consolidate the actions in Superior Court for the District of Columbia and for appointment of their respective counsel as co-lead counsel. On August 2, 2011, the Pogodzinski and Wachsler plaintiffs jointly filed an amended complaint which, in addition to the claims described above, asserts a claim for breach of fiduciary duty based on alleged misrepresentations and/or omissions of material facts in the preliminary proxy statement relating to, among other things, the sale process conducted by the Board and the retention of, and analyses conducted by, the Company’s financial advisor. The plaintiffs contemporaneously filed a motion for limited expedited discovery in connection with their anticipated motion for a preliminary injunction. The motion to consolidate and the motion to expedite are both currently pending before the Superior Court.

On August 2, 2011, all defendants filed motions to dismiss the Delaware action.

The Company believes the allegations in the lawsuits are without merit and intends to vigorously defend these matters.

One of the conditions to the closing of the merger is that no injunction shall have been issued by a court of competent jurisdiction that shall be continuing that prohibits the consummation of the merger. If any plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay the commencement of the marketing period or prevent or delay the merger from becoming effective.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board for use at our special meeting of stockholders to be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia, 20001, and at any adjournments or postponements of the meeting. The purpose of the special meeting is to consider and vote on the following proposals:

•	adoption of the merger agreement;

•	approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	approval, on a non-binding advisory basis, of “golden parachute” compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.

At this time, we know of no other matters to be submitted to our stockholders at the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 8, 2011.

Recommendation of the Board of Directors

Acting upon the unanimous recommendation of the transaction committee of the Board composed entirely of independent directors (which we refer to as the “Transaction Committee”), our Board, at a meeting held on June 30, 2011, unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement by the Company and the transactions contemplated by the merger agreement, (iii) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, and (iv) recommended that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by our Board in reaching its conclusions, see “The Merger — Purpose of and Reasons for the Merger; Recommendation of the Transaction Committee and Our Board.”

Our Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Record Date and Quorum

The holders of record of the Company’s common stock as of the close of business on August 3, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 35,137,816 shares of Company common stock outstanding.

A quorum of stockholders is necessary to hold a valid special meeting. The presence at the special meeting of the holders of a majority of the shares of Company common stock issued and outstanding as of the close of business on the record date, in person or by proxy, will constitute a quorum for purposes of the special meeting.

Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. For purposes of determining the presence or absence of a quorum, abstentions and properly executed “broker non-votes” (where a broker, bank or other nominee does not have discretionary authority to vote on a matter, as described in more detail below under “Voting of Proxies”) will be counted as present.

Vote Required for Approval

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding on the record date that are entitled to vote at the special meeting. Each outstanding share of Company common stock on the record date entitles the holder to one vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger requires the affirmative vote of the holders of a majority of shares of Company common stock present in person or represented by proxy at the special meeting and voting on the matter.

If a Company stockholder fails to vote or abstains from voting, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. A failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, but an abstention will have the same effect as a vote “AGAINST” such proposal. A failure to vote or an abstention will have no effect on the proposal to approve certain “golden parachute” compensation. Each “broker non-vote” will also have the same effect as a vote against adoption of the merger agreement, but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the proposal to approve certain “golden parachute” compensation. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due even if a majority of the shares of Company common stock present in person or by proxy at the special meeting and voting on the matter do not vote in favor of the related proposal.

Shares Held by Company Directors and Executive Officers

As of the close of business on August 3, 2011, the record date, the Company’s directors and executive officers held and are entitled to vote, in the aggregate, 489,713 shares of Company common stock (excluding Company options and restricted stock units), representing approximately 1% of the aggregate Company common stock outstanding as of the record date. The directors and executive officers of the Company intend to vote their shares “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.voteproxy.com or telephonically by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on September 15, 2011. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to sign and return the enclosed proxy card even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. If your proxy card is properly executed, but no instructions are indicated on your proxy card, your shares of common stock will be voted in accordance with the recommendation of the Board to vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

If your shares are held in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee and they can give you directions on how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. Organizations who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the proposal to adopt the merger agreement. If you do not instruct your broker, bank or other nominee how to vote, or do not attend the special meeting and vote in person with a legal proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will have no effect on the adjournment proposal or the “golden parachute” compensation proposal.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, SEPARATE INSTRUCTIONS AND A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A STOCKHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR COMPANY STOCK CERTIFICATES.

Revocability of Proxies

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	attending the special meeting and voting in person;

•	properly submitting a later-dated proxy either by mail, the Internet or telephone; or

•	delivering a written notice to the Company corporate secretary at 650 Massachusetts Avenue, NW, 6th Floor, Washington, District of Columbia 20001, Attention: Corporate Secretary, prior to the vote at the special meeting.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, of the adjourned meeting. We are required to give notice, however, if a new record date is set for the adjourned meeting, or if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed. Adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the Company’s common stock present, in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. In addition, at any time prior to convening the special meeting, the special meeting may be postponed without the approval of the Company’s stockholders. If postponed, the Company will publicly announce the new meeting date. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Dissenting Stockholders

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) in accordance with the DGCL and to receive payment based on that valuation in lieu of receiving the merger consideration, but only if you comply with the relevant requirements of the DGCL, which are summarized on page 90 of this proxy statement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, you must not vote in favor of the proposal to adopt the merger agreement and you must continuously hold your shares of Company common stock from the date you make the demand for appraisal through the effective date of the merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

This proxy solicitation is being made by and paid for by the Company on behalf of the Board. In addition to soliciting stockholders by mail, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our directors, officers and employees, without additional compensation, may also be made of some stockholders in person or by mail, telephone or email following the original solicitation. The Company has retained Okapi Partners to assist it in the solicitation of proxies for the special meeting and will pay Okapi Partners a fee of approximately $25,000 plus certain costs associated with additional services, if required. We also have agreed to reimburse Okapi Partners for out-of-pocket expenses and to indemnify them against certain losses arising out of its proxy solicitation services.

Other Matters

The Board knows of no other matters to be brought before the special meeting. If any other matters are properly brought before the special meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Questions and Additional Information

If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, you should contact us in writing at Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, District of Columbia 20001, Attention: Corporate Secretary, or by telephone at (202) 463-4860. You may also contact the Company’s proxy solicitor, Okapi Partners, at 437 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 297-0720 or toll free at (855) 208-8902.

THE MERGER AGREEMENT

This section of the proxy statement summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement and this summary of its terms have been included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the Company, Parent and Acquisition Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that may be made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

The merger agreement provides that, at the effective time, Acquisition Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, upon the terms and subject to the conditions set forth in the merger agreement. After the merger, the Company will continue as the surviving corporation in the merger as a wholly owned subsidiary of Parent. As the surviving corporation, the Company will continue to exist following the merger.

The surviving corporation will be a privately held corporation and the Company’s current stockholders, other than any institutional co-investors and Company executive officers and other key employees who will hold an ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as Company stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors of Acquisition Sub will be the initial directors of the surviving corporation, and the officers of the Company will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier resignation or removal. As a result of the merger, the certificate of incorporation of the Company will be amended and restated in accordance with the merger agreement. The bylaws of the Company will be amended as a result of the merger to conform to those of Acquisition Sub immediately prior to the consummation of the merger. The certificate of incorporation and bylaws as so amended will be the certificate of incorporation and bylaws of the surviving corporation.

Following the completion of the merger, the Company’s shares of common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and cease to be publicly traded.

Effective Time; Marketing Period

Effective Time

The closing of the merger will occur on the later of (i) the date two business days after the earliest date as of which each of the closing conditions (described in “Conditions to the Completion of the Merger” below) has been satisfied or waived, and (ii) the final day of the marketing period. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be jointly designated by Parent and the Company and specified in the certificate of merger), which we refer to as the “effective time.” We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement (assuming the prior satisfaction of the other closing conditions to the merger and the end of the marketing period as described below).

Marketing Period

The term “marketing period” means the first period of 20 consecutive business days commencing after (i) June 30, 2011 during which Parent shall have received certain financial statements, pro forma financial statements and other financial, business and other pertinent information relating to the Company and its subsidiaries of the type that would be required by the applicable SEC requirements for registered public offerings of non-convertible debt securities and such other pertinent and customary information regarding the Company and its subsidiaries as may reasonably be requested by Parent, to the extent the same is of the type and form customarily included in a Rule 144A offering memorandum for private placements of non-convertible high yield debt securities, and meets certain other requirements, which we refer to as the “required financial information,” and (ii) the date that the definitive proxy statement has been mailed to holders of Company common stock, and ending on the earlier of (i) the date 20 consecutive business days throughout and at the end of which (a) Parent has all of the required financial information, and (b) each of the following closing conditions is satisfied or has been waived, assuming that such conditions were applicable at any time during such 20 business day period:

•	the Company stockholder approval being obtained;

•	no injunction being issued and continuing that prohibits consummation of the merger, and no court or other governmental entity having enacted a legal requirement since the date of the merger agreement that remains in effect and prohibits consummation of the merger;

•	the waiting period applicable to the consummation of the merger under the HSR Act expiring or being terminated;

•	the representations and warranties of the Company contained in the merger agreement being accurate as of the date of the merger agreement and as of the date the required closing date, subject to the materiality standards described in “Conditions to the Completion of the Merger” below;

•	the covenants in the merger agreement that the Company is required to comply with or to perform at or prior to the closing being complied with and performed in all material respects; and

•	since December 31, 2010, no material adverse effect (as defined below in “Representations and Warranties”) having occurred;

and (ii) the date on which the debt financing is obtained.

If the Company in good faith believes it has delivered the required financial information to Parent, it may deliver to Parent a written notice to that effect, specifying the date on which it believes it completed the delivery of the required financial information, and the marketing period will be deemed to have commenced on the date specified in that notice unless (i) Parent reasonably determines that the Company has not completed delivery of the required financial information and (ii) within three days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect, stating with reasonable specificity which required financial information the Company has not delivered.

The marketing period will exclude the periods beginning on and including August 20, 2011 through and including September 5, 2011 and beginning on and including December 17, 2011 through and including January 2, 2012 and will not be deemed to have commenced if, after the date of the merger agreement and prior to the completion of the marketing period:

•	the required financial information ceases to comport with the SEC requirements for a registered public offering of debt securities on Form S-1 (or any applicable successor form), ceases to be compliant or otherwise does not include the required financial information, in which case the marketing period will not be deemed to commence unless and until, at the earliest, all such requirements have been satisfied;

•	Ernst & Young LLP withdraws its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the marketing period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and its subsidiaries for the applicable periods by Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Parent;

•	the financial statements included in the required financial information that is available to Parent on the first day of any such 20 consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive business day period, in which case the marketing period will not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated required information that would be required to permit a registration statement on Form S-1 (or any applicable successor form) using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive business day period;

•	the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the marketing period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company SEC documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP;

•	the Company has been delinquent in filing any Quarterly Report on Form 10-Q, in which case the marketing period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured; or

•	if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the marketing period will not be deemed to commence unless and until, at the earliest, all such material accounting comments have been satisfactorily resolved with the SEC staff.

If a mutual closing condition or a condition to the obligations of Parent and Acquisition Sub under the merger agreement has not been satisfied and the failure to satisfy such condition results from the failure of Parent or Acquisition Sub to use its required efforts to consummate the merger and the other transactions contemplated by the merger agreement or otherwise comply with its obligations under the merger agreement, such condition shall be deemed satisfied for purposes of clause “(b)” of this definition of marketing period (as set forth above), however, this sentence shall not be deemed to require Parent and Acquisition Sub to consummate the merger unless such mutual closing conditions and conditions to the obligations of Parent and Acquisition Sub under the merger agreement have been satisfied.

Merger Consideration

Except as noted below, each share of Company common stock issued and outstanding immediately prior to the effective time will be automatically converted at the effective time into the right to receive $45.00 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes. The following shares of Company common stock will not receive the merger consideration:

•	shares of Company common stock held by the Company or any of its wholly owned subsidiaries (or held in the Company’s treasury), which shares will cease to be outstanding, cease to exist, and be cancelled and retired without consideration;

•	shares held by Parent, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Parent, which shares will cease to be outstanding, cease to exist, and be cancelled and retired without consideration; and

•	shares held by stockholders entitled to appraisal rights who have perfected and not withdrawn a demand for appraisal rights in accordance with Delaware law, which shares will only be entitled to the rights granted by Section 262 of the DGCL.

At the effective time, each holder of a certificate formerly representing any shares of Company common stock (or evidence of shares in book-entry form) (other than shares of Company common stock for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under Section 262 of the DGCL) will no longer have any rights with respect to such shares of Company common stock, except for the right to receive the merger consideration upon surrender thereof. See “Appraisal Rights” below.

Payment Procedures

Prior to the effective time, Parent (after consultation with and approval of the Company) shall select a reputable bank or trust company to act as paying agent (the “paying agent”) with respect to the merger. At or immediately following the effective time, Parent shall cause to be paid to the paying agent, in cash, an amount sufficient to pay the merger consideration to holders of shares of Company common stock.

As promptly as reasonably practicable after the effective time, Parent will cause the paying agent to mail to each holder of record of shares of Company common stock a letter of transmittal and instructions advising such holders how to surrender their certificates for the merger consideration. The paying agent, upon receipt of a certificate or book-entry share, together with, in the case of certificates, a completed and executed letter of transmittal, or in the case of book-entry shares, an “agent’s message,” will pay the holder of such certificates or book-entry shares the merger consideration in respect of such shares. The certificate or book-entry shares so surrendered will be cancelled. No interest will be paid or will accrue on any merger consideration payable. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the paying agent without an executed letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At the effective time, we will close our stock transfer books and there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and instructed to comply with the instructions in that letter of transmittal in order to receive the merger consideration to which such person may be entitled.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former stockholders of the Company for one year after the effective time will be delivered to the surviving corporation if requested by the surviving corporation. Former stockholders who have not complied with the payment procedures shall thereafter be entitled to look to Parent and the surviving corporation for payment of the merger consideration upon surrender of their certificates or book-entry shares, and Parent and the surviving corporation will be responsible for the payment of such amounts. Parent, the paying agent and the surviving corporation will not be liable to any holder of a certificate or book-entry share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

If any certificate is lost, stolen or destroyed, the stockholder will have to make an affidavit to that fact and, if required by the surviving corporation, post a bond in customary and reasonable amount as indemnification against any claim that may be made against it with respect to such certificate in order for the paying agent to deliver the applicable merger consideration with respect to such lost, stolen or destroyed certificate.

Parent and the surviving corporation will bear and pay any and all charges and expenses, including those of paying agent, incurred in connection with the payment for shares of Company common stock.

Treatment of Stock Options, Restricted Stock, and Restricted Stock Units

The merger agreement provides that, as soon as reasonably practicable after the date of the merger agreement, the Company will adopt resolutions and take all other action necessary to provide that:

•	subject to a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, among Parent or its affiliates, the Company and a holder of an option to purchase shares of Company common stock (a “Company option”), each vested and unvested Company option outstanding immediately prior to the effective time (each, an “outstanding option”) will be converted into the right to receive, after the effective time, in exchange for the cancellation of such outstanding option, an amount in cash, without interest and subject to the applicable tax withholding, equal to the product of (A) the amount, if any, by which (1) the merger consideration exceeds (2) the per share exercise price of such outstanding option, multiplied by (B) the number of shares of Company common stock subject to such outstanding option immediately prior to the effective time (outstanding options with an exercise price per share that equals or exceeds the merger consideration will be cancelled and terminated with no payment or other consideration paid to the holder thereof and the holder will have no rights with respect to such outstanding options);

•	subject to a separate written agreement entered into after the date of the merger agreement, but prior to the effective time, among Parent or its affiliates, the Company and a holder of restricted stock, (a) any shares of unvested restricted common stock of the Company as of the effective time will be subject to twelve months of accelerated vesting in accordance with the terms of the applicable Company equity plan and award agreement, except that any holder that is not a member of the surviving corporation’s leadership team will have all unvested shares of restricted stock held immediately prior to the effective time accelerated and fully vested at the effective time (each, an “accelerated Company share”), (b) each accelerated Company share will be converted into the right to receive an amount in cash, without interest and subject to the applicable tax withholding, equal to the merger consideration, in exchange for the cancellation of such accelerated Company share, payable promptly after the effective time and (c) each share of Company common stock that constitutes unvested restricted stock of the Company immediately prior to the effective time (after giving effect to the acceleration in (a) above) (each, an “unvested Company share”), will be converted into the right to receive a cash amount equal to the merger consideration, subject to the same forfeiture provisions applicable to such unvested Company share immediately prior to the effective time, payable to the holder within two business days following the date on which the applicable forfeiture provisions lapse and subject to the applicable tax withholding, except that any condition related to continued employment shall be deemed to refer to employment with the surviving corporation or its affiliates;

•	each vested and unvested Company restricted stock unit outstanding immediately prior to the effective time (each, an “outstanding Company restricted stock unit”) will be converted into the right to receive, after the effective time, in exchange for the cancellation of such Company restricted stock unit, an amount in cash, without interest and subject to the applicable tax withholding, equal to (A) the merger consideration, multiplied by (B) the number of shares of Company common stock subject to such outstanding Company restricted stock unit immediately prior to the effective time; and

•	any share of Company common stock representing restricted stock held by Parent, Acquisition Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the effective time will become fully vested immediately prior to the effective time and, at the effective time, will cease to exist, be cancelled and retired and no consideration will be paid in exchange therefor.

After the effective time, the Company equity plans shall be terminated and no such Company option, restricted Company shares or Company restricted stock units shall be outstanding.

Representations and Warranties

The Company makes various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. The Company’s representations and warranties relate to, among other things:

•	the Company’s and its subsidiaries’ due organization, good standing, authority and qualification to do business;

•	the Company’s and its subsidiaries’ governing documents;

•	the Company’s capitalization;

•	the Company’s SEC filings since January 1, 2010, including the financial statements contained therein;

•	the absence of certain undisclosed liabilities since December 31, 2010;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of information supplied by the Company for inclusion in this proxy statement;

•	the absence of a material adverse effect (as defined below in “Representations and Warranties”) and certain other changes or events related to the Company or its subsidiaries since March 31, 2011;

•	intellectual property matters;

•	title to assets and real property;

•	material contracts;

•	compliance with applicable laws and regulations;

•	legal proceedings and orders;

•	governmental authorizations;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	insurance matters;

•	certain business practices;

•	the Company’s corporate power and authority to enter into and consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the vote of the Company’s stockholders required to adopt the merger agreement;

•	the absence of violations of or conflicts with the Company’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals contemplated by the merger agreement;

•	the inapplicability of any anti-takeover law to the merger;

•	the receipt by the Company of a fairness opinion from Barclays Capital;

•	the absence of any undisclosed broker fees; and

•	affiliate transactions.

Material Adverse Effect Definition

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” means any change, effect, event or occurrence that (i) is, or would reasonably be expected to be, materially adverse to the business, operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement. However, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a material adverse effect:

•	any adverse effect (including any loss of employees, any cancellation of or delay in customer orders and any litigation) arising directly or indirectly from or otherwise relating directly or indirectly to (i) general economic, business, political, financial or market conditions, (ii) any facts, circumstances or conditions generally affecting any of the principal industries or industry sectors in which the Company or any subsidiary of the Company operates, (iii) fluctuations in the value of any currency, (iv) any act of terrorism, war, calamity, act of God or other similar event, occurrence or circumstance, (v) the announcement of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (vi) any action or inaction by the Company or any subsidiary of the Company taken or omitted to be taken at Parent’s request, (vii) compliance by the Company with the terms of the merger agreement, (viii) any change in, or any compliance with or action taken for the purpose of complying with, any legal requirement, (ix) any change in, or any compliance with or action taken for the purpose of complying with any change in, GAAP or the interpretation or application thereof, or (x) Parent’s actions or inactions with respect to any agreement, contract or course of dealing with the Company, except in the cases of clauses “(i),” “(ii)” and “(iv)” to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with all other participants in the principal industries in which the Company and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, is or is reasonably expected to be a material adverse effect);

•	any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a material adverse effect has occurred); or

•	any decline in the Company’s stock price (it being understood that the underlying causes of any such decline may be taken into account in determining whether a material adverse effect has occurred).

You should be aware that these representations and warranties are made by the Company to Parent and Acquisition Sub, may be subject to important limitations and qualifications agreed to by Parent and Acquisition Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

The merger agreement also contains various representations and warranties made by Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization and good standing;

•	legal proceedings and orders;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of or conflicts with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, and the required consents and approvals contemplated by the merger agreement;

•	the absence of ownership of Company common stock;

•	the validity and enforceability of the equity commitment letter and debt commitment letter; the absence of any breach of or default under the equity commitment letter, debt commitment letter and other financing agreements; the absence of any contingencies related to the funding of the financing and the absence of any side letters related to the financing;

•	the sufficiency of funds in the financing, and the absence of a financing condition;

•	the solvency of the surviving corporation and its subsidiaries at, and immediately after, the effective time;

•	the guarantee;

•	the absence of competing businesses of Parent and its affiliates and the absence of ownership by Parent and its affiliates of any equity interests or voting securities in the Company’s competitors;

•	the accuracy of information supplied by Parent or Acquisition Sub for inclusion in this proxy statement;

•	the absence of certain agreements;

•	the absence of any undisclosed broker fees; and

•	Parent’s and Acquisition Sub’s investigation and no other representations and warranties by the Company.

Conduct of Our Business Prior to Closing

Under the merger agreement, the Company has agreed that, except (i) to the extent Parent consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in disclosure schedules to the merger agreement, (iii) as required, contemplated or permitted by the merger agreement, (iv) as may be necessary to carry out the transactions contemplated by the merger agreement, or (v) as may be required to comply with any legal requirements, the Company will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course of business;

•	use reasonable best efforts to preserve its business organizations intact; and

•	use commercially reasonable efforts to maintain existing relations and goodwill with customers, suppliers and employees.

The Company has also agreed that, except (i) to the extent Parent consents in writing (which consent, subject to limited exceptions, shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in disclosure schedules to the merger agreement, (iii) as required, contemplated or permitted by the merger agreement, (iv) as may be necessary to carry out the transactions contemplated by the merger agreement, or (v) as may be required to comply with any legal requirements, it will not, and will not permit any of its subsidiaries to:

•	amend its organizational documents;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests;

•	declare or pay any dividend on capital stock (except dividends paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company);

•	subject to certain exceptions, (i) merge or consolidate the Company or any subsidiary of the Company with any other entity, (ii) make any acquisition or divestiture of any interest in any person or any division or material assets thereof, (iii) form any material subsidiary or acquire or divest any equity interest in any other entity, or (iv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution or other reorganization of the Company or any subsidiary of the Company (other than the merger);

•	subject to certain exceptions, issue, sell, encumber or otherwise dispose of any shares of its capital stock or other equity interests;

•	subject to certain exceptions, transfer, lease, license, surrender, abandon or allow to lapse or expire or otherwise dispose of, or cause to become subject to any lien (other than a permitted encumbrance), any material assets of the Company or any subsidiary of the Company;

•	subject to certain exceptions, repurchase, redeem or otherwise acquire any shares of Company common stock;

•	subject to certain exceptions, incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any subsidiary of the Company, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than the Company or any direct or indirect wholly owned Company subsidiary) for borrowed money;

•	subject to certain exceptions, (i) amend, modify or terminate any Company Plan (as defined in the merger agreement) in a manner that materially increases the cost associated with such Company Plan, (ii) increase the compensation, severance or employee benefits or increase the fringe benefits in any material amount of any present or former director, executive officer, employee or consultant of the Company or any subsidiary of the Company, (iii) enter into any Company Plan with any director or executive officer of the Company, or (iv) make any new equity awards to any current or former director or executive officer of the Company;

•	(i) materially modify or terminate any material contract or waive, release or assign any material rights under any material contract, subject to certain exceptions, (ii) enter into any new contract that, if entered into prior to the date of the merger agreement, would have been a material contract (as defined in the merger agreement), other than in the ordinary course of business or (iii) amend or modify the engagement letter between the Company and Barclays Capital;

•	change any of its methods of accounting or accounting practices in any material respect other than as required by GAAP, Regulation S-X, or any other rule or regulation promulgated by the SEC and with respect to any foreign subsidiaries of the Company, changes required by any other legal requirement related to accounting or accounting practices;

•	(i) make any tax election, except for elections made in the ordinary course of business, (ii) enter into any settlement or compromise of any tax liability, except as required by applicable legal requirements, (iii) file any amended tax return that would result in a change in tax liability, taxable income or loss, except as required by applicable legal requirements, (iv) change any annual tax accounting period, except as required by applicable legal requirements, (v) enter into any closing agreement relating to any tax liability, or (vi) give or request any waiver of a statute of limitation with respect to any tax return, except in the case of each of clauses “(i)” through “(vi)” as would not result in an aggregate cost to the Company or the Company’s subsidiaries in excess of $2,000,000;

•	make any capital expenditures that are not contemplated by the Company’s capital expenditure budget, except the Company and its subsidiaries may make such capital expenditures that do not exceed $5,000,000 individually or in the aggregate;

•	subject to certain exceptions, settle or compromise any litigation or other proceeding against the Company or any subsidiary of the Company; or

•	enter into a binding agreement committing to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

The Company has agreed that it and its subsidiaries will not, and the Company will instruct and use its reasonable best efforts to cause its representatives not to:

•	solicit, initiate or knowingly encourage (including by way of providing access to non-public information) the submission to the Company of any inquiry from any third party relating to, or any proposal or offer from any third party for, any alternative acquisition proposal (as defined below);

•	engage in any discussions or negotiations with any third party or representative of such third party that has made an alternative acquisition proposal or an inquiry relating to an alternative acquisition proposal or with any representative of such third party regarding such alternative acquisition proposal or inquiry; and

•	subject to limited exceptions, grant any waiver, amendment or release under any standstill or any confidentiality agreement to which it is a party (in each case, other than to Parent or Acquisition Sub) or under any applicable takeover statute in order to permit the making of an alternative acquisition proposal, unless the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

The Company has agreed that any violation of the restrictions set forth above by any subsidiary or representative of the Company will be a breach of the merger agreement by the Company.

Notwithstanding the aforementioned restrictions, if, at any time prior to the adoption of the merger agreement by the Company’s stockholders, (i) the Company has received a written inquiry or alternative acquisition proposal from a third party that the Board or any Board committee determines in good faith to be bona fide, (ii) the Board or any Board committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such inquiry or alternative acquisition proposal constitutes or would reasonably be expected to result in a superior proposal (as defined below), (iii) the Board or any Board committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements and (iv) such inquiry or alternative acquisition proposal did not result from a material breach of the non-solicitation provision contained in the merger agreement by the Company, any subsidiary of the Company or any of the Company’s representatives, then the Company and its subsidiaries and representatives may (a) engage in any discussions or negotiations regarding such inquiry or alternative acquisition proposal with the third party making such inquiry or alternative acquisition proposal and (b) provide the third party making such inquiry or alternative acquisition proposal with any non-public or other information regarding the Company, any subsidiary of the Company or any other matter. The Company has agreed that (1) prior to engaging in any such discussions, the Company will give Parent written notice of its intention to engage in discussions or negotiations with, or furnish material non-public information to, such third party, (2) prior to providing any material non-public information to such third party, the Company will enter into an acceptable confidentiality agreement with such third party, and (3) prior to providing any material non-public information to such third party, the Company will make any such material non-public information available to Parent.

The Company has agreed to, as promptly as practicable (but, in any event, within 24 hours), notify Parent in writing of the receipt of (i) any alternative acquisition proposal, (ii) any request for non-public information in connection with any alternative acquisition proposal or (iii) any request for discussions or negotiations relating to any alternative acquisition proposal. The notice must indicate the identity of the person making such alternative acquisition proposal and the material terms and conditions of such alternative acquisition proposal. The Company has agreed to keep Parent informed of any material developments with respect to any such alternative acquisition proposal.

For purposes of the merger agreement, an “alternative acquisition proposal” is any inquiry from any third party relating to, or any proposal or offer from any such third party for, any (a) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction, whether in a single transaction or a series of related transactions, pursuant to which any person would own, directly or indirectly, 20% or more of the outstanding equity securities of the Company or of the surviving entity in any such transaction or the resulting direct or indirect parent of the Company or such surviving entity, (b) any purchase (including by means of a tender offer, exchange offer or otherwise), in each case, whether in a single transaction or a series of related transactions, that results or, if consummated, would result in any person(s) owning, directly or indirectly, 20% or more of the outstanding shares of the capital stock of the Company or (c) any direct or indirect acquisition or purchase by any person from the Company or any subsidiary of the Company in any manner, in each case, whether in a single transaction or a series of related transactions, of assets (including capital stock of any Company subsidiaries) representing 20% or more of the consolidated assets or the consolidated revenues of the Company, other than the merger.

For purposes of the merger agreement, a “superior proposal” means any bona fide alternative acquisition proposal (except that, for purposes of the definition of superior proposal, the references in the definition of alternative acquisition proposal to “20%” will be replaced by “51%”) made in writing that is determined in good faith by the Board, after consultation with the Company’s outside legal and financial advisors, to be (i) reasonably capable of being consummated and (ii) more favorable to the holders of Company common stock, from a financial point of view, than the merger, taking into account any factors that the Board deems appropriate, including (to the extent deemed by the Board to be appropriate for consideration) any changes to the financial and other terms of the merger agreement proposed by Parent to the Company.

The merger agreement also required the termination of any existing solicitations, discussions or negotiations with any persons regarding an alternative acquisition proposal that were being conducted before the merger agreement was signed.

Company Board Recommendation; Termination in Connection with a Superior Proposal

The Board has resolved to recommend that our stockholders adopt the merger agreement. Under the merger agreement, the Board (or any Board committee) is not permitted to: (i)(A) withdraw or qualify, change or modify, in a manner adverse to Parent, or publicly propose to withdraw or qualify, change or modify, in a manner adverse to Parent, the Board recommendation in favor of the merger agreement; (B) publicly recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any alternative acquisition proposal; or (C) fail to include the Board recommendation in favor of the merger agreement in this proxy statement (we refer to any action described in this clause “(i)” as a “recommendation change”); or (ii) approve or publicly recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into with any person that makes an alternative acquisition proposal, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any alternative acquisition proposal (other than any acceptable confidentiality agreement) (each such agreement, an “acquisition agreement”).

Notwithstanding the above restrictions or anything else contained in the merger agreement to the contrary, at any time prior to obtaining the Company stockholder approval, the Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements, (i) make a recommendation change in response to (A) a superior proposal that did not result from a material breach by the Company or its subsidiaries or representatives of the non-solicitation provisions of the merger agreement or (B) an intervening circumstance (as defined below), and (ii) in response to a superior proposal that did not result from a material breach of the non-solicitation provision of the merger agreement by the Company or its subsidiaries or representatives, cause the Company to terminate the merger agreement.

A recommendation change due to an intervening circumstance may not be made unless (i) the Company has delivered to Parent a written notice advising Parent that the Board intends to effect a recommendation change as a result of an intervening circumstance and specifying the reasons therefor and describing such intervening circumstance in reasonable detail, (ii) at least three business days have elapsed following the delivery of such notice of recommendation change, (iii) during such three business day period, if requested by Parent, the Company has negotiated in good faith with Parent in an attempt to make such adjustments to the terms and conditions of the merger agreement as would enable the Board to determine not to effect a recommendation change, and (iv) the Board has in good faith taken into account any changes to the terms and conditions of the merger agreement and the guarantee that are reflected in any proposed definitive amendments that were countersigned by Parent, Acquisition Sub and the guarantors, as applicable, and delivered by Parent to the Company during such three business day period.

For purposes of the merger agreement, “intervening circumstance” means any change, event, development or circumstance that occurs or exists prior to the obtaining of the Company stockholder approval and that the Board determines in good faith makes it appropriate to consider a recommendation change.

A recommendation change in response to a superior proposal may not be made unless, (a) the Company has delivered to Parent a written notice advising Parent that the Board intends to make a recommendation change and/or terminate the merger agreement specifying the material terms and conditions of such superior proposal and the identity of the person making such superior proposal, accompanied by a copy of the then-current form of any acquisition agreement, merger agreement or similar agreement with respect to such superior proposal that the Company has received from the person that made such superior proposal, together with copies of any commitment letters or similar material documents received by the Company with respect to any financing for such superior proposal; (b) at least three business days have elapsed following the delivery of such notice of superior proposal; (c) during such three business day period following the delivery of such notice of superior proposal, if requested by Parent, the Company has negotiated in good faith with Parent in an attempt to make such adjustments to the terms and conditions of the merger agreement and the guarantee as would enable the Board to determine not to make a recommendation change and/or terminate the merger agreement; and (d) the Board has in good faith taken into account any changes to the terms and conditions of the merger agreement and the guarantee that are reflected in any proposed definitive amendments thereto that were countersigned by Parent, Acquisition Sub and the guarantors, as applicable, and were delivered by Parent to the Company during such three business day period. In the event there is an amendment to the financial or material terms of such superior proposal, a new notice of superior proposal is required, except that the applicable time period for purposes of the foregoing is reduced to 48 hours from three business days.

In order to enter into an alternative acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “Termination of the Merger Agreement” and “Termination Fees; Expenses” below.

Notwithstanding these restrictions, subject to certain conditions, our Board may make certain disclosures contemplated by the securities laws or other applicable laws.

If (i) any public announcement regarding an alternative acquisition proposal is made by the Company or the person making such alternative acquisition proposal, (ii) within three business days following such public announcement, Parent delivers to the Company in writing a request that the Board expressly publicly reaffirm the Board recommendation in favor of the merger agreement (the parties having agreed that Parent may make only two such requests in the aggregate during the term of the merger agreement), (iii) the Board does not expressly publicly reaffirm the Board recommendation in favor of the merger agreement during the period of ten business days following the delivery to the Company of such request and (iv) the Board does not make a recommendation change during such ten business day period, then, solely for purposes of the applicable termination provision of the merger agreement, the Company will be deemed to have made a recommendation change on the last day of such ten business day period.

Stockholders Meeting

The merger agreement requires the Board to, as promptly as reasonably practicable following the date the SEC staff advises the Company that it has no further comments on the proxy statement or that the Company may commence mailing the proxy statement, but in no event later than five business days after such date, establish a record date for, duly call and give notice of, and, take all reasonable action necessary to convene and hold, a meeting of holders of Company common stock to obtain the Company stockholder approval required for the adoption of the merger agreement, and, unless the Board has effected a recommendation change in accordance with the merger agreement, (i) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement, and (ii) the Company shall include the Board recommendation in the proxy statement. In addition, under certain circumstances, the Company is permitted to adjourn or postpone the Company stockholder meeting, and Parent is permitted to cause us to adjourn the Company stockholder meeting.

Further Action; Reasonable Best Efforts

Each of the Company, Parent and Acquisition Sub has agreed to (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable legal requirements with respect to the merger and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the merger agreement.

The Company, Parent and Acquisition Sub have agreed to use reasonable best efforts to:

•	promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to cause the closing conditions set forth in the merger agreement to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the merger, including preparing and filing promptly and fully all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	promptly provide any information requested by any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement; and

•	repeal any legal requirement prohibiting the consummation of the merger or any of the other transactions contemplated by the merger agreement and contest and resist any order or legal proceeding challenging any of the transactions contemplated by the merger agreement.

Each of the parties to the merger agreement, as applicable, has agreed to cause to be prepared and filed as promptly as practicable (in any event within ten days after the date of the merger agreement) a notification and report form pursuant to the HSR Act.

The Company, Parent and Acquisition Sub have agreed to notify each other promptly upon receipt of any communication from any governmental entity or court in connection with the merger or any of the other transactions contemplated by the merger agreement and to keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding. The Company, Parent and Acquisition Sub have also agreed to consult and cooperate with one another and will consider in good faith the views of one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation or legal proceeding.

To the extent necessary in order to obtain any needed consents or approvals from, and avoid any actions by, any governmental entity, or to otherwise permit the merger to be consummated on a timely basis, Parent has agreed to (in each case, conditioned on consummation of the merger):

•	cause any asset or business, or any portion of any asset or business, of Parent, any of Parent’s affiliates, the Company or any subsidiary of the Company to be sold, divested or otherwise disposed of;

•	enter into or cause any of its affiliates, the Company or any of the Company’s subsidiaries to enter into any voting trust agreement, proxy arrangement, “hold separate” arrangement or other similar agreement or arrangement with respect to any asset or business or any portion of any asset or business;

•	cause any intellectual property rights of Parent, any of Parent’s affiliates, the Company or any of the Company’s subsidiaries to be licensed or made available to other persons; and

•	cause any contractual or business relationship between Parent, any of Parent’s affiliates, the Company or any of the Company’s subsidiaries and any other person to be terminated or modified.

Financing Covenant; Company Cooperation

Each of Parent and Acquisition Sub has agreed to, and Parent has agreed to cause Acquisition Sub to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the debt and equity financing, which we refer to collectively as the “financing,” on the terms and conditions set forth in the debt commitment letter and equity commitment letter, which we refer to collectively as the “commitment letters” (or on terms more favorable in the aggregate to Parent and Acquisition Sub), including the execution and delivery of all instruments and documents as may be reasonably required thereunder. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub has agreed to, and Parent has agreed to cause Acquisition Sub to:

•	use reasonable best efforts to maintain in full force and effect the commitment letters (or to the extent superseded thereby, the definitive financing agreements);

•	as promptly as practicable after the date of the merger agreement, use reasonable best efforts to negotiate, execute and deliver the definitive financing agreements on the terms and conditions (including “market flex” terms and conditions) contained in the commitment letters or on other terms more favorable in the aggregate to Parent and Acquisition Sub, subject to certain restrictions on the content of the definitive financing agreements;

•	use reasonable best efforts to comply on a timely basis with all covenants and other obligations set forth in the commitment letters, the debt financing fee letters and the definitive financing agreements and satisfy all conditions and other contingencies set forth in the commitment letters, the debt financing fee letters and the definitive financing agreements;

•	pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to any of the commitment letters, debt financing fee letters or definitive financing agreements on or following the date of the merger agreement;

•	use reasonable best efforts to obtain all rating agency approvals necessary to obtain the financing;

•	if necessary, comply with any “market flex” provisions contained in any of the commitment letters, the debt financing fee letters or the definitive financing agreements in the event such “market flex” provisions are exercised in accordance with the terms, but subject to the conditions, thereof;

•	enforce its rights under the commitment letters and definitive financing agreements; subject to certain restrictions; and

•	otherwise use reasonable best efforts to cause the financing to be funded in full on or prior to the required closing date.

See “The Merger — Financing of the Merger; Equity Financing; Debt Financing” for a discussion of the commitment letters.

Parent has agreed to keep the Company informed on a reasonably current basis and in reasonable detail with respect to the status of the financing, including providing notice within 48 hours of (i) any material breach or default on the part of any party to any commitment letter or definitive financing agreement, (ii) any notice from a party to any commitment letter or definitive financing agreement of such party’s intent to not comply with any of its commitments or other material obligations under any commitment letter or definitive financing agreement, (iii) any actual or purported withdrawal, modification, termination, rescission or repudiation of any commitment letter or definitive financing agreement, or any provision thereof, and (iv) any other circumstance resulting in Parent no longer believing in good faith that it will be able to obtain, prior to the required closing date, all or any portion of the financing on the terms, in the manner or from the sources contemplated by any of the commitment letters or definitive financing agreements.

Parent and Acquisition Sub have agreed that they shall not agree to the withdrawal, repudiation, termination or rescission of any commitment letter or definitive financing agreement or any provision thereof. Parent and Acquisition Sub have agreed that they shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any commitment letter, debt financing fee letter or definitive financing agreement without the Company’s prior written consent, except that Parent and Acquisition Sub may amend, supplement or otherwise modify any commitment letter or definitive financing agreement if such amendment, supplement or modification:

•	does not reduce the aggregate amount of the financing below an amount that is sufficient to consummate the transactions contemplated by the merger agreement and make certain other payments related to the financing;

•	does not expand the conditions or other contingencies to the receipt or funding of the financing, does not amend or modify, in a manner adverse to Parent or Acquisition Sub, any of the conditions or other contingencies to the receipt or funding of the financing and does not impose new or additional conditions or other contingencies to the receipt or funding of the financing; and

•	would not reasonably be expected to prevent or delay the effective time or the date on which the financing would be obtained or make the funding of the financing less likely, in any material respect, to occur.

If any portion of the financing becomes unavailable on the terms and conditions contemplated in any of the commitment letters or definitive financing agreements for any reason, or any of the commitment letters or definitive financing agreements are withdrawn, repudiated, terminated or rescinded for any reason, then Parent and Acquisition Sub have agreed to use their reasonable best efforts to arrange and obtain, as promptly as practicable (but no later than one business day prior to the required closing date), alternative financing from the same and/or alternative financing sources, in an amount sufficient to consummate the transactions contemplated by the merger agreement and make certain other payments related to the financing. Neither Parent nor Acquisition Sub is obligated to obtain alternative financing on terms and conditions that in the aggregate are less favorable to Parent or Acquisition Sub or, with respect to alternative equity financing, the guarantors, than those set forth in the commitment letters as of the date of the merger agreement. Such alternate financing shall not be subject to any new or additional conditions or other contingencies to the receipt or funding of the alternate financing, as compared to the conditions or other contingencies to the receipt or funding of the financing under the commitment letters as in existence as of the date of the merger agreement.

On and after the date of the merger agreement, if any portion of the financing is not reasonably likely to become available on the terms and conditions contemplated in any of the commitment letters or definitive financing agreements, then the provisions of the confidentiality agreement entered into between the Company and Providence restricting Parent, Acquisition Sub, the guarantors and their respective affiliates and representatives from discussing the merger and sharing confidential information, in each case, with any potential equity or debt financing source and its respective representatives, shall be deemed automatically waived.

The Company has agreed to, and has agreed to cause its subsidiaries to, at Parent’s reasonable request and sole expense, use reasonable best efforts to cooperate with Parent in connection with the financing, subject to certain limitations, including using reasonable best efforts to:

•	assist in the preparation for and participate in a customary and reasonable number of meetings, due diligence sessions, presentations, drafting sessions, sessions with rating agencies and road shows, including to make available representatives of the Company and members of the Company’s finance department;

•	provide reasonable assistance with the preparation of customary bank information memoranda, rating agency presentations, bank syndication materials and high-yield offering memoranda required in connection with the debt financing, and provide customary authorization letters regarding the distribution of information relating to the Company and its subsidiaries to prospective lenders;

•	assist in Parent’s preparation of and execute and deliver at the closing definitive documents related to the debt financing on the terms contemplated by the debt commitment letter;

•	obtain drafts of customary and reasonable accountants’ comfort letters and corporate and facilities ratings and necessary consents, approvals and authorizations in connection with the debt financing as reasonably requested by Parent;

•	furnish the required financial information to Parent and the financing sources;

•	take all actions reasonably necessary to permit the financing sources to perform due diligence and evaluate the Company’s current assets, cash management systems and accounting systems, and policies and procedures relating thereto, for the purpose of preparing bank memoranda and offering documents and establishing collateral arrangements to the extent customary and reasonable and assist the financing sources in establishing relationships with the Company’s existing lenders; and

•	deliver notices of prepayment and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing, and give any other necessary notices, to allow for the payoff, discharge and termination in full, at the closing, of all of the Company’s indebtedness, subject to certain exceptions.

Parent and Acquisition Sub have agreed to ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or any subsidiary of the Company.

Neither the Company nor any subsidiary of the Company will be required to commit to take any action that is not contingent upon the closing, would be effective prior to the effective time, or would encumber any assets of the Company or any of its subsidiaries prior to the effective time.

Neither the Company nor any of its subsidiaries will be required to (i) take any action that would result in a breach of any contract or subject it to actual or potential liability, (ii) bear any cost or expense, or (iii) pay any commitment or other fee or make any other payment or incur any other liability or provide or agree to provide any indemnity prior to the effective time.

Neither the Company nor any of its subsidiaries, nor any of their respective directors or officers, will (i) be required to take any action in the capacity as a member of the Board of the Company or any of its subsidiaries to authorize or approve the financing (or any alternative financing), (ii) have any liability or any obligation under any definitive financing agreement or any related document or other agreement or document related to the financing (or any alternative financing), other than any such liability or obligation of the surviving corporation and its subsidiaries following the merger, or (iii) be required to incur any other liability in connection with the financing (or any alternative financing), other than any other liability incurred by the surviving corporation and its subsidiaries following the merger.

Parent will, at the Company’s request, reimburse the Company for all reasonable and documented costs, including all reasonable and documented out-of-pocket fees and expenses of counsel and other advisors, incurred by the Company or any of its subsidiaries in connection with such cooperation. Parent will indemnify and hold harmless the Company and its subsidiaries and their respective affiliates and representatives against any and all costs and expenses, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred in connection with the financing.

Employee Matters

Employees of the Company or any subsidiary of the Company who continue employment with Parent, the surviving corporation or any subsidiary of the surviving corporation after the effective time (“continuing employees”) will, for one year following the effective time, be entitled to (i) base pay (excluding equity-

related compensation and any transaction bonuses, retention bonuses and similar arrangements of the Company or any of its subsidiaries) that is no less favorable to the individual continuing employees, respectively, in the aggregate, as the base pay in place as of the date of the merger agreement, and (ii) welfare and certain other benefits (excluding any defined benefit pension plan benefits) that are substantially comparable, in the aggregate, to the individual continuing employees, respectively, as those provided by the Company or its subsidiaries as of the date of the merger agreement.

As of the effective time, each continuing employee will receive full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company or its subsidiaries under the comparable employee benefit plans, programs and policies of the surviving corporation in which such continuing employee becomes a participant to the extent that it does not result in the duplication of any benefits for the same period of service. In addition, as of the effective time, the surviving corporation will credit to each continuing employee the amount of vacation time that such continuing employee had accrued under any applicable Company Plan (as defined in the merger agreement) as of the effective time

With respect to each health or welfare benefit plan maintained by the surviving corporation for the benefit of continuing employees, Parent will use its commercially reasonable efforts to ensure that its third party insurance carriers (i) caused to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar Company plan for the plan year that includes the effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the surviving corporation or any affiliate of Parent, as applicable, for the plan year in which the effective time occurs.

Parent will cause the surviving corporation to honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements and all written employment, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company and the Company subsidiaries.

The merger agreement does not create any third party beneficiary rights in any employee or former employee of the Company or any Company subsidiary in respect of continued employment and does not guarantee employment for any period of time or require the surviving corporation to continue or amend any Company plan or other employee benefits plans or arrangements.

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed to, and to cause the surviving corporation and its subsidiaries to, from and after the effective time, fulfill and honor the obligations of the Company and its subsidiaries pursuant to (i) each indemnification, advancement or similar agreement between the Company or any of its subsidiaries and any individual who is or was an officer or director of the Company or any of its subsidiaries at any time prior to the effective time (which we refer to as an “indemnified party”) and (ii) any indemnification, exculpation of liability or advancement of expenses provisions in the organizational documents of the Company or any of its subsidiaries. Parent also has agreed to maintain the indemnification, exculpation of liability and advancement of expenses provisions in the organizational documents of the Company and its subsidiaries as in effect as of the date of the merger agreement.

From and after the effective time, Parent and the surviving corporation have agreed to indemnify and hold harmless each indemnified party against and from any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent any such claim, arises directly or indirectly out of or pertains to (i) any actual or alleged action or omission in such indemnified party’s capacity as a director, officer, employee, fiduciary or agent of (A) the Company or any subsidiary or other affiliate of the Company, or (B) any employee benefit plan or other entity or enterprise with respect to which such individual has at any time served as a director, officer, employee, fiduciary or agent at the request of the Company or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time); or (ii) any action or transaction contemplated by the merger agreement or taken at the request of Parent, the Company or any of its subsidiaries. Parent has agreed not to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim for which indemnification may be sought under the merger agreement unless such settlement (i) includes an unconditional release of all indemnified parties from all liability arising out of such claim and (ii) imposes no obligation of any nature on any indemnified party. In addition, from and after the effective time, Parent will, and will cause the surviving corporation to, advance, prior to the final disposition of any claim for which indemnification may be sought under the merger agreement, upon the request of any indemnified party, all reasonable out-of-pocket costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses) incurred or expected to be incurred by such indemnified party in connection with any such claim.

For a period of six years after the effective time, Parent has agreed to maintain in effect, for the benefit of the indemnified parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s directors’ and officers’ liability insurance policies in effect immediately prior to the effective time, subject to certain limitations. In lieu of the foregoing, the Company may obtain prior to the effective time a prepaid “tail” policy providing the indemnified parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the effective time so long as the aggregate amount paid by the Company for the tail policy does not exceed 300% of the annual premiums payable by the Company with respect to the existing policies for coverage in 2011. Parent has agreed to cause any such tail policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the surviving corporation. In the event that any of the carriers issuing or reinsuring the tail policy become insolvent or otherwise financially distressed such that any of them is reasonably likely to be unable to satisfy its financial obligations under the tail policy at any time during the term thereof, Parent has agreed that it will, from time to time, cause the tail policy to be replaced with another prepaid tail policy on terms and conditions providing substantially equivalent benefits and coverage levels as the tail policy, with a term extending for the remainder of such term.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	access to information of the Company by Parent;

•	interim operations of Acquisition Sub;

•	publicity related to the merger agreement and the merger;

•	exemptions from Rule 16b-3 promulgated under the Exchange Act;

•	the approval by Parent of the merger agreement as the sole stockholder of Acquisition Sub;

•	the redemption of convertible debt; and

•	Parent’s participation in any stockholder litigation against the Company or the Board.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the Company’s stockholders;

•	the absence of any injunction prohibiting consummation of the merger, and the absence of any legal requirements enacted by any court or other governmental entity since the date of the merger agreement, that remain in effect prohibiting consummation of the merger; and

•	expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act.

Parent and Acquisition Sub’s obligations to effect the merger are subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

•	each of the representations and warranties of the Company contained in the merger agreement, other than the fundamental representations (as defined below), being accurate in all respects as of the date of the merger agreement and as of the required closing date as if made on and as of the required closing date (other than any such representation and warranty made as of a specific earlier date, which need be accurate in all respects only as of such earlier date), except where the failure of such representations and warranties to be accurate (considered collectively) does not constitute, and would not reasonably be expected to have, a material adverse effect; provided that, for purposes of determining the accuracy of such representations and warranties, subject to certain exceptions, all material adverse effect and materiality qualifications contained therein will be disregarded; and certain representations and warranties related to due organization and good standing, the absence of any violation of organizational documents of the Company, capitalization of the Company, the authority of the Company and binding nature of the merger agreement and the vote required (which we refer to as the “fundamental representations”) will be accurate in all material respects as of the date of the merger agreement and as of the required closing date as if made on and as of the required closing date (other than any fundamental representation made as of a specific earlier date, which need be accurate in all material respects only as of such earlier date). If one or more inaccuracies in certain representations regarding the Company’s capitalization would result in an increase in the amounts payable of more than $5,000,000 in the aggregate, such inaccuracies will be deemed material;

•	all of the covenants in the merger agreement that the Company is required to comply with or to perform at or prior to the closing being complied with and performed in all material respects;

•	since December 31, 2010, no material adverse effect having occurred; and

•	Parent and Acquisition Sub having received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions to the obligations of Parent and Acquisition Sub to effect the merger have been satisfied.

The Company’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	each of the representations and warranties of Parent and Acquisition Sub contained in the merger agreement being accurate in all respects as of the required closing date as if made on and as of the required closing date (other than any such representation and warranty made as of a specific earlier date, which need be accurate in all respects only as of such earlier date), except where the failure of such representations and warranties to be accurate would not reasonably be expected to have an adverse effect on the ability of Parent or Acquisition Sub to consummate the merger or any of the other transactions contemplated by the merger agreement (including the financing) on a timely basis;

•	all of the covenants in the merger agreement that Parent and Acquisition Sub are required to comply with or to perform at or prior to the closing being complied with and performed in all material respects; and

•	the Company having received a certificate signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent and Acquisition Sub to the effect that the conditions to the obligations of the Company to effect the merger have been satisfied.

None of the Company, Parent or Acquisition Sub may rely on the failure of a condition to be satisfied if such failure was caused by such party’s failure or the failure of any affiliate of such party to use its required efforts (to the extent required by the merger agreement) to consummate the merger and the other transactions contemplated by the merger agreement or otherwise to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned (before or after the adoption of the merger agreement by the holders of shares of Company common stock):

•	by mutual consent of the Company and Parent;

•	by Parent or the Company, if:

•	the effective time has not occurred on or before February 10, 2012; provided that a party may not terminate on this basis if the failure of such party to perform any required covenant or obligation at or prior to the effective time resulted in the failure of the effective time to have occurred prior to February 10, 2012;

•	any legal requirement enacted after the date of the merger agreement and remaining in effect prohibits the consummation of the merger, or any court of competent jurisdiction has issued a permanent injunction prohibiting the consummation of the merger and such injunction has become final and non-appealable; provided that a party may not terminate the merger agreement on this basis if the issuance of any such injunction results from the failure of such party to perform any covenant or other obligation in the merger agreement at or prior to the effective time; or

•	the Company stockholder meeting has been duly convened and completed and the Company stockholder approval has not been obtained at the Company stockholder meeting or at any adjournment or postponement thereof; provided that a party may not terminate the merger agreement on this basis if the failure to obtain the Company stockholder approval results from the failure of such party to perform any covenant or other obligation in the merger agreement at or prior to the Company stockholder meeting;

•	by Parent, if:

•	prior to receipt of the Company stockholder approval, the Board has made a recommendation change; provided that Parent will not be entitled to terminate the merger agreement on this basis later than the tenth day following its receipt of written notice from the Company of the making of such recommendation change;

•	(i) there is an inaccuracy as of such time in any representation or warranty of the Company such that the applicable condition to the obligations of Parent and Acquisition Sub in the merger agreement would not be satisfied as of such time, (ii) Parent has delivered to the Company a written notice of such inaccuracy and (iii) such inaccuracy is not cured in all material respects before the earlier of 20 days since the date of delivery of such written notice and one business day prior to February 10, 2012; provided that Parent will not be entitled to terminate the merger agreement on this basis if there is any inaccuracy of any representation or warranty made by Parent or Acquisition Sub or if Parent or Acquisition Sub has breached any covenant such that the applicable conditions to the obligation of the Company in the merger agreement would not be satisfied; or

•	(i) any covenant or other obligation of the Company contained in the merger agreement is breached such that the applicable condition to the obligations of Parent and Acquisition Sub in the merger agreement would not be satisfied, (ii) Parent has delivered to the Company a written notice of such breach and (iii) such breach is not cured in all material respects before the earlier of 10 days since the date of delivery of such written notice and one business day prior to February 10, 2012; provided that Parent will not be entitled to terminate the merger agreement on this basis if there is any inaccuracy of any representation or warranty made by Parent or Acquisition Sub or Parent or Acquisition Sub has breached any covenant such that the applicable conditions to the obligation of the Company in the merger agreement would not be satisfied;

•	by the Company, if:

•	prior to receipt of the Company stockholder approval, (i) the Board has determined to accept, and enter into one or more acquisition agreements with respect to, a superior proposal, (ii) such superior proposal did not result from a material breach of the non-solicitation provision of the merger agreement by the Company or any of its subsidiaries or representatives, (iii) the Company has complied with certain requirements of the non-solicitation provision of the merger agreement, (iv) prior to or substantially concurrently with the termination of the merger agreement the Company enters into one or more acquisition agreements with respect to such superior proposal and (v) the Company pays the termination fee to Parent;

•	(i) there is an inaccuracy as of such time in any representation or warranty of Parent or Acquisition Sub such that the applicable condition to the obligation of the Company in the merger agreement would not be satisfied as of such time, (ii) the Company has delivered to Parent a written notice of such inaccuracy and (iii) such inaccuracy is not cured in all material respects before the earlier of 20 days since the date of delivery of such written notice and one business day prior to February 10, 2012; provided that the Company will not be entitled to terminate the merger agreement on this basis if there is any inaccuracy of any representation or warranty made by the Company or if the Company has breached any covenant such that the applicable conditions to the obligations of Parent and Acquisition Sub in the merger agreement would not be satisfied;

•	(i) any covenant or other obligation of Parent or Acquisition Sub contained in the merger agreement is breached such that the applicable condition to the obligation of the Company in the merger agreement would not be satisfied, (ii) the Company has delivered to Parent a written notice of such breach and (iii) such breach is not cured in all material respects before the earlier of 10 days since the date of delivery of such written notice and one business day prior to February 10, 2012; provided that the Company will not be entitled to terminate the merger agreement on this basis if there is any inaccuracy of any representation or warranty made by the Company or the Company has breached any covenant such that the applicable conditions to the obligations of Parent and Acquisition Sub in the merger agreement would not be satisfied; or

•	after the final day of the marketing period, (i) each of the conditions to the obligation of each party and the obligations of Parent and Acquisition Sub in the merger agreement has been satisfied or waived, (ii) the Company has notified Parent in writing that it is ready, willing and able to consummate the merger, (iii) Parent and Acquisition Sub have failed to consummate the merger on the required closing date, (iv) the Company has provided written notice to Parent at least two business days prior to terminating the merger agreement, and (v) Parent has not consummated the merger by 4:00 p.m. New York City time on such second business day.

Termination Fees; Expenses

The Company has agreed to pay to Parent a termination fee of $49,112,000 if the merger agreement is terminated by:

•	Parent, because of a recommendation change made by the Board;

•	the Company, in order to enter into an acquisition agreement with respect to a superior proposal;

•	Parent or the Company, because the Company stockholder meeting was convened and completed and the Company stockholder approval was not obtained and (i) Parent is not in material breach of the merger agreement which would give rise to a failure of a condition to the obligation of the Company to effect the merger, (ii) a third party has made an alternative acquisition proposal that becomes publicly known between the date of the merger agreement and the date on which the stockholder meeting was convened, and (iii) within 12 months after such termination of the merger agreement, the Company has entered into or consummated a transaction contemplated by an alternative acquisition proposal that is later consummated (provided that all references to “20%” in the definition of alternative acquisition proposal shall be deemed references to “51%” for purposes of this provision); or

•	Parent, because of an inaccuracy of any representation or warranty of the Company or breach of a covenant or other obligation by the Company and (i) Parent is not in material breach of the merger agreement which would give rise to a failure of a condition to the obligation of the Company to effect the merger, (ii) a third party has made an alternative acquisition proposal that becomes publicly known between the date of the merger agreement and the day prior to the date on which the Company stockholder meeting was convened, and (iii) within 12 months after such termination of the merger agreement, the Company has consummated a transaction or entered into a definitive acquisition agreement contemplated by an alternative acquisition proposal (provided that all references to “20%” in the definition of alternative acquisition proposal shall be deemed references to “51%” for purposes of this provision).

If the merger agreement is terminated by the Company (and subject to certain exceptions, the mutual closing conditions and the conditions to the obligations of Parent and Acquisition Sub to effect the merger are satisfied or waived), Parent has agreed to pay to the Company a reverse termination fee of $106,409,000 in the event the termination is due to:

•	Parent’s uncured breach of representations or warranties or uncured failure to perform its covenants and other obligations, which would give rise to a failure of the related condition to the Company’s obligation to close the transactions contemplated by the merger agreement; or

•	termination by the Company at any time after the final day of the marketing period (as defined in “The Merger Agreement — Effective Time; Marketing Period”) if, (i) each of the mutual closing conditions and the conditions to the obligations of Parent and Acquisition Sub in the merger agreement have been satisfied or waived, (ii) the Company has notified Parent in writing that it is ready, willing and able to consummate the merger, (iii) Parent and Acquisition Sub have failed to consummate the merger on the required closing date, (iv) the Company has provided written notice to Parent at least two business days prior to terminating the merger agreement, and (v) Parent has not consummated the merger by 4:00 p.m. New York City time on such second business day.

If the merger agreement is terminated by Parent because of an inaccuracy of any representation or warranty of the Company or breach of a covenant or other obligation by the Company, then the Company will pay Parent an amount equal to the sum of Parent’s and Acquisition Sub’s expenses; provided that the amount of any payment by the Company of such expenses will be credited against the amount of any termination fee that may subsequently become payable. In no event shall the expenses reimbursable by the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, under the merger agreement exceed $5,000,000 in the aggregate.

If Parent or the Company fails to pay when due any of the termination fees or expenses required, then such party will reimburse the other party for all fees, costs and expenses incurred in connection with any action taken to collect payment and in connection with the enforcement by the other party of its rights; and such party will pay to the other party interest on the overdue amount at a rate per annum 300 basis points over the “prime rate.”

Amendment; Waiver

The merger agreement may be amended with the approval of the parties at any time prior to the effective time. After any adoption of the merger agreement by the holders of shares of Company common stock, no amendment will be made which by law requires further approval of such holders without the further approval of such holders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

No failure on the part of any party to exercise any right or remedy under the merger agreement, and no delay on the part of any party in exercising any right or remedy under the merger agreement, will operate as a waiver of such right or remedy. No single or partial exercise of any such right or remedy will preclude any other or further exercise thereof or of any other right or remedy.

At any time prior to the effective time, the parties may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement.

Remedies

Subject to the Company’s right to specific performance (which is described below), the sole and exclusive remedies of the Company under the merger agreement, related documents and transactions contemplated thereunder, consist of:

•	the right to terminate the merger agreement and receive the reverse termination fee in certain circumstances;

•	reimbursement of any fees, costs and expenses (including legal fees) incurred in connection with any action taken to collect payment of any fees and expenses payable by Parent to the Company under the merger agreement;

•	reimbursement of all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred in connection with obtaining a decree or order of specific enforcement or an injunction;

•	the right to reimbursement of any filing fees associated with compliance with applicable regulatory requirements that are paid or otherwise incurred by the Company, as applicable;

•	certain indemnification rights and the Company’s right to enforce the guarantee; and

•	the right to seek damages for breaches of representations and warranties by Parent and Acquisition Sub under the merger agreement, the guarantors under the guarantee and the Providence Funds under the equity commitment letter.

The liability of Parent and Acquisition Sub (including for monetary damages) in connection with the merger agreement and any of the transactions contemplated thereby is limited to the lesser of:

•	the sum of the amount of the reverse termination fee, if any, plus the amount of certain fees, expenses and other specified payment obligations under the merger agreement; and

•	in the event the reverse termination fee becomes payable, $111,409,000, and in the event the reverse termination fee does not become payable, $5,000,000.

The Company may obtain a decree of specific performance to specifically enforce the observance of covenants or obligations which are threatened to be breached by Parent or Acquisition Sub and may seek an injunction restraining the breach by Parent or Acquisition Sub of the financing covenant. The Company may obtain a decree of specific performance to (i) cause Parent and Acquisition Sub to draw down the full proceeds of the equity financing and cause Parent and Acquisition Sub to cause the equity financing to be funded in order to consummate the merger or (ii) directly cause the equity financing to be funded, only if, with respect to clauses (i) and (ii), each of the following conditions has been satisfied:

•	each of the mutual closing conditions and the conditions to the obligations of Parent and Acquisition Sub in the merger agreement have been satisfied or waived;

•	the debt financing has been funded, or will be funded at the closing if the equity financing is funded at the closing;

•	Parent or Acquisition Sub shall have failed to consummate the merger on the required closing date; and

•	the Company has confirmed in writing that if both the equity financing and the debt financing were funded, the closing will occur (and the Company has not revoked such confirmation).

The Company may pursue, simultaneously or otherwise, both a grant of specific performance and the other remedies provided for in the merger agreement; but in no event will the Company be entitled to obtain both the reverse termination fee and specific performance of the merger agreement resulting in the consummation of the merger.

Subject to Parent’s right to specific performance (which is described below), the sole and exclusive remedies of Parent under the merger agreement, related documents and transactions contemplated thereunder, consist of:

•	the right to terminate the agreement and receive the termination fee;

•	the right to receive reimbursement of certain expenses incurred by Parent and Acquisition Sub; and

•	the right to pursue damages solely for willful and intentional breaches of the covenants restricting solicitation of proposals by the Company and recommendation changes by the Board.

The liability of the Company and its subsidiaries in connection with the merger agreement and any of the transactions contemplated thereby is limited to:

•	in the event the termination fee becomes payable, $52,112,000 (other than in the event of a willful and intentional breach of the Company’s no-shop covenant as described below);

•	in the event Parent’s and Acquisition Sub’s expenses become payable, $8,000,000; and

•	in all other cases, $3,000,000.

Parent and Acquisition Sub may obtain a decree of specific performance to specifically enforce the observance of covenants or obligations which are threatened to be breached by the Company. In no event will Parent or Acquisition Sub, or any of their respective affiliates, be entitled to obtain both the termination fee (including Parent’s and Acquisition Sub’s expenses) and specific performance of the merger agreement resulting in the consummation of the merger.

Parent and Acquisition Sub may only seek to recover damages against the Company for willful and intentional breaches of the no-shop covenant. In no event will Parent or Acquisition Sub be permitted to obtain monetary recoveries or awards in excess of $81,853,000 with respect to such willful and intentional breaches, or for consequential, special, indirect or punitive damages with respect to the merger agreement or the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of such breach, termination or failure.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $45.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable statutory requirements or of Delaware law pertaining to appraisal rights, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, where, as here, a merger agreement is to be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions:

•	you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock;

•	you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; and

•	you must hold your shares of Company common stock continuously through the effective date of the merger, and otherwise comply with the requirements of Section 262 of the DGCL.

If you fail to comply with these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must be the holder of record of the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time. A stockholder who is the record holder of such shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time, will lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, District of Columbia 20001, Attention: Chief Legal Officer, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Company common stock. A stockholder’s failure to make such written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company common stock on August 3, 2011 is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or, in the case of uncertificated shares, in the transfer agent’s records, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company common stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, will be entitled to receive from the surviving corporation, upon written request, a written statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The written statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is timely and duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached with the surviving corporation. After notice to stockholders who have demanded appraisal, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded appraisal for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the stockholders entitled to appraisal of their shares of Company common stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings, and through such proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Company common stock as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. In the absence of such determination, each party bears its own expenses. Any stockholder who has demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time into the right to receive the $45.00 per share cash payment (without interest) pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within 60 days after the effective date of the merger (or thereafter with the written approval of the Company) and accept the merger consideration offered pursuant to the merger agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock trades on NASDAQ under the symbol “BBBB.” The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Company’s common stock by quarter.

Calendar Quarters	High	Low

2011
3rd Quarter (through August 4, 2011)	$44.25	$42.49
2nd Quarter	48.80	36.26
1st Quarter	42.33	33.91
2010
4th Quarter	$42.96	$35.54
3rd Quarter	39.82	33.09
2nd Quarter	45.43	37.33
1st Quarter	45.92	37.27
2009
4th Quarter	$46.30	$35.47
3rd Quarter	37.92	27.55
2nd Quarter	34.03	27.45
1st Quarter	32.70	23.00

We have not paid or declared any cash dividends on our common stock. Under the terms of the merger agreement, the Company cannot declare, set aside for payment or pay any dividend with respect to any shares of its common stock.

The closing sales price of our common stock on NASDAQ on April 18, 2011, the day immediately prior to our public announcement that we were evaluating strategic alternatives to enhance stockholder value, was $37.16 per share. The closing sales price of our common stock on NASDAQ on June 29, 2011, the day immediately prior to our public announcement that we had entered into the merger agreement, was $43.64 per share. The closing sales price of our common stock on NASDAQ on August 4, 2011, the day immediately prior to the date of this proxy statement, was $42.49 per share. As of August 4, 2011, there were approximately 35,137,816 shares of our common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 3, 2011 except where indicated, information regarding beneficial ownership of our common stock (i) by each person known to us who beneficially owned more than 5% of the shares of our common stock outstanding at such date; (ii) by each director; (iii) by each named executive officer; and (iv) by all directors and named executive officers as a group.

	Number of Shares	Percentage of
	Beneficially	Shares of
Name and Address of Beneficial Owner(1)	Owned	Common Stock

Janus Capital Management, LLC(2)	4,323,383	12.30%
151 Detroit Street
Denver, CO 80206
T. Rowe Price Associates, Inc.(3)	3,524,450	10.03
100 E. Pratt Street
Baltimore, MD 21202
Artisan Partners(4)	2,937,500	8.36
875 East Wisconsin Avenue
Suite 800
Milwaukee, WI 53202
TimesSquare Capital Management, LLC(5)	2,314,430	6.59
1177 Avenue of the Americas, 39th Floor
New York, NY 10036
BlackRock Inc.(6)	2,144,958	6.10
40 East 52nd Street
New York, NY 10022
Michael L. Chasen(7)	716,710	2.01
John E. Kinzer(8)	115,848	*
Matthew H. Small(9)	163,548	*
Raymond P. Henderson III(10)	132,710	*
Jonathan R. Walsh(11)	71,225	*
Joseph L. Cowan(12)	30,000	*
Frank Gatti(13)	18,000	*
Thomas Kalinske(14)	30,000	*
Beth Kaplan(15)	30,000	*
E. Rogers Novak, Jr.(16)	78,434	*
Matthew L. Pittinsky(17)	97,719	*
All directors and executive officers as a group (11 persons)(18)	1,484,194	4.11

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. The percentages shown are based on 35,137,816 shares of common stock outstanding as of August 3, 2011. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise listed, the address of each stockholder is: c/o Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, D.C. 20001.

(2)	Consists of securities beneficially owned by one or more investment companies or other managed accounts which are advised or sub-advised by Janus Capital Management, LLC (“Janus Capital”). Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed

Portfolios, Janus Capital may be deemed to be the beneficial owner of 4,323,383 shares of Blackboard common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is derived solely from a Schedule 13G/A filed by Janus Capital with the SEC on February 14, 2011.

(3)	This information is derived solely from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2011.

(4)	Consists of securities held by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC Inc, Andrew A Ziegler and Carlene M. Ziegler. Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. This information is derived solely from a Schedule 13G/A filed by Artisan Partners Holdings LP with the SEC on February 10, 2011.

(5)	This information is derived solely from a Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 9, 2011.

(6)	Consists of shares held by the following investment management subsidiaries of BlackRock, Inc.: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock International Limited, BlackRock Japan Co. Ltd., BlackRock Asset Management Canada Limited and BlackRock Asset Management Australia Limited, none of which beneficially owns in excess of 5% of the outstanding Common Stock. This information is derived solely from a Schedule 13D filed by BlackRock, Inc. with the SEC on July 11, 2011.

(7)	Includes 556,553 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(8)	Includes 83,301 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(9)	Includes 34,693 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(10)	Includes 28,750 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(11)	Includes 58,765 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(12)	Includes 30,000 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(13)	Includes 12,000 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(14)	Includes 30,000 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(15)	Includes 30,000 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(16)	Includes 32,700 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(17)	Includes 97,719 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

(18)	Includes 994,481 shares of common stock issuable upon exercise of Company options on or before October 2, 2011.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that the number of shares of the Company’s common stock present in person and represented by proxy at the special meeting and voting “FOR” the adoption of the merger agreement is insufficient to adopt the merger agreement, the Company may move to adjourn the special meeting in order to enable the Board to solicit additional proxies in favor of the adoption of the merger agreement. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

The Board unanimously recommends that you vote “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

The Board recognizes the significant interest of Blackboard’s stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation payable to our named executive officers in connection with the proposed merger payable pursuant to arrangements entered into with the Company and as disclosed in this proxy statement. We are asking our stockholders to adopt the following resolution at the special meeting:

“RESOLVED, that the stockholders of Blackboard Inc. approve, on an advisory basis, the compensation that will or may become payable by the Company to the named executive officers as disclosed pursuant to Item 402(t) of Regulation S-K and as set forth in this proposal titled “Advisory Vote Regarding Certain Executive Compensation” and as further described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

This resolution, commonly referred to as a “say on golden-parachute” resolution, will be considered approved if it receives the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting and voting on the matter. Abstentions and broker non-votes will have no effect.

The descriptions of the payments contained in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” as well as the table entitled “Golden Parachute Compensation” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each named executive officer in connection with the merger and that will or may become payable to the named executive officer either by the Company or by Parent. We are asking our stockholders to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may become payable by the Company to each of the named executive officers as set forth in the table below and as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Potential Payments upon Termination or Change-in-Control.”

The following table reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the merger as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date of October 1, 2011, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Company options, unvested shares of restricted stock and restricted stock units remain outstanding on such date), (ii) the price per share of $45.00, (iii) the equity holdings of the named executive officers as of August 3, 2011 (assuming no vesting of awards or exercises of Company options after August 3, 2011), and (iv) the termination of the named executive officers without cause or for good reason immediately following a change in control on October 1, 2011.

Golden Parachute Compensation

					Pension/	Perquisites/		Tax
	Cash		Equity		NQDC	Benefits		Reimbursement	Other	Total
Name	($)		($)(1)		($)	($)		($)	($)	($)

Michael L. Chasen	$2,999,997		$23,059,041	(4)	N/A	—		—	N/A	$26,059,038
Chief Executive Officer, President and Director
Michael J. Beach(2)	—		—		N/A	—		—	N/A	—
Former Chief Financial Officer and Treasurer
John E. Kinzer	$375,000		$2,736,867	(5)	N/A	$16,949	(6)	—	N/A	$3,128,816
Chief Financial Officer
Matthew H. Small	$610,058	(7)	$7,144,510		N/A	$19,543	(8)	—	N/A	$7,774,111
Chief Business Officer, Chief Legal Officer and Secretary
Raymond P. Henderson III	—		$5,498,329	(9)	N/A	—		—	N/A	$5,498,329
Chief Technology Officer; President, Blackboard Learn
Judy K. Verses(3)	—		$752,776	(10)	N/A	—		—	N/A	$752,776
Former Chief Client Officer, President, Sales & Marketing
Jonathan R. Walsh	$119,750		$1,560,419		N/A	—		—	N/A	$1,680,169
Vice President of Finance and Accounting

(1)	Represents the aggregate payments to be made in respect of unvested Company options, unvested restricted stock and unvested restricted stock units upon consummation of the merger and upon a termination or constructive termination of the named executive officers within 12 months of a change-in-control, as described in the “Equity Awards” section in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The amounts include the value of any additional shares of common stock held by certain named executive officers as described below.

(2)	Mr. Beach resigned as an executive officer effective February 28, 2010 and continued to serve the Company for a transition period through July 31, 2010. Because he is no longer serving as an executive officer or employee of the Company, Mr. Beach is not entitled to receive any additional compensation or benefits in connection with the merger. Mr. Beach no longer holds any equity in the Company.

(3)	Ms. Verses resigned as an executive officer effective December 31, 2010 and continued to serve the Company for a transition period through February 28, 2011. Because she is no longer serving as an executive officer or employee of the Company, Ms. Verses is not entitled to receive any additional compensation or benefits in connection with the merger (beyond the cash-out value she will receive for vested Company options and unrestricted shares of common stock she still holds).

(4)	Includes $3,180,915 in cash-out value of 70,687 shares of unrestricted common stock held by Mr. Chasen.

(5)	Includes $179,190 in cash-out value of 3,982 shares of unrestricted common stock held by Mr. Kinzer.

(6)	Includes the cost of COBRA benefits to which Mr. Kinzer would be entitled.

(7)	Mr. Small would be entitled to a payment of approximately $410,000 representing one year of his base salary. In addition, Mr. Small would be entitled to payment of his earned but unpaid bonus which, as of October 1, 2011, assuming he earned 100% of his target incentive bonus, would be $200,058.

(8)	Includes the cost of COBRA premiums and other benefits (as described in his employment agreement) to which Mr. Small would be entitled.

(9)	Includes $1,124,100 in cash-out value of 24,980 shares of unrestricted common stock held by Mr. Henderson.

(10)	Includes $168,750 in cash-out value of 3,750 shares of unrestricted common stock held by Ms. Verses.

Vote Required and Board of Directors Recommendation

The vote on this proposal 3 is a vote separate and apart from the vote on proposal 1 to adopt the merger agreement or proposal 2 to approve adjournments of the special meeting. You may vote to approve proposal 1 or 2 and vote not to approve this proposal 3 on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. The vote required to approve this proposal 3 is the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or represented by proxy at the special meeting and voting on the matter.

The Board unanimously recommends a vote “FOR” the advisory resolution on the compensation that will or may be received by our named executive officers in connection with the proposed merger.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, we expect to hold a 2012 annual meeting of stockholders next year.

Proposals of stockholders and stockholder nominees for election as director intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 28, 2011. Under our by-laws, stockholders who wish to make a proposal or submit a nominee for election as director at the 2012 annual meeting, other than one that will be included in our proxy statement, must notify us between February 4, 2012 and March 5, 2012. If a stockholder who wishes to present a proposal fails to notify us by March 5, 2012 and such proposal is brought before the 2012 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2012 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies, including discretionary authority to vote in opposition to the matter. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, D.C. 20001, Attention: Corporate Secretary. Stockholders are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the stockholders. Brokers with account holders who are our stockholders will also be householding our proxy materials. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement at a shared address to which a single copy of the documents was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Blackboard Inc., 650 Massachusetts Avenue NW, 6th Floor, Washington, D.C. 20001 or call (202) 463-4860. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above. If you have received notice from your broker that they will be householding communications to your address and you would prefer to receive a separate set of materials, please notify your broker. Stockholders who currently receive multiple copies of the materials at their addresses and would like to request householding of their communications should also contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and other informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. However, nothing in this proxy statement shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded to the extent a statement contained in (1) this proxy statement, or (2) any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes such statement.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and are incorporated by reference in this proxy statement.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	The Company’s Definitive Proxy Statement for our 2011 annual meeting filed with the SEC on April 21, 2011;

•	The Company’s Current Report on Form 8-K filed on June 9, 2011;

•	The Company’s Current Report on Form 8-K filed on July 1, 2011;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the year covered by the Form 10-K mentioned above; and

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting.

In the event of conflicting information in these documents, you should rely on the information in the latest filed documents.

Each person to whom a copy of this proxy statement is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at 650 Massachusetts Ave, NW, 6th Floor, Washington, D.C. 20001, Attention: Corporate Secretary, telephone: (202) 463-4860.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 5, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit 2.1

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

Bulldog Holdings, LLC
a Delaware limited liability company;

Bulldog Acquisition Sub, Inc.
a Delaware corporation; and

Blackboard Inc.,
a Delaware corporation

Dated as of June 30, 2011

Section 1 THE MERGER; EFFECTIVE TIME		A-1
1.1	Merger of Acquisition Sub into the Company	A-1
1.2	Effect of the Merger	A-1
1.3	Effective Time	A-1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2
1.5	Conversion of Company Shares	A-2
1.6	Closing of the Company’s Transfer Books	A-2
1.7	Payment for Company Shares	A-3
1.8	Appraisal Rights	A-4
1.9	Stock Options; Restricted Stock; Restricted Units	A-4
1.10	Withholding Rights	A-5
Section 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-5
2.1	Due Organization and Good Standing; Subsidiaries	A-6
2.2	Organizational Documents	A-6
2.3	Capitalization	A-6
2.4	SEC Filings; Financial Statements	A-7
2.5	Absence of Certain Changes	A-8
2.6	IP Rights	A-9
2.7	Title to Assets; Real Property	A-10
2.8	Contracts	A-10
2.9	Compliance with Legal Requirements	A-11
2.10	Legal Proceedings; Orders	A-11
2.11	Governmental Authorizations	A-11
2.12	Tax Matters	A-12
2.13	Employee Benefit Plans	A-13
2.14	Labor Matters	A-14
2.15	Environmental Matters	A-15
2.16	Insurance	A-15
2.17	Certain Business Practices	A-15
2.18	Authority; Binding Nature of Agreement	A-15
2.19	Vote Required	A-16
2.20	Non-Contravention; Consents	A-16
2.21	Section 203 of the DGCL; Takeover Statutes	A-16
2.22	Opinion of Financial Advisor	A-16
2.23	Brokers	A-16
2.24	Affiliate Transactions	A-16
Section 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		A-17
3.1	Due Organization and Good Standing	A-17
3.2	Legal Proceedings; Orders	A-17
3.3	Authority; Binding Nature of Agreement	A-17
3.4	Non-Contravention; Consents	A-18
3.5	Company Shares	A-18
3.6	Financing	A-18
3.7	Solvency	A-20
3.8	Guarantee	A-21

A-i

3.9	No Competing Business	A-21
3.10	Information in Proxy Statement	A-21
3.11	Absence of Certain Agreements	A-21
3.12	Brokers	A-22
3.13	Investigation; No Other Representations or Warranties	A-22
Section 4 COVENANTS		A-22
4.1	Interim Operations of the Company	A-22
4.2	No Solicitation; Change in Recommendation	A-25
4.3	Meeting of the Company’s Stockholders	A-28
4.4	Filings; Other Action	A-29
4.5	Access	A-31
4.6	Financing Covenants	A-31
4.7	Cooperation by the Company	A-33
4.8	Reserved	A-34
4.9	Interim Operations of Acquisition Sub	A-34
4.10	Publicity	A-35
4.11	Stock Options; Restricted Stock; Restricted Stock Units	A-35
4.12	Other Employee Benefits	A-35
4.13	Indemnification; Directors’ and Officers’ Insurance	A-36
4.14	Rule 16b-3 Actions	A-37
4.15	Parent Vote	A-37
4.16	Redemption of Convertible Debt	A-37
4.17	Stockholder Litigation	A-38
Section 5 CONDITIONS TO THE PARTIES’ OBLIGATION TO EFFECT THE MERGER		A-38
5.1	Conditions to Obligation of Each Party	A-38
5.2	Conditions to Obligations of Parent and Acquisition Sub	A-38
5.3	Conditions to Obligation of the Company	A-38
5.4	Frustration of Closing Conditions	A-39
Section 6 TERMINATION		A-39
6.1	Termination	A-39
6.2	Effect of Termination	A-41
6.3	Fees and Expenses	A-41
6.4	Company Exclusive Remedy; Parent Maximum Liability	A-43
6.5	Parent Exclusive Remedy; Company Maximum Liability	A-44
Section 7 MISCELLANEOUS PROVISIONS		A-45
7.1	Amendment	A-45
7.2	Waiver	A-45
7.3	Survival	A-45
7.4	Entire Agreement; Counterparts	A-45
7.5	Applicable Law; Jurisdiction	A-46
7.6	Payment of Expenses	A-46
7.7	Assignability; Parties in Interest	A-46
7.8	Notices	A-47
7.9	Severability	A-48
7.10	Counterparts	A-48

A-ii

7.11	Obligation of Parent	A-48
7.12	Disclosure Schedule	A-48
7.13	Specific Performance	A-49
7.14	Waiver of Jury Trial	A-50
7.15	Construction	A-50
7.16	Non-Recourse	A-50
7.17	Financing Sources	A-51

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of June 30, 2011, by and among: Bulldog Holdings, LLC, a Delaware limited liability company (“Parent”); Bulldog Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and Blackboard Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

C. The board of managers of Parent and the respective boards of directors of Acquisition Sub and the Company have unanimously authorized and approved the execution and delivery of this Agreement and the performance of their respective obligations under this Agreement.

D. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Providence Equity Partners VI L.P., a limited partnership organized under the laws of the State of Delaware, and Providence Equity Partners VI-A L.P., a limited partnership organized under the laws of the State of Delaware (each, a “Guarantor” and collectively, the “Guarantors”) is entering into and delivering to the Company a guarantee in favor of the Company (the “Guarantee”) with respect to the matters set forth therein.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1  THE MERGER; EFFECTIVE TIME

1.1  Merger of Acquisition Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

1.2  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3  Effective Time.  On the later of (a) the date two business days after the earliest date as of which each of the conditions set forth in Section 5 has been satisfied or waived (other than the conditions set forth in Section 5.2(c) and Section 5.3(c), which by their nature are to be satisfied at Closing but subject to the satisfaction or waiver of each of such conditions at Closing), and (b) the final day of the Marketing Period, the parties hereto shall cause a properly executed certificate of merger in customary form and conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as may be jointly designated by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 10:00 a.m. (Eastern time) on the date on which the Certificate of Merger is required to be so filed (the “Required Closing Date”), a closing shall be held at the offices of Dewey & LeBoeuf LLP, 1101 New York Avenue, NW, Washington, D.C. (or at such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 5 and initiating the payment referred to in the second sentence of Section 1.7(a) (the “Closing”).

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit B;

(b) subject to Section 4.13(a), the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time;

(c) the individuals who were directors of Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation; and

(d) the individuals who were officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation.

1.5  Conversion of Company Shares.  Subject to Section 1.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Shares:

(a) any Company Shares held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall (i) cease to be outstanding, (ii) cease to exist, and (iii) be cancelled and retired, and no consideration shall be paid in exchange therefor;

(b) any Company Shares held by Parent, Acquisition Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall (i) cease to be outstanding, (ii) cease to exist, and (iii) be cancelled and retired, and no consideration shall be paid in exchange therefor;

(c) except as provided in clauses “(a)” and “(b)” above, and subject to Section 4.11, each Company Share issued and outstanding immediately prior to the Effective Time that is not an Appraisal Share shall be converted into the right to receive an amount in cash equal to $45.00 (the “Per Share Amount”); and

(d) each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

Without limiting or affecting the covenants in Section 4.1, if, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination, exchange or readjustment of shares, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount payable pursuant to Section 1.5(c) or used in calculating any amounts payable pursuant to Section 1.9 or Section 4.11 shall be equitably adjusted to reflect such change.

1.6  Closing of the Company’s Transfer Books.  At the Effective Time: (a) all Company Shares that were outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist; (b) all holders of valid certificates previously representing Company Shares that were outstanding immediately prior to the Effective Time (“Certificates”), and all holders of non-certificated Company Shares represented by a book-entry that were outstanding immediately prior to the Effective Time (“Book-Entry Shares”), shall cease to have any rights as stockholders of the Company; and (c) each such Company Share shall, subject to Section 1.8, represent the right to receive, upon the surrender of the Certificate or Book-Entry Share previously representing such Company Share in accordance with Section 1.7, the Per Share Amount, plus any unpaid dividends with a record date prior to the

Effective Time payable with respect to such Company Share. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Shares that were outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share previously representing any of such Company Shares is surrendered to the Paying Agent or to the Surviving Corporation or Parent, such Certificate or Book-Entry Share shall be canceled and shall be exchanged as provided in Section 1.7. In the event there was a transfer of ownership of any Company Share prior to the Effective Time and such transfer shall not have been registered in the transfer records of the Company, the Per Share Amount payable in respect of such Company Share shall be paid to the transferee of such Company Share if the Certificate or Book-Entry Share that previously represented such Company Share is surrendered to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, in each case, in form reasonably acceptable to Parent.

1.7  Payment for Company Shares.

(a) Prior to the Effective Time, Parent (after consultation with and approval of the Company) shall select a reputable bank or trust company to act as paying agent with respect to the Merger (the “Paying Agent”). At or immediately following the Effective Time, Parent shall cause to be paid to the Paying Agent, in cash, an amount sufficient to enable the Paying Agent to make all payments required to be made pursuant to Section 1.5 to holders of Company Shares outstanding immediately prior to the Effective Time (such cash amount, the “Exchange Fund”). Until used for that purpose, the Exchange Fund shall be invested by the Paying Agent (i) in short term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America that are backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or (iii) in deposit accounts, short-term certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks which have capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of such commercial banks that are then publicly available at the SEC or otherwise); provided, however, that no such investment, and no losses thereon, shall reduce or otherwise affect the amounts payable to former holders of Company Shares, and Parent shall cause to be promptly provided to the Paying Agent additional funds for the benefit of such former holders of Company Shares in the amount of any such losses and shall otherwise ensure that the Paying Agent has, as and when needed, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make the payments required to be made pursuant to Section 1.5 to the former holders of such Company Shares. The Exchange Fund shall not be used for any purpose that is not specifically provided for in this Agreement.

(b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail, to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares, a form of letter of transmittal (in customary form and mutually approved prior to the Effective Time by Parent and the Company) and instructions for use in effecting the surrender of the Certificates previously representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 1.7(d)) or Book-Entry Shares for exchange and cancellation to the Paying Agent, together with, in the case of Certificates, a completed letter of transmittal or, in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message,” the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (i) the number of Company Shares previously represented by such Certificate (or specified in an affidavit of loss in lieu thereof as provided in Section 1.7(d)) or Book-Entry Shares multiplied by (ii) the Per Share Amount, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash amount payable upon surrender of any Certificate or Book-Entry Shares.

(c) On or after the first anniversary of the Effective Time, (i) the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent (including any interest or other investment proceeds) that have not been disbursed to former holders of Company Shares, and (ii) such former holders who have not complied with this Section 1.7 shall thereafter be entitled to look to Parent and the Surviving Corporation for payment of the cash amounts payable upon surrender of their Certificates or Book-Entry Shares, and Parent and the Surviving Corporation shall be responsible for the payment of such cash amounts. Parent, the Paying Agent and the Surviving Corporation shall not be liable to any holder of a Certificate or Book-Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of a bond in customary and reasonable amount as indemnification against any claim that may be made against it with respect to such Certificate, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) Parent and the Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Shares.

1.8  Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 1.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect, shall waive or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL), then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares under Section 262 of the DGCL shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive, upon compliance with Section 1.7, payment for such shares in accordance with Section 1.5.

(b) The Company shall give Parent (i) prompt notice of any written demand received by the Company from any holder of Company Shares for appraisal of such holder’s Company Shares pursuant to Section 262 of the DGCL, any attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to Company Stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any voluntary payment with respect to any demands for appraisal or settle any such demands for appraisal without the prior written consent of Parent.

(c) For purposes of this Agreement, the term “Appraisal Shares” refers to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have properly preserved their appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

1.9  Stock Options; Restricted Stock; Restricted Stock Units.

(a) As soon as reasonably practicable after the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee administering any Company Equity Plan) shall adopt resolutions and take all other action necessary to provide that at the Effective Time:

(i) except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between the Parent or its Affiliates, the Company and a holder of a Company Option, each vested and unvested Company Option outstanding immediately prior to the Effective Time (each, an “Outstanding Option”) shall be converted into the right to receive, after the Effective Time, in exchange for the cancellation of such Outstanding Option, an amount in cash, without interest, equal to (A) the amount, if any, by which (1) the Per Share Amount exceeds (2) the per share exercise price of such Outstanding Option, multiplied by (B) the number of Company Shares subject to such Outstanding Option immediately prior to the Effective Time (it being understood that, if the per share exercise price of an Outstanding Option equals or exceeds the Per Share Amount, then such Company Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Company Option shall have no rights whatsoever with respect thereto);

(ii) except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between the Parent or its Affiliates, the Company and a holder of restricted Company Shares, (A) any Company Shares that constitute unvested restricted stock of the Company as of the Effective Time shall be subject to twelve months of accelerated vesting in accordance with the terms of the applicable Company Equity Plan and award agreement, except that any holder not a member of the Surviving Corporation’s Leadership Team (as set forth on Part 1.9(a)(ii) of the Disclosure Schedule) shall have all unvested shares of restricted stock held immediately prior to the Effective Time accelerated and fully vested at the Effective Time (each Company Share the vesting of which has been accelerated and which has become fully vested at or prior to the Effective Time, an “Accelerated Company Share”), (B) each Accelerated Company Share shall be converted into the right to receive in exchange for the cancellation of such Company Share, an amount in cash, without interest, equal to the Per Share Amount payable promptly after the Effective Time and (C) each Unvested Company Share (as defined below) shall be treated as provided in Section 4.11;

(iii) each vested and unvested Company Restricted Stock Unit outstanding immediately prior to the Effective Time (each, an “Outstanding Company Restricted Stock Unit”) shall be converted into the right to receive, after the Effective Time, in exchange for the cancellation of such Outstanding Company Restricted Stock Unit, an amount in cash, without interest, equal to (A) the Per Share Amount, multiplied by (B) the number of Company Shares subject to such Outstanding Company Restricted Stock Unit immediately prior to the Effective Time; and

(iv) any Company Shares representing restricted stock held by Parent, Acquisition Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall become fully vested immediately prior to the Effective Time and treated in accordance with Section 1.5(b) hereof.

(b) All amounts payable pursuant to Section 1.9(a)(i) through (iii) shall be paid by the Surviving Corporation within five business days of the Effective Time. After the Effective Time, the Company Equity Plans shall be terminated and no such Company Option, restricted Company Shares or Company Restricted Stock Units shall be outstanding.

1.10  Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Company Shares, Outstanding Options, Accelerated Company Shares and Outstanding Company Restricted Stock Units pursuant to this Agreement such taxes as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such deducted and withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity within the time and in the manner required by applicable Legal Requirements and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Shares, Outstanding Options, Accelerated Company Shares and Outstanding Company Restricted Stock Units in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or Paying Agent, as the case may be.

Section 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Sub that, except as set forth in any Company Filed SEC Documents (provided that nothing disclosed in the Company Filed SEC Documents shall be deemed to modify or qualify any of the representations and warranties set forth in Section 2.3(a) or

Section 2.3(b)), or in the disclosure schedule delivered to Parent on the date of this Agreement (the “Disclosure Schedule”):

2.1  Due Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement. The Company is duly qualified to do business and is in good standing in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (filed with the SEC on February 18, 2011) (the “2010 10-K”) identifies each Entity that is a Subsidiary of the Company as of the date of this Agreement and indicates its jurisdiction of organization. As of the date of this Agreement, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the 2010 10-K and other than equity interests held as short term investments in the ordinary course of business. Each Company Subsidiary is duly organized, validly existing and (where such concept is recognized under the Legal Requirements of the jurisdiction in which it is organized) in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Liens, except for Permitted Encumbrances.

2.2  Organizational Documents.  The Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, each as amended to date. Neither the Company nor any Company Subsidiary is in violation of its Organizational Documents in any material respect.

2.3  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Company Shares and 5,000,000 shares of preferred stock (“Preferred Shares”). As of June 27, 2011: (i) 35,110,317 Company Shares were issued and outstanding, of which 640,389 were shares of unvested restricted stock; (ii) no Preferred Shares were outstanding; (iii) 4,649,063 Company Shares were issuable upon the exercise of outstanding Company Options; (iv) 120,000 Company Shares were issuable with respect to outstanding Company Restricted Stock Units; and (v) no Company Shares were held by the Company in treasury or by any Company Subsidiaries. As of June 27, 2011, 8,647,705 Company Shares were reserved for future issuance pursuant to the Company Equity Plans (including (i) Company Shares issuable upon the exercise of outstanding Company Options, (ii) Company Shares issuable with respect to outstanding Company Restricted Stock Units and (iii) 3,878,642 Company Shares available for future issuance pursuant to Company Equity Plans, and excluding outstanding Company Shares that constitute unvested restricted stock). The Company has made available to Parent true and complete copies of (A) the Company Equity Plans, and (B) the forms of all stock option agreements evidencing Company Options outstanding as of June 27, 2011, restricted stock award agreements evidencing restricted stock awards outstanding as of June 27, 2011 and restricted stock unit agreements evidencing Company Restricted Stock Units outstanding as of June 27, 2011. Part 2.3(a) of the Disclosure Schedule sets forth as of June 27, 2011, (i) a list of all holders of Company Shares that constitute unvested restricted stock of the Company, including the number of Company Shares subject to restrictions, (ii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to such Company Options and the price per share at which such Company Options may be exercised, and (iii) a list of all holders of Company Restricted Stock Units, including the number of Company Shares subject to such Company Restricted Stock Units. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights or similar rights. All Company Shares issuable upon exercise of Company Options and the settlement of Company

Restricted Stock Units have been duly reserved for issuance by the Company, and upon issuance of such Company Shares in accordance with the terms of the Company Equity Plans, will be duly authorized, validly issued and fully paid and nonassessable and will not be subject to any preemptive or similar rights.

(b) Except for the Convertible Debt and options, rights, securities and plans referred to in Section 2.3(a), as of June 27, 2011, there is no: (i) outstanding option or right to acquire from, or right to require the repurchase by, the Company or any Company Subsidiary or subscription or other rights that obligate the Company or any Company Subsidiary to issue, sell, redeem, repurchase or otherwise acquire any shares of the capital stock or other equity interests in the Company or any Company Subsidiary, or conversion rights, “phantom” stock rights, stock appreciation rights or similar rights relating to any shares of capital stock of the Company or any shares of capital stock or other equity interests of any of the Company Subsidiaries, or (ii) outstanding security of the Company that has the right to vote with the Company’s stockholders on any matter or is convertible into or exchangeable for any Company Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) Other than agreements included in, or incorporated by reference into, the Company Filed SEC Documents, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements to which the Company is a party with respect to the voting or registration of the capital stock or other voting or equity interests of the Company or any preemptive rights with respect thereto.

2.4  SEC Filings; Financial Statements.

(a) All registration statements, annual and quarterly reports and definitive proxy statements and other forms, reports, certifications and documents required to be filed or furnished by the Company with the SEC since the Applicable Date (together with all exhibits and schedules thereto, and including any amendments or supplements thereto, the “Company SEC Documents”) have been filed or furnished with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act (as the case may be) and any rules promulgated thereunder applicable to the Company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any Company Subsidiary, on the other hand, occurring since the Applicable Date and prior to the date hereof (other than those that are publicly available). As of the date hereof, (x) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents, and (y) to the knowledge of the Company as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including any related notes) contained in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) fairly present, in all material respects, the consolidated financial position of the Company and the Company’s consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company’s consolidated subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments).

(c) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in, or otherwise disclosed in the liabilities column of, a balance sheet prepared in accordance with GAAP, except for: (i) liabilities set forth or reflected or reserved against in the audited consolidated balance sheet of the Company (including any related notes) as of December 31, 2010 (the “Balance Sheet Date”) contained in the Company SEC Documents or the Most Recent Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date; (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (iv) liabilities that have not had or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any agreement relating to any transaction or relationship between or among the Company and/or any Company Subsidiary, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

(d) The Company and the Company Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (as defined in and in accordance with the requirements of Rule 13a-15(e) of the Exchange Act) effective to ensure that material information required to be disclosed by the Company is reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Acquisition Sub for inclusion therein. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.

2.5  Absence of Certain Changes.  Between the date of the Most Recent Balance Sheet and the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses, other than with respect to this Agreement, the transactions contemplated hereby and the events leading up to this Agreement and the transactions contemplated hereby, and (b) neither the Company nor any Company Subsidiary has: (i) suffered any adverse change with respect to its business or financial condition that has had a Material Adverse Effect; (ii) suffered any loss, damage or destruction to any of its assets that has had a Material Adverse Effect; (iii) amended its Organizational Documents; (iv) incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (v) changed, in any material respect, its accounting methods or practices except as required or permitted by GAAP; (vi) sold or otherwise transferred any material portion of its assets, except in the ordinary course of business; (vii) declared or paid any dividend with respect to the outstanding Company Shares; (viii) acquired any equity interest or voting interest in any Entity, other than the Company Subsidiaries referred to in Section 2.1(b) and except for short-term investments; (ix) taken any other action that would be prohibited by Section 4.1(b), (c), (d), (h), (k), (m) or (n) if were taken on or after the date of this Agreement without Parent’s consent; or (x) entered into any binding agreement committing it to take any of the actions referred to in clauses “(iii)” through “(ix)” of this sentence.

2.6  IP Rights.

(a) Part 2.6(a) of the Disclosure Schedule accurately identifies:

(i) in Part 2.6(a)(i) of the Disclosure Schedule: (A) each item of Registered IP owned by the Company or any Company Subsidiary as of the date of this Agreement; and (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number;

(ii) in Part 2.6(a)(ii) of the Disclosure Schedule, each contract that is in effect as of the date of this Agreement, to which the Company or any Company Subsidiary is a party, and pursuant to which any Intellectual Property Rights necessary for the Company to conduct its business in substantially the manner it is currently conducted are licensed to the Company or any Company Subsidiary (other than (A) licenses for any third-party software, including shrink-wrap, off-the-shelf or commercially available software, that is not distributed by the Company or any Company Subsidiary as part of its products and (B) licenses to Open Source Software); and

(iii) in Part 2.6(a)(iii) of the Disclosure Schedule, each contract that is in effect as of the date of this Agreement and pursuant to which any Company IP has been licensed to any third party (other than contracts with end users, customers, distributors, resellers, developers, contractors and other partners entered into in the ordinary course of business).

A complete and accurate copy of each contract identified in Part 2.6(a)(ii) or Part 2.6(a)(iii) of the Disclosure Schedule has been provided or made available to Parent.

(b) The Company or a Subsidiary of the Company owns all right, title and interest to and in the Company IP free and clear of any encumbrances (other than Permitted Encumbrances and other than licenses granted pursuant to the contracts listed in Part 2.6(a)(iii) of the Disclosure Schedule or granted pursuant to contracts with end users, customers, distributors, resellers, developers, contractors and other partners entered into in the ordinary course of business). To the knowledge of the Company, no past or current employee of the Company or any Company Subsidiary has any right or interest to or in any Company IP.

(c) To the knowledge of the Company, all material Company IP that is Registered IP (other than pending applications for Registered IP) is valid and enforceable except as individually and in the aggregate, does not and would not have a Material Adverse Effect.

(d) To the knowledge of the Company as of the date of this Agreement, neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the Merger will directly result in: (i) a loss of any Company IP; or (ii) the release, disclosure or delivery of any Company Source Code by any escrow agent to any other Person (except to the extent that the events described in clauses “(i)” and “(ii)” may result from contracts of Parent or any of its Affiliates).

(e) To the knowledge of the Company as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Company IP in any material respect.

(f) Neither the Company nor any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any other Person, except as would not have a Material Adverse Effect. No Legal Proceeding against the Company or any Company Subsidiary is pending, or has been threatened in writing in the one-year period prior to the date of this Agreement, based on alleged infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property Right of another Person.

(g) No Company Source Code is being held by any third party escrow agent, and neither the Company nor any Company Subsidiary has, as of the date of this Agreement, any duty or obligation to deliver or make available any Company Source Code to any third party escrow agent. To the knowledge of the Company as of the date of this Agreement, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the release of any Company Source Code from any third party escrow agent to any other Person who is not, as of the date of this Agreement, an employee, consultant or independent contractor of the Company or any Subsidiary of the Company.

2.7  Title to Assets; Real Property.  The Company or a Subsidiary of the Company owns, and has good and valid title to, or in the case of assets purported to be leased by the Company or a Subsidiary of the Company, leases and has a good and valid leasehold interest in, each of the tangible assets reflected as owned or leased by the Company or a Subsidiary of the Company on the Most Recent Balance Sheet (except for assets sold or disposed of since the date of the Most Recent Balance Sheet and except for assets being leased to the Company or one of its Subsidiaries with respect to which the lease has expired since such date in accordance with its terms) free of any Liens, other than Permitted Encumbrances. Neither the Company nor any Company Subsidiary owns any real property or interest in real property, except for leasehold interests created under lease agreements.

2.8  Contracts.  Part 2.8 of the Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company or any Company Subsidiary is a party or by which any of their respective properties, assets or rights are bound, in each case, that has material remaining unfulfilled obligations of the Company or any Company Subsidiary as of the date of this Agreement:

(a) each contract that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K or that would be required to be disclosed on Form 8-K;

(b) each contract that restricts in any material respect the ability of the Company or any Company Subsidiary to engage or compete in any geographic area or line of business;

(c) each material joint venture, partnership or similar agreement with a third party;

(d) each indemnification or employment contract (for purposes of clarity, excluding offer letters) with any member of the Company’s board of directors, any executive officer or employee of the Company or any Company Subsidiary (provided that, in the case of employment contracts of executive officers and other employees, such contract provides for compensation in any fiscal year that is equal to or greater than $300,000) and each retention or severance agreement with any employee, director or consultant (who is a natural person) of the Company or any Company Subsidiary that provides for aggregate retention or severance payments in excess of $300,000;

(e) each (i) loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third party lender, (ii) contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, and (iii) contract constituting an interest rate, currency or commodity derivative or hedging transaction;

(f) each partner agreement, customer contract or supply contract (excluding (i) purchase orders given or received in the ordinary course of business and (ii) contracts between the Company and any Subsidiary of the Company or among any Subsidiaries of the Company) under which the Company or any Company Subsidiary paid or received in excess of $750,000 in 2010, or is expected to pay or receive in excess of $750,000 in 2011;

(g) each collective bargaining agreement;

(h) each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly rental in excess of $15,000;

(i) each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $100,000 per year;

(j) each contract relating to the acquisition, sale, merger or disposition of any material business unit or product line of the Company or any Company Subsidiary;

(k) each contract that obligates the Company or any of its Subsidiaries to make any capital contribution or expenditure in excess of $500,000; and

(l) any contract relating to, or prohibiting, the creation of a material Lien (other than Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary (each contract required to be listed in Part 2.8 of the Disclosure Schedule being referred to as a “Material Contract”).

Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, (ii) to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, and (iii) to the knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Material Contract. Except as would not have, individually or in the aggregate, a Material Adverse Effect and subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, each Material Contract is (i) valid and binding, (ii) has not been terminated prior to the date of this Agreement, (iii) is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and (iv) to the knowledge of the Company, is enforceable against the other parties thereto. Neither the Company nor any Company Subsidiary has received written notice from any other party to a Material Contract in accordance with the termination provisions of such Material Contract that such party intends to terminate or not renew such Material Contract, except as would not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement.

2.9  Compliance with Legal Requirements.  The Company and the Company Subsidiaries are, and since the Applicable Date have been, in compliance with all Legal Requirements applicable to their businesses, except where any failures to comply with such Legal Requirements would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since the Applicable Date, received any written notice from any Governmental Entity asserting any material violation by the Company or any Company Subsidiary of any Legal Requirement, except for any notice that has been withdrawn or any violation that has been cured or remedied in all material respects.

2.10  Legal Proceedings; Orders.  There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened in writing) against the Company or any Company Subsidiary that would have, individually or in the aggregate, a Material Adverse Effect. There is no material Order applicable to the Company or any Company Subsidiary under which the Company or any Company Subsidiary is subject to ongoing material obligations. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or is threatened in writing, other than any investigation that is not and would not reasonably be expected to have a Material Adverse Effect.

2.11  Governmental Authorizations.  The Company and the Company Subsidiaries hold all Governmental Authorizations reasonably necessary to enable them to conduct their respective businesses in the manner in which such businesses are being conducted as of the date of this Agreement, except where failure to hold such Governmental Authorizations would not have, individually or in the aggregate, a Material Adverse Effect. The material Governmental Authorizations held by the Company and the Company Subsidiaries are, in all material respects, valid and in full force and effect. The Company and the Company Subsidiaries are, and since the Applicable Date have been, in compliance with the terms and requirements of such Governmental Authorizations, except where any failures to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. Between the Applicable Date to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity (a) asserting any violation by the Company or any Company Subsidiary of any material Governmental Authorization, or (b) threatening any revocation, cancellation or termination of any material Governmental Authorization held by the Company or any Company Subsidiary, except for any notice that has been withdrawn or any violation that has been remedied or cured in all material respects.

2.12  Tax Matters.

(a) All material tax returns required to be filed by the Company and the Company Subsidiaries (the “Company Returns”) with any tax authorities prior to the Effective Time (taking into account any applicable extensions to file such tax returns) (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance with applicable tax Legal Requirements and are, or will be true, correct and complete in all material respects. All material amounts of tax shown on the Company Returns to be due before the Effective Time have been or will be paid at or before the Effective Time.

(b) There are no examinations or audits by any Governmental Entity of any material Company Return underway, and no extension or waiver of the limitation period applicable to any material Company Return is in effect. No Legal Proceeding is pending (or, to the knowledge of the Company, is being overtly threatened in writing) by any tax authority against the Company or any Company Subsidiary in respect of any material tax. There are no material unsatisfied liabilities for taxes with respect to any notice of deficiency or similar document received by the Company or any Company Subsidiary (other than liabilities for taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP). There are no Liens for material taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any Company Subsidiary.

(c) Neither Company nor any Company Subsidiary has been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under principles of Section 1.1502-6 of the Treasury Regulations or any similar or analogous provision of any state, local, or foreign law, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(d) Neither the Company nor any Company Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or tax allocation agreement, other than (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by the Company or any Subsidiary of the Company, (ii) commercially reasonable agreements for the allocation or payment of personal property taxes, sales or use taxes or value added taxes with respect to (A) personal property leased, used, owned or sold in the ordinary course of business, or (B) the provision of services, (iii) any provision of any employment agreement compensating an employee for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any Subsidiary of the Company outside of such employee’s country of residence, (iv) agreements for international income tax credits entered into by the Company or any Subsidiary of the Company in the ordinary course of business, and (v) any agreement between the Company and any Subsidiary of the Company or between two or more Subsidiaries of the Company.

(e) The Company and each of its Subsidiaries have withheld and paid over to the appropriate tax authority all material taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party.

(f) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect and which will continue to have effect with respect to a material amount of taxes following the Merger.

(h) Neither the Company nor any of its Subsidiaries (i) has agreed to, requested or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) with respect to a material amount of taxes by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger or (ii) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority to which the Company would continue to be subject following the Merger with respect to a material amount of taxes.

(i) No Subsidiary of the Company owns any share of capital stock of the Company.

(j) The Company has not been, is not and will not be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.13  Employee Benefit Plans.

(a) The Company has made available to Parent correct and complete copies of all material employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit plans, programs, policies, agreements or arrangements or practices, whether written or oral, whether or not subject to ERISA, maintained for current or former directors, officers, employees or consultants who are natural persons and who, in each case, are employed or were employed by, or provide or have provided services to, the Company or any Company Subsidiary exclusively or primarily within the United States, in each case, with respect to which the Company or any Company Subsidiary has any direct or indirect liability, whether contingent or otherwise, or which is maintained, sponsored or contributed to by the Company or any Company Subsidiary as of the date of this Agreement or with respect to which the Company has any obligation to maintain, sponsor or contribute (the “Company Plans”). Each Company Plan is listed in Part 2.13(a) of the Disclosure Schedule.

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably by expected to cause the loss of such qualification.

(c) Each Company Plan has been operated in compliance in all material respects with its terms and with all applicable Legal Requirements, including ERISA and the Code. All contributions and premiums required by applicable Legal Requirements or by the terms of any Company Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith.

(d) Neither the Company nor any of the Company Subsidiaries has incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company or any Company Subsidiary, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and at the former employee’s expense. Neither the Company nor any Company Subsidiary nor any other entity which, together with the Company or any Company Subsidiary, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any liability or obligation in respect of, any such multiemployer plan.

(e) No action or other claim with respect to any Company Plan (other than routine claims for benefits) that, individually or in the aggregate, has resulted or would reasonably be expected to result in material liability to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. No event has occurred, and to the knowledge of the Company, no condition exists that would, directly or by reason of the Company’s or any Company Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any Company Subsidiary to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements. Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to the Company or any

Company Subsidiary or their respective ERISA Affiliates (i) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Reg. § 1.409A-6(a)(4)) since October 1, 2004.

(f) The execution and delivery of this Agreement and the consummation of the Merger (i) will not materially increase the compensation or benefits payable by the Company or any Company Subsidiary under any Company Plan, (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by the Company or any Company Subsidiary under any Company Plan or otherwise accelerate or increase any liability of the Company or any Company Subsidiary under any Company Plan, (iii) will not cause or result in material severance pay or material increase in severance pay upon any termination of employment after the date of this Agreement, (iv) will not create any limitation or restriction on the right of the Company or any Company Subsidiary or their ERISA Affiliates to merge, amend or terminate any Company Plan, and (v) will not result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) The Company and the Company Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of their employees, including with respect to terms and conditions of employment, labor relations, wages and hours, equal employment opportunities, fair employment practices, immigration and occupational health and safety, except where any such failures to be in such compliance, individually and in the aggregate, do not and would not have reasonably be expected to have a Material Adverse Effect. No individual who has performed services for the Company or any Company Subsidiary has been improperly excluded from participation in any Company Plan, and neither the Company nor any Company Subsidiary has any material, direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

(h) All employee benefit plans which are similar to the Company Plans maintained primarily for the benefit of employees whose services for the Company or any Company Subsidiary are exclusively or primarily performed outside the United States (i) have been established, maintained and administered in material compliance with their terms and all applicable Legal Requirements of any controlling Governmental Entity, (ii) have, to the extent required, been registered and maintained in good standing with the applicable regulatory authorities, and (iii) are fully funded and/or book reserved, if applicable, based upon reasonable actuarial assumptions.

(i) There is no agreement between the Company or any Company Subsidiary and any employee or independent contractor of the Company or any Company Subsidiary that will give rise to any material payment that would not be deductible for U.S. federal income tax purposes pursuant to Section 280G or Section 162(m) of the Code.

2.14  Labor Matters.  There are no collective bargaining agreements or other labor union agreements to which the Company or any Company Subsidiary is a party or bound. Neither the Company nor any Company Subsidiary is the subject of any Legal Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. The Company has made available to Parent correct and complete copies of all material correspondence and all unresolved charges, complaints, notices or orders received by the Company or any Company Subsidiary from the National Labor Relations Board or any labor organization since the Applicable Date. Since the Applicable Date, neither the Company nor any Company Subsidiary has had a National Labor Relations Board unfair labor practice charge or representation petition filed against it. Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has had any actual or, to the Company’s knowledge, threatened strike, slowdown, work stoppage, boycott, picketing, lockout, job action or union labor dispute since the Applicable Date (other than routine contract negotiations). There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of

1988 and any similar foreign, state or local laws) with respect to the Company or any Company Subsidiary within the six (6) months preceding the date of this Agreement.

2.15  Environmental Matters.  The Company and the Company Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Environmental Laws, except where any failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect. Between the Applicable Date and the date of this Agreement, neither the Company nor any Company Subsidiary has been subject to any pending or, to the Company’s knowledge, threatened Legal Proceeding under any Environmental Law, or has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is in material violation of any Environmental Law, except for any notice that has been withdrawn or any violation that has been cured or remedied in all material respects. During the two year period prior to the date of this Agreement, to the knowledge of the Company, there has been no material release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary for which the Company or any Company Subsidiary has any material liability. For purposes of this Section 2.15, “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment, including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes and toxic substances.

2.16  Insurance.  Except as would not have a Material Adverse Effect, (a) the Company and the Company Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and the Company Subsidiaries, and (b) all such material insurance policies are in full force and effect. Between the Balance Sheet Date and the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any (i) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (ii) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary.

2.17  Certain Business Practices.  Since the Applicable Date, neither the Company nor any Company Subsidiary has (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect.

2.18  Authority; Binding Nature of Agreement.  The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. On or prior to the date hereof, the board of directors of the Company has (a) determined that the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interests of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and the transactions contemplated by this Agreement, (c) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and (d) duly resolved to recommend that the stockholders of the Company adopt this Agreement (the determinations, authorizations, approvals, declarations and recommendations described in this sentence, the “Company Board Recommendation”), which resolutions, subject to the right of the Company’s board of directors to effect a Recommendation Change pursuant to Section 4.2(e), have not been withdrawn or modified in any manner adverse to Parent. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the calling of the Company Stockholder Meeting as contemplated by Section 4.3(b), the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19  Vote Required.  Assuming the representation in Section 3.5 is accurate, the affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the Company Stockholder Meeting and entitled to vote (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.20  Non-Contravention; Consents.

(a) Except as would not have a Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger do not and will not: (i) conflict with or cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; or (ii) assuming the filings and consents referred to in Section 2.20(b) are made and obtained, (A) cause a violation by the Company or any Company Subsidiary of any Legal Requirement applicable to the Company or any Company Subsidiary, (B) conflict with, or result in any breach or violation of, or cause a default under, or give rise to any right of termination, acceleration or other alteration in the rights or obligations under, any Material Contract (other than any Material Contract that is terminable without liability by either party thereto upon 90 days or less notice), or (C) result in any Lien upon any of the properties, assets or rights of the Company or any Company Subsidiary (other than any such Lien created as a result of any action taken by Parent or Acquisition Sub).

(b) Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition Legal Requirements of foreign jurisdictions set forth on Part 2.20(b) of the Disclosure Schedule, the Company is not required to make any filing with, or to obtain any consent, waiver, approval, authorization, registration, or permit from, or action by, or to make any filing with, or notification to, any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except where the failure to make any such filings or obtain any such consents would not have, individually or in the aggregate, a Material Adverse Effect.

2.21  Section 203 of the DGCL; Takeover Statutes.  Assuming the representation in Section 3.5 is accurate, (a) the board of directors of the Company has taken all actions required to be taken by it to render the restrictions of Section 203 of the DGCL (“Section 203”) inapplicable to the Merger, and (b) no other state takeover statute applies to the Company with respect to this Agreement or the Merger (together with Section 203, “Takeover Statutes”).

2.22  Opinion of Financial Advisor.  Barclays Capital Inc. has delivered to the Company’s board of directors its written opinion, or oral opinion to be confirmed in writing, dated as of June 30, 2011, (subject to the limitations, qualifications and assumptions set forth therein), that the Per Share Amount is fair, from a financial point of view, to the holders of Company Shares as of June  30, 2011 (the “Fairness Opinion”). The Company will make available to Parent, for informational purposes only, a signed copy of the Fairness Opinion promptly following the date hereof.

2.23  Brokers.  No broker, finder or investment banker (other than Barclays Capital Inc.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

2.24  Affiliate Transactions.  There are no, and since the Applicable Date there have not been, any transactions, contracts, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Filed SEC Documents. The Company has made available to Parent true and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

Section 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub jointly and severally represent and warrant to the Company that:

3.1  Due Organization and Good Standing.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2  Legal Proceedings; Orders.  There is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened in writing) against Parent or Acquisition Sub that would reasonably be expected to adversely affect Parent’s or Acquisition Sub’s ability to timely perform any of its obligations under, or timely consummate any of the transactions contemplated by, this Agreement. There is no Order to which Parent or Acquisition Sub is subject that would reasonably be expected to adversely affect Parent’s or Acquisition Sub’s ability to timely perform any of its obligations under, or timely consummate any of the transactions contemplated by, this Agreement. There is no investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other Affiliate of Parent pending (or, to the knowledge of Parent, being threatened in writing) that would reasonably be expected to adversely affect Parent’s or Acquisition Sub’s ability to timely perform any of its obligations under, or timely consummate any of the transactions contemplated by, this Agreement.

3.3  Authority; Binding Nature of Agreement.

(a) Parent has the requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement. The board of managers of Parent has (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Parent. No other limited liability company proceedings on the part of Parent are necessary to authorize and approve this Agreement or to consummate any of the transactions contemplated hereby. Immediately following the execution of this Agreement by the parties hereto, Parent, as the sole stockholder of Acquisition Sub, will adopt and approve this Agreement and will approve the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Acquisition Sub and Parent, as its sole stockholder, (ii) declared that this Agreement is advisable, (iii) adopted a resolution recommending that Parent, as sole stockholder of Acquisition Sub, adopt this Agreement, and (iv) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize and approve this Agreement or to consummate any of the transactions contemplated hereby other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub. This Agreement has been duly executed and delivered on behalf of Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition

Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4  Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Parent or Acquisition Sub, nor the consummation of any of the transactions contemplated by this Agreement, will: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (b) cause a violation by Parent or Acquisition Sub of any Legal Requirement; or (c) cause a breach or default on the part of Parent or Acquisition Sub under any material contract. Except as may be required by the HSR Act, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates (including any applicable Guarantor), is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Acquisition Sub’s ability to timely perform any of its obligations under, or timely consummate any of the transactions contemplated by, this Agreement. No vote of Parent’s equity holders is necessary to approve any of the transactions contemplated by this Agreement, other than any approval received on or prior to the date of this Agreement.

3.5  Company Shares.  Neither Parent nor any of Parent’s Affiliates directly or indirectly owns (beneficially, of record or otherwise) or has any right to acquire, hold, vote or dispose of, and at no time since March 31, 2008, has Parent or any of Parent’s Affiliates directly or indirectly owned (beneficially, of record or otherwise), any Company Shares or other securities of the Company or any securities, contracts or obligations convertible into or exercisable or exchangeable for any Company Shares or other securities of the Company. Neither Parent nor any of its “affiliates” or “associates” (as such terms are defined in Section 203) is or has been, at any time since March 31, 2008, an “interested stockholder” (as such term is defined in Section 203) of the Company.

3.6  Financing.

(a) Parent has delivered to the Company accurate and complete copies of (i) a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto) from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Trust Company Americas and Morgan Stanley Senior Funding, Inc. (the “Debt Financing Commitment Letter”), and any fee letters related thereto (collectively, the “Debt Financing Fee Letter”), pursuant to the terms, but subject to the conditions, of which the counterparties thereto have committed to provide Parent and Acquisition Sub with debt financing in the amounts set forth therein for purposes of financing the transactions contemplated by this Agreement, paying related fees and expenses and refinancing certain outstanding indebtedness of the Company (such debt financing, as it may be modified (to the extent permitted by this Agreement) pursuant to the Definitive Financing Agreements, the “Debt Financing”), and (ii) a fully executed equity commitment letter (together with the exhibit thereto) from the Guarantors (the “Equity Financing Commitment Letter” and, together with the Debt Financing Commitment Letter, the “Commitment Letters”) pursuant to the terms, but subject to the conditions, of which the Guarantors have committed to invest in Parent the cash amounts set forth therein (the equity financing represented by the investment of such amounts, as such financing may be modified (to the extent permitted by this Agreement) pursuant to the Definitive Financing Agreements, the “Equity Financing,” and together with the Debt Financing, the “Financing”); provided, however, that, solely in the case of the Debt Financing Fee Letter, accurate and complete copies have been delivered to the Company with only the fee amounts and certain terms of “market flex” redacted. None of the redacted terms referred to in the proviso to the preceding sentence would reasonably be expected to adversely affect the amount or availability of the Debt Financing on the Required Closing Date or would reasonably be expected to otherwise expand, or amend or modify in any manner adverse to Parent, Acquisition Sub or the Company, any of the conditions or other contingencies to the receipt or funding of the Debt Financing in any respect, whether by making any of such conditions or other contingencies less likely to be satisfied or otherwise.

(b) The Commitment Letters, in the forms provided to the Company by Parent, and any definitive agreements with respect to the Financing (which definitive agreements, whether entered into before or after the date of this Agreement, are referred to collectively in this Agreement as the “Definitive Financing Agreements”) are, or in the case of Definitive Financing Agreements entered into after the date of this Agreement will be, in full force and effect and are, or in the case of Definitive Financing Agreements entered into after the date of this Agreement will be, legal, valid, binding and enforceable obligations of Parent and Acquisition Sub and, to the knowledge of Parent, the other parties thereto in accordance with their respective terms and subject to (i) the respective conditions expressly set forth therein, (ii) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (iii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, no Commitment Letter or Definitive Financing Agreement has been withdrawn, terminated, repudiated, rescinded, amended or modified, in any respect, and no withdrawal, termination, repudiation, rescission, amendment or modification of any Commitment Letter or Definitive Financing Agreement is contemplated. Parent has delivered to the Company an accurate and complete copy of each Definitive Financing Agreement entered into on or prior to the date of this Agreement.

(c) As of the date of this Agreement, neither Parent nor Acquisition Sub nor, to Parent’s knowledge, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Commitment Letters or Definitive Financing Agreements, and to Parent’s knowledge no event has occurred or circumstance exists that, with or without notice, lapse of time or both, (i) would reasonably be expected to constitute or result in a material breach or default on the part of any Person under any of the Commitment Letters or Definitive Financing Agreements, or (ii) would reasonably be expected to constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Commitment Letters or Definitive Financing Agreements. Parent and Acquisition Sub have fully paid any commitment fees or other fees due and payable on or prior to the date of this Agreement in connection with the Commitment Letters or Definitive Financing Agreements. As of the date of this Agreement, neither Parent nor Acquisition Sub has received any notice or other communication from any party to any of the Commitment Letters or Definitive Financing Agreements with respect to (i) any actual or potential breach or default on the part of Parent, Acquisition Sub or any other party to any of the Commitment Letters or Definitive Financing Agreements or (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in any of the Commitment Letters or Definitive Financing Agreements. Assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent and Acquisition Sub (both before and after giving effect to any “market flex” provisions contained in the Commitment Letters and Definitive Financing Agreements): (x) have no reason to believe they will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Financing; (y) know of no fact, occurrence, circumstance or condition that would reasonably be expected to (1) cause any of the Commitment Letters or Definitive Financing Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Commitment Letters to not be available to Parent and Acquisition Sub on a timely basis; and (z) know of no potential impediment to the funding of any of the payment obligations of Parent or Acquisition Sub under this Agreement.

(d) There are no, and there will not be any, conditions precedent or other contingencies relating to the obligation of any party to any of the Commitment Letters or Definitive Financing Agreements to fund the full amount (or any portion) of the Financing, including any condition or other contingency relating to the availability of any “market flex” provisions, other than as expressly set forth in the Commitment Letters as in effect on the date hereof. There are no side letters and (except for the Commitment Letters, the Debt Financing Fee Letters and the Definitive Financing Agreements) there are no contracts, arrangements or understandings, whether written or oral, with any lender or other Person relating to the Financing under which Parent or Acquisition Sub has or may become subject to any obligation that may otherwise affect the availability of the Financing or any portion thereof.

(e) Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Section 2.3 of this Agreement at the Required Closing Date (provided that if one or more inaccuracies in the representations set forth in the first, second and fifth sentences of Section 2.3(a) or in Section 2.3(b) would result in an increase in the amounts payable pursuant to Section 1.7, Section 1.9 or Section 4.11 of more than $5,000,000 in the aggregate, such inaccuracies will be deemed material for purposes of this sentence) and performance by the Company in all material respects of its obligations under Section 4.1, the Financing, when funded in accordance with the terms, but subject to the conditions of, the Commitment Letters and this Agreement, will provide Parent and Acquisition Sub with funds at the Effective Time sufficient to (i) pay all amounts required to be paid by Parent and Acquisition Sub under or in connection with this Agreement, (ii) pay any and all fees and expenses of or payable by Parent, Acquisition Sub or the Surviving Corporation with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company or any of its Subsidiaries contemplated by this Agreement, any of the Commitment Letters or any of the Definitive Financing Agreements, and (iv) satisfy all of the other payment obligations of Parent, Acquisition Sub and the Surviving Corporation contemplated hereunder. Neither Parent nor Acquisition Sub requires any funding or financing (other than as contemplated by the Commitment Letters) to satisfy its obligations under this Agreement.

(f) Parent and Acquisition Sub acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, there is no financing condition or contingency relating to the obligation of Parent and Acquisition Sub to consummate the Merger.

3.7  Solvency.  Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company, any Subsidiary of the Company or any other Person. Assuming (a) that the representations and warranties of the Company in this Agreement are true and correct in all material respects as of the Effective Time, (b) that the most recent financial forecasts relating to the Company made available to Parent by the Company prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared and continue to be reasonable, and (c) satisfaction of the conditions to Parent’s obligation to consummate the Merger, after giving effect to all of the transactions contemplated by this Agreement, including (i) the Financing (after giving effect to any “market flex” provisions exercised in accordance with the terms of the Debt Financing Commitment Letter, the Debt Financing Fee Letters and the Definitive Financing Agreements), (ii) the payment of the Per Share Amount for each of the outstanding Company Shares, (iii) any repayment or refinancing of debt contemplated by the Commitment Letters, (iv) the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (v) the payment of all related fees and expenses, at and immediately after the Effective Time, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent at and as of the Effective Time and as of immediately after the Effective Time. For purposes of this Section 3.7:

(a) The term “Solvent,” when used with respect to any Person, means that, as of any date of determination: (i) the Fair Value and Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Surviving Corporation and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Surviving Corporation and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

(b) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(c) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(d) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Surviving Corporation and its Subsidiaries taken as a whole, as of the Effective Time after giving effect to the consummation of the transactions contemplated hereby, determined in accordance with GAAP consistently applied.

(e) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Surviving Corporation and its Subsidiaries taken as a whole after giving effect to the transactions contemplated hereby (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Surviving Corporation.

(f) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means for the period from the Effective Time through the maturity date of the Debt Financing, the Surviving Corporation and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(g) “Do not have Unreasonably Small Capital” means for the period from the Effective Time through the maturity date of the Debt Financing, the Surviving Corporation and its Subsidiaries taken as a whole after consummation of the transactions contemplated hereby is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.8  Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors (subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.

3.9  No Competing Business.  Except as disclosed to the Company in writing prior to the date hereof, neither Parent nor any of its Affiliates is engaged in, and neither Parent nor any of its Affiliates beneficially owns any equity interest or voting securities (including any equity interest or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in or of any Person engaged in, (a) any business involving the provision of enterprise software applications or related services to the education industry or (b) any other business that competes with any business of the Company or any of its Subsidiaries that, in the case of either clause “(a)” or clause “(b),” would reasonably be expected to have an adverse effect on the ability of Parent or Acquisition Sub to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement.

3.10  Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent, Acquisition Sub or Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Company Stockholders or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.11  Absence of Certain Agreements.  As of the date of this Agreement, none of Parent, Acquisition Sub and their Affiliates has entered into any contract, arrangement or understanding, whether oral or written, or has authorized, committed or agreed to enter into any contract, arrangement or understanding, whether oral or written, pursuant to which: (a) any holder of Company Shares would be entitled to receive consideration of a different amount or nature than the consideration set forth in Section 1.5(c) or pursuant to which any holder of Company Shares has agreed or would agree to vote to adopt this Agreement or has agreed or would agree to vote against any Alternative Acquisition Proposal; or (b) any employee of the Company has agreed or would agree to (i) remain as an employee of the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time at a compensation level in excess of such employee’s current compensation level (other than pursuant to any employment contract with the Company or any Subsidiary of the Company in effect as of the date hereof), (ii) contribute any portion of such employee’s Company Shares, Company Options or other equity awards to the Company, the Surviving Corporation, any Subsidiary of the Company, Parent or any Affiliate of Parent, or otherwise “roll-over” any portion of such Company Shares, Company Options or other equity awards, or (iii) receive any capital stock or equity securities of the Company, the Surviving Corporation, any Subsidiary of the Company, Parent or any Affiliate of Parent.

3.12  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of the Affiliates of Parent or Acquisition Sub, other than any such fee or commission that will be paid by Parent or on behalf of Parent by an Affiliate of Parent.

3.13  Investigation; No Other Representations or Warranties.

(a) Each of Parent and Acquisition Sub has conducted its own investigation of the Company and each Subsidiary of the Company. Each of Parent and Acquisition Sub and their respective Affiliates possesses such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Subsidiaries of the Company that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in Section 2, none of Parent nor Acquisition Sub has relied upon or otherwise been induced by any express or implied representation or warranty with respect to the Company or any Subsidiary of the Company, or with respect to any information provided or made available to Parent or Acquisition Sub or any representative of Parent or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any Affiliate or representative of the Company will have or will be or become subject to any liability or any indemnification or other obligation to Parent or Acquisition Sub or any other Person resulting from the distribution to or the use by Parent, Acquisition Sub or any other Person of any such information, including any information, documents, projections, forecasts or other material made available to Parent, Acquisition Sub or any other Person in any data room or management presentation; provided, however, that Parent and Acquisition Sub shall be entitled to rely on the representations and warranties contained in Section 2.

Section 4 COVENANTS

4.1  Interim Operations of the Company.  The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing and the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing, which consent (other than in the case of clauses “(h)” and “(j)(iii),” and clause “(o)” solely with respect to clauses “(h)” and “(j)(iii)”) shall not be unreasonably withheld, conditioned or delayed, (ii) as set forth in the Disclosure Schedule, (iii) as expressly required, contemplated or permitted by this Agreement, (iv) as may be necessary to carry out the transactions contemplated by this Agreement, or (v) as may be required to comply with any Legal Requirements, (1) the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business and shall use, and shall cause each Company Subsidiary to use, its reasonable best efforts to preserve its business organizations intact and its commercially reasonable efforts to maintain existing relations and goodwill with customers, suppliers (including business partners and other Persons with which the Company has material business relationships) and employees, and (2) the Company shall not (and shall not permit any Company Subsidiary to):

(a) amend its Organizational Documents;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests;

(c) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interests of any Company Subsidiaries (except dividends paid by any direct or indirect wholly-owned Company Subsidiary to the Company or to any other direct or indirect wholly-owned Company Subsidiary);

(d) (i) merge or consolidate the Company or any Company Subsidiary with any other Entity, (ii) make any acquisition or divestiture (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or material assets thereof, (iii) form any material Subsidiary or acquire or divest any equity interest in any other Entity, or (iv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger), in each case other than (A) purchases of inventory in the ordinary course of business, (B) purchases of assets (other than capital assets, the permitted expenditures for which are addressed in Section 4.1(m)) up to an amount equal to $7,500,000 in the aggregate, (C) acquisitions pursuant to contracts in effect as of the date of this Agreement, true and correct copies of which have been made available to Parent prior to the date hereof, (D) acquisitions (other than those set forth in clauses “(A),” “(B)” and “(C)” of this sentence) and divestitures with an aggregate value or purchase price for all such acquisitions and divestitures not in excess of the amount set forth in Part 4.1(d) of the Disclosure Schedule and (E) any equity interest constituting a short term investment made in the ordinary course of business;

(e) except in connection with any transaction solely between the Company and any Subsidiary or Subsidiaries of the Company or among any Subsidiaries of the Company, issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants or rights to acquire, any shares of, its capital stock or other equity interests, other than (i) Company Shares issuable upon exercise of Company Options outstanding on the date of this Agreement, (ii) Company Shares issuable pursuant to Company Restricted Stock Units outstanding on the date of this Agreement, (iii) Company Shares issuable upon conversion of the Convertible Debt outstanding on the date of this Agreement, and (iv) in satisfaction of contractual commitments existing on the date of this Agreement;

(f) except in connection with any transaction solely between the Company and any Subsidiary or Subsidiaries of the Company or among any Subsidiaries of the Company, transfer, lease, license, surrender, abandon or allow to lapse or expire or otherwise dispose of, or cause to become subject to any Lien (other than a Permitted Encumbrance), any material assets of the Company or any Company Subsidiary, other than (i) in the ordinary course of business, (ii) pursuant to contracts or commitments existing as of the date of this Agreement, or (iii) as security for any borrowings permitted by Section 4.1(h);

(g) repurchase, redeem or otherwise acquire any Company Shares, except (i) Company Shares repurchased from employees or consultants or former employees or consultants of the Company or any Subsidiary of the Company pursuant to the exercise of repurchase rights existing on the date of this Agreement or as set forth on Part 4.1(g) of the Disclosure Schedule or (ii) Company Shares received in payment of the exercise price, or received in payment of withholding taxes incurred, in connection with the exercise of Company Options outstanding on the date of this Agreement or the lapse of restrictions on restricted Company Shares or Company Restricted Stock Units outstanding on the date of this Agreement;

(h) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any direct or indirect wholly-owned Company Subsidiary) for borrowed money, except for (i) short-term borrowings incurred in the ordinary course of business, (ii) borrowings and issuances of letters of credit pursuant to existing credit facilities or pursuant to any modifications, renewals or replacements of any such credit facilities, in the ordinary course of business or with respect to the repayment or repurchase of the Convertible Debt in accordance with its terms, and (iii) purchase money financings and capital leases entered into in the ordinary course of business, in all cases of clauses “(i)” through “(iii),” that would not exceed at any time the sum of (A) the aggregate principal amount of such indebtedness and obligations outstanding as of the date of this Agreement, plus (B) $10,000,000, in the aggregate, or (y) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any Company Subsidiary or Subsidiaries) in excess of $2,000,000 in the aggregate;

(i) (i) amend, modify or terminate any Company Plan in a manner that materially increases the cost associated with such Company Plan, (ii) increase the compensation, severance or employee benefits or increase the fringe benefits in any material amount of any present or former director, executive officer, employee or consultant of the Company or any Company Subsidiary, (iii) enter into any Company Plan with any director or executive officer of the Company, or (iv) make any new equity awards to any current or former director or executive officer of the Company, except for (A) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements or contractual obligations in effect on the date of this Agreement, (B) increases required pursuant to any contract or Company Plan as in effect on the date hereof, and (C) salary increases and bonuses paid or granted to employees (other than executive officers) in the ordinary course of business;

(j) (i) materially modify, amend or terminate any Material Contract or waive, release or assign any material rights under any Material Contract, except in the ordinary course of business or where the modification, amendment or termination of, or the waiver, release or assignment of such material rights under, such Material Contract is not, or would not be, material to the Company and its Subsidiaries, taken as a whole, (ii) enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Part 2.8 of the Disclosure Schedule as a Material Contract, other than in the ordinary course of business or (iii) amend or modify the Engagement Letter;

(k) change any of its methods of accounting or accounting practices in any material respect other than as required by GAAP, Regulation S-X, or any other rule or regulation promulgated by the SEC, and with respect to any foreign Company Subsidiaries, changes required by any other Legal Requirement related to accounting or accounting practices;

(l) (i) make any tax election, except for elections made in the ordinary course of business, (ii) enter into any settlement or compromise of any tax liability, except as required by applicable Legal Requirements, (iii) file any amended tax return that would result in a change in tax liability, taxable income or loss, except as required by applicable Legal Requirements, (iv) change any annual tax accounting period, except as required by applicable Legal Requirements, (v) enter into any closing agreement relating to any tax liability, or (vi) give or request any waiver of a statute of limitation with respect to any tax return, except in the case of each of clauses “(i)” through “(vi)” that would not result in an aggregate cost to the Company or the Company Subsidiaries in excess of $2,000,000;

(m) make any capital expenditures that are not contemplated by the capital expenditure budget set forth in Part 4.1(m) of the Disclosure Schedule (“Non-Budgeted Capital Expenditures”), except that the Company or any Subsidiary of the Company may make Non-Budgeted Capital Expenditures that do not exceed $5,000,000 individually and in the aggregate;

(n) settle or compromise any litigation, claim or other proceeding against the Company or any Company Subsidiary, other than settlements or compromises where the amounts paid by the Company and the Company Subsidiaries in settlement or compromise (net of insurance proceeds) do not exceed the amount set forth in Part 4.1(n) of the Disclosure Schedule; provided, however, that the foregoing shall not permit the Company or any of its Subsidiaries to settle any litigation, claim or other proceeding that would impose material restrictions or changes on the business or operations of the Company or any Company Subsidiaries; or

(o) enter into a binding agreement committing to take any of the actions described in clauses “(a)” through “(n)” of this sentence.

4.2  No Solicitation; Change in Recommendation.

(a) The Company and its Subsidiaries will not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives not to:

(i) solicit, initiate or knowingly encourage (including by way of providing access to non-public information) the submission to the Company of any inquiry from any Person or group of Persons relating to, or any proposal or offer from any Person or group of Persons for, any (A) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction, whether in a single transaction or a series of related transactions, pursuant to which any Person or group of Persons (or the stockholders of any Person other than the Company or any of its Subsidiaries) would own, directly or indirectly, 20% or more of the outstanding equity securities of the Company or of the surviving entity in any such transaction or the resulting direct or indirect parent of the Company or such surviving entity, (B) any purchase (including by means of a tender offer, exchange offer or otherwise), in each case, whether in a single transaction or a series of related transactions, that results or, if consummated, would result in any Person or group of Persons owning, directly or indirectly, 20% or more of outstanding shares of the capital stock of the Company or (C) any direct or indirect acquisition or purchase by any Person or group of Persons from the Company or any Subsidiary of the Company in any manner, in each case, whether in a single transaction or a series of related transactions, of assets (including capital stock of any Company Subsidiaries) representing 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company’s board of directors) or the consolidated revenues of the Company, in the case of each of clauses “(A),” “(B)” and “(C),” other than the Merger (any such proposal or offer being referred to in this Agreement as an “Alternative Acquisition Proposal”);

(ii) engage in any discussions or negotiations, with any Person that has made an Alternative Acquisition Proposal or an inquiry relating to an Alternative Acquisition Proposal or with any Representative of such Person, regarding such Alternative Acquisition Proposal or inquiry; or

(iii) grant any waiver, amendment or release under any standstill or any confidentiality agreement to which it is a party (for the avoidance of doubt, other than any automatic termination or release from a standstill or confidentiality agreement in effect on the date of this Agreement in accordance with its terms as in effect on the date of this Agreement) or under any applicable Takeover Statute (in each case, other than to Parent or Acquisition Sub) in order to permit the making of an Alternative Acquisition Proposal, unless the Company’s board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements. For the avoidance of doubt, nothing contained in this Agreement shall prohibit the Company from granting (without the permission of Parent or Acquisition Sub) a consent or waiver under any nondisclosure provision of confidentiality agreement in order to permit the other party thereto or any of such other party’s Representatives to disclose any information in such party’s possession as of the date of this Agreement to (a) any Affiliate of such other party, (b) any existing or prospective investor or financing source of such party, or (c) any Representative of any such Affiliate or existing or prospective investor or financing source.

The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 4.2 by any Subsidiary or Representative of the Company shall be a breach of this Section 4.2 by the Company. The Company shall immediately cease and cause to be terminated any solicitation, encouragement (including by way of providing access to non-public information), discussions or negotiations with any Person conducted prior to the date of this Agreement by the Company or any Subsidiary of the Company or Representatives thereof with respect to any actual or potential Alternative Acquisition Proposal and request that all non-public information provided to such Person by or on behalf of the Company or any Subsidiaries or Representatives of the Company in connection with such solicitation, encouragement, discussions or negotiations be returned or destroyed.

(b) Notwithstanding the foregoing, if, at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a written inquiry or Alternative Acquisition Proposal that the Company’s board of directors or any committee thereof determines in good faith to be bona fide, (ii) the Company’s board of directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such inquiry or Alternative Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (iii) the Company’s board of directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements and (iv) such inquiry or Alternative Acquisition Proposal did not result from a material breach of this Section 4.2 by the Company, any Company Subsidiary or any of the Company’s Representatives, then the Company and its Subsidiaries and Representatives may (A) engage in any discussions or negotiations regarding such inquiry or Alternative Acquisition Proposal with the Person or group of Persons making such inquiry or Alternative Acquisition Proposal and with any Representative or Affiliate of, and any potential financing source for, such Person or group of Persons and (B) provide the Person or group of Persons making such inquiry or Alternative Acquisition Proposal, and any Representative or Affiliate of or potential source of financing for such Person or group of Persons, any non-public or other information regarding the Company, any Subsidiary of the Company or any other matter; provided, however, that (1) prior to engaging in any such discussions or negotiations with such Person or group of Persons or their Representatives concerning, or providing any material non-public information regarding the Company or any Subsidiary of the Company to such Person or group of Persons or their Representatives in response to, such inquiry or Alternative Acquisition Proposal, the Company gives Parent written notice of the Company’s intention to engage in discussions or negotiations with, or furnish material non-public information to, such Person or group of Persons or their Representatives, (2) prior to providing any material non-public information regarding the Company or any Subsidiary of the Company to such Person or group of Persons or their Representatives in response to such inquiry or Alternative Acquisition Proposal, the Company enters into an Acceptable Confidentiality Agreement with such Person or group of Persons or a Representative thereof (unless an Acceptable Confidentiality Agreement is already in effect with such Person or group of Persons or with any Affiliate or Representative of such Person or group of Persons), and (3) prior to providing any material non-public information regarding the Company or any Subsidiary of the Company to such Person or group of Persons or any Representative or Affiliate of such Person or group of Persons in response to such inquiry or Alternative Acquisition Proposal, the Company makes such material non-public information available to Parent (to the extent such material non-public information has not been previously made available to Parent or any of Parent’s Representatives).

(c) Except to the extent prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof, the Company shall, as promptly as practicable (but, in any event, within 24 hours after any director, officer or financial advisor of the Company is notified of the receipt thereof), notify Parent in writing in the event that the Company or any Subsidiary of the Company or any Representative thereof receives (i) any Alternative Acquisition Proposal, (ii) any request for non-public information in connection with any Alternative Acquisition Proposal or (iii) any request for discussions or negotiations relating to any Alternative Acquisition Proposal. Except to the extent prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof, such notification shall indicate the identity of the Person making such Alternative Acquisition Proposal or, and, in the case of an Alternative Acquisition Proposal, the material terms and conditions of such Alternative Acquisition Proposal (and any material modifications thereto) (it being understood that if any of the foregoing is prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof, the parties shall use reasonable best efforts to seek a manner of disclosure of such information that would not reasonably be expected to result in potential liability to the Company or any of its Subsidiaries). Except to the extent prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof, the Company shall keep Parent informed of any material developments with respect to any such Alternative Acquisition Proposal (including any material modifications thereto). For the avoidance of doubt, prior to engaging in any discussions or negotiations with, or providing any non-public or other information to, any Person which has a confidentiality agreement or similar agreement with the Company or any Subsidiary or Representative of the Company entered into prior to the date hereof that is not an Acceptable Confidentiality Agreement, the Company shall either enter into with such Person a new confidentiality agreement that constitutes an Acceptable Confidentiality Agreement or amend such existing confidentiality agreement or similar agreement such that it will constitute an Acceptable Confidentiality Agreement.

(d) Neither the Company’s board of directors nor any committee thereof shall (i)(A) withdraw or qualify, change or modify, in a manner adverse to Parent, or publicly propose to withdraw or qualify, change or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) publicly recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Alternative Acquisition Proposal or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause “(i)” being referred to as a “Recommendation Change”) or (ii) approve or publicly recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of the Subsidiaries of the Company to execute or enter into with any Person that makes an Alternative Acquisition Proposal (or with any Representative of any such Person), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Alternative Acquisition Proposal, other than any Acceptable Confidentiality Agreement (an “Acquisition Agreement”).

(e) Notwithstanding Section 4.2(d) or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company’s board of directors may, if the Company’s board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements, (1) make a Recommendation Change in response to (A) a Superior Proposal that did not result from a material breach by the Company, any of its Subsidiaries or any of its Representatives of this Section 4.2 or (B) an Intervening Circumstance, and (2) in response to a Superior Proposal that did not result from a material breach by the Company, any of its Subsidiaries or any of its Representatives of this Section 4.2, cause the Company to terminate this Agreement pursuant to Section 6.1(e); provided, that,

(i) with respect to a Recommendation Change due to an Intervening Circumstance, no such Recommendation Change may be made unless (A) the Company shall have delivered to Parent a written notice advising Parent that the Company’s board of directors intends to effect a Recommendation Change as a result of an Intervening Circumstance (a “Notice of Recommendation Change”) and specifying the reasons therefor and describing such Intervening Circumstance in reasonable detail, (B) at least three business days shall have elapsed following the delivery of such Notice of Recommendation Change, (C) during such period of three business days, the Company shall have negotiated in good faith with Parent (if Parent shall have requested in writing that the Company so negotiate) in an attempt to make such adjustments to the terms and conditions of this Agreement as would enable the Company’s board of directors to determine not to effect a Recommendation Change, and (D) the Company’s board of directors shall have in good faith taken into account any changes to the terms and conditions of this Agreement and the Guarantee that are reflected in any proposed definitive amendments that were countersigned by Parent, Acquisition Sub and the Guarantors, as applicable, and delivered by Parent to the Company during such period of three business days; and

(ii) with respect to a Recommendation Change in response to a Superior Proposal that did not result from a material breach by the Company of Section 4.2, no such Recommendation Change may be made, and no termination of this Agreement pursuant to Section 6.1(e) may be made, unless (1) the Company shall have delivered to Parent a written notice advising Parent that the Company’s board of directors intends to make a Recommendation Change and/or terminate this Agreement pursuant to Section 6.1(e) (a “Notice of Superior Proposal”) specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, accompanied by a copy of the then-current form of any acquisition agreement, merger agreement or similar agreement with respect to such Superior Proposal that the Company has received from the Person that made such Superior Proposal, together with copies of any commitment letters or similar material documents received by the Company with respect to any financing for such Superior Proposal (provided, that, in the case of any material documents relating to debt financing, the fee amounts and certain “market flex” terms may be redacted); (2) at least three business days shall have elapsed following the delivery of such Notice of Superior Proposal (it being agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal, except that the applicable time period for purposes of this

Section 4.2(e)(ii) with respect to a new Notice of Superior Proposal shall be reduced to 48 hours from the three business days otherwise contemplated); (3) during such period of three business days (or, if applicable, such 48-hour period) following the delivery of such Notice of Superior Proposal, the Company shall have negotiated in good faith with Parent (if Parent shall have requested in writing that the Company so negotiate) in an attempt to make such adjustments to the terms and conditions of this Agreement and the Guarantee as would enable the Company’s board of directors to determine not to make a Recommendation Change and/or terminate this Agreement pursuant to Section 6.1(e); and (4) the Company’s board of directors shall have in good faith taken into account any changes to the terms and conditions of this Agreement and the Guarantee that are reflected in any proposed definitive amendments thereto that were countersigned by Parent, Acquisition Sub and the Guarantors, as applicable, and were delivered by Parent to the Company during such period of three business days (or, if applicable, such 48-hour period).

(f) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from (i) making any disclosure to holders of Company Shares or (ii) taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, in the case of each of clauses “(i)” and “(ii),” if the Company’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements (it being understood, however, that this Section 4.2(f) shall not be deemed to permit the Company’s board of directors to make a Recommendation Change or take any other actions contemplated by Section 4.2(e) except, in each case, to the extent permitted by, and subject to the terms and conditions of, Section 4.2(e)) (for the avoidance of doubt, it being agreed that the issuance by the Company or its board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Recommendation Change)), or (iii) furnishing a copy or excerpts of this Agreement to any Person (or to any Representative of a Person) that makes any Alternative Acquisition Proposal or that makes any inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal. If (i) any public announcement regarding an Alternative Acquisition Proposal is made by the Company, any of its Subsidiaries or Representatives or the Person making such Alternative Acquisition Proposal, (ii) within three business days following such public announcement, Parent delivers to the Company in writing a request that the Company’s board of directors expressly publicly reaffirm the Company Board Recommendation (it being agreed that Parent may make only two such requests in the aggregate during the term of this Agreement), (iii) the Company’s board of directors does not expressly publicly reaffirm the Company Board Recommendation during the period of ten business days following the delivery to the Company of such request and (iv) the Company’s board of directors does not make a Recommendation Change during such period of ten business days, then, solely for purposes of Section 6.1(d), the Company shall be deemed to have made a Recommendation Change on the last day of such period of ten business days.

4.3  Meeting of the Company’s Stockholders.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Company Stockholder Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall provide to the Company all information concerning Parent and its Affiliates that may be reasonably requested by the Company in connection with the Proxy Statement (including all information required pursuant to the Exchange Act, Delaware law and other applicable Legal Requirements) and the Company and Parent shall reasonably cooperate with each other in connection with the preparation of the Proxy Statement and the resolution of any comments received from the SEC or the staff of the SEC with respect thereto. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC with respect to the Proxy Statement or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to make any amendments or filings that may be necessary in connection therewith. The Company shall cause the mailing of the definitive Proxy Statement to the Persons who are stockholders of the Company as of the record date established for the Company Stockholder Meeting to commence as promptly as reasonably practicable after the date the SEC staff advises the Company that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (such date, the “Proxy Clearance Date”), but in no event later than eight business days after the Proxy Clearance Date. The Company shall provide Parent with a reasonable opportunity to review and comment on (i) the draft of the Proxy Statement (including each amendment or supplement thereto), and (ii) all written responses to requests for additional information by and written replies to comments of the SEC, prior to filing the draft of the Proxy Statement with or sending written responses to the SEC and the Company shall consider such comments in good faith. If, at any time prior to the Company Stockholder Meeting, any information with respect to any party hereto should be discovered by such party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, such party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Legal Requirements, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC.

(b) The Company’s board of directors shall, as promptly as reasonably practicable following the Proxy Clearance Date, but in no event later than five business days after the Proxy Clearance Date, establish a record date for, duly call and give notice of, and, as promptly as reasonably practicable following the Proxy Clearance Date, take all reasonable action necessary to convene and hold, a meeting of holders of Company Shares to obtain the Company Stockholder Approval for the adoption of this Agreement (in each case, in accordance with applicable Legal Requirements and the requirements of the Company’s Organizational Documents) (the “Company Stockholder Meeting”), and, unless the Company’s board of directors shall have effected a Recommendation Change in accordance with Section 4.2(e), (i) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement, and (ii) the Company shall include the Company Board Recommendation in the Proxy Statement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary (i) to enable the Company to comply with its Organizational Documents and applicable Legal Requirements, (ii) to enable the Company’s board of directors to comply with its fiduciary duties under applicable Legal Requirements with respect to disclosure to Company Stockholders of material information, and (iii) to ensure that the Company Stockholders are provided with any supplement or amendment to the Proxy Statement sufficiently in advance of the vote to be held at the Company Stockholder Meeting. In addition, if, on the date for which the Company Stockholder Meeting is scheduled (taking into account any adjournment or postponement of the Company Stockholder Meeting pursuant to the previous sentence) (the “Meeting Date”), the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval for the adoption of this Agreement (whether or not a quorum is present) or to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, then (x) the Company may elect to postpone or adjourn the Company Stockholder Meeting and (y) at Parent’s written request the Company shall adjourn the Company Stockholder Meeting; provided, however, that with respect to this sentence, (A) the Company may elect any such postponement or adjournment, and Parent may elect such adjournment, on only one occasion each, and (B) in no such event shall the Company Stockholder Meeting be postponed or adjourned pursuant to this sentence beyond seven business days following the Meeting Date.

4.4  Filings; Other Action.

(a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to: (A) promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to cause the conditions set forth in Section 5 to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation needed to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (B) promptly provide any information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) in the event any Legal Requirement is adopted or issued by a Governmental Entity or court prohibiting the consummation of the Merger or any administrative or judicial action or Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any of the transactions contemplated by this Agreement, to repeal such Legal Requirement and contest and resist any Order or Legal Proceeding, including defending through litigation on the merits any claim asserted in any court by any Person; and (D) have vacated, lifted, reversed or overturned any Legal Requirement, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of any of the transactions contemplated by this Agreement. In furtherance and not in limitation of the provisions of this Section 4.4(a), each of the parties, as applicable, agrees to cause to be prepared and filed as promptly as practicable, but in any event within ten days after the date of this Agreement, a Notification and Report Form pursuant to the HSR Act.

(b) Without limiting the generality of anything contained in Section 4.4(a) or Section 4.4(c), each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding by or before any court or Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication sent or received by such party to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. Each party hereto shall consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding, each party hereto shall permit authorized representatives of the other parties (1) to be present at each meeting or conference with a representative of a Governmental Entity relating to such request, inquiry, investigation or Legal Proceeding and (2) to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation or Legal Proceeding.

(c) Notwithstanding anything to the contrary set forth in this Agreement, to the extent necessary in order to (i) obtain any needed consent, approval or clearance from any Governmental Entity, (ii) avoid any challenge or action by any Governmental Entity to prevent or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (iii) otherwise permit the Merger or any of the other transactions contemplated by this Agreement to be consummated on a timely basis, Parent shall irrevocably agree and commit to (in each case, conditioned on the consummation of the Merger): (A) cause any asset or business, or any portion of any asset or business, of Parent, any of Parent’s Affiliates, the Company or any Subsidiary of the Company to be sold, divested or otherwise disposed of; (B) enter into or cause any of its Affiliates, the Company or any Subsidiary of the Company to enter into any voting trust agreement, proxy arrangement, “hold separate” arrangement or other similar agreement or arrangement with respect to any asset or business or any portion of any asset or business; (C) cause any Intellectual Property Rights of Parent, any of Parent’s Affiliates, the Company or any Subsidiary of the Company to be licensed or made available to other Persons; and (D) cause any contractual or business relationship between Parent, any of Parent’s Affiliates, the Company or any Subsidiary of the Company and any other Person to be terminated or modified.

(d) No actions taken pursuant to or otherwise contemplated by this Section 4.4 shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would occur.

4.5  Access.  During the period prior to the Effective Time, (a) upon reasonable notice, the Company shall afford Parent and the Financing Sources and any of their respective Representatives reasonable access, during normal business hours, to the Company’s and the Company’s Subsidiaries’ management team, offices and other facilities, properties, books, contracts and records and (b) the Company shall furnish promptly to Parent such reasonably available information concerning its business, personnel and properties as Parent or Parent’s Representatives may reasonably request; provided, however, that the Company shall not be required pursuant to this Agreement to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets, (ii) violate any contract or other obligation of the Company or any Subsidiary of the Company with respect to confidentiality or privacy, (iii) jeopardize protections afforded the Company or any Subsidiary of the Company under the attorney-client privilege or the attorney work product doctrine, (iv) violate or breach, or result in a violation or breach of, any Legal Requirement, or (v) materially interfere with the conduct of the business of the Company or any Subsidiary of the Company (provided that the parties shall use their reasonable best efforts to seek a manner of disclosure of such information that would not reasonably be expected to result in potential liability to the Company or any of its Subsidiaries). All information obtained by Parent and its Representatives pursuant to this Section 4.5 shall be subject to the terms of the Confidentiality Agreement.

4.6  Financing Covenants.

(a) Each of Parent and Acquisition Sub shall, and Parent shall cause Acquisition Sub to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the Financing on the terms and conditions set forth in the Commitment Letters (or on terms more favorable in the aggregate to Parent and Acquisition Sub), including the execution and delivery of all such instruments and documents as may be reasonably required thereunder. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub shall, and Parent shall cause Acquisition Sub to:

(i) use its reasonable best efforts to maintain in full force and effect the Commitment Letters (or to the extent superseded thereby, the Definitive Financing Agreements) in accordance with the terms and subject to the conditions set forth therein;

(ii) as promptly as practicable after the date of this Agreement, use its reasonable best efforts to negotiate, execute and deliver the Definitive Financing Agreements on the terms and conditions (including “market flex” terms and conditions) contained in the Commitment Letters or on other terms more favorable in the aggregate to Parent and Acquisition Sub; provided, however, that in no event shall any of the Definitive Financing Agreements: (A) reduce the aggregate amount of the Financing provided for in the Commitment Letters (including by changing the amount of fees or original issue discount contemplated by the Commitment Letters) to an amount that is less than the aggregate amount of Financing sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.6(e); (B) expand the conditions or other contingencies to the receipt or funding of the Financing beyond those expressly set forth in the Commitment Letters, amend or modify any of such conditions or other contingencies in a manner adverse to Parent or Acquisition Sub (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Financing; or (C) contain terms (other than those terms expressly set forth in the Commitment Letters) that would reasonably be expected to (1) prevent or delay the Effective Time or the date on which the Financing would be obtained, or (2) make the funding of Financing less likely, in any material respect, to occur;

(iii) without limiting the effect of Section 4.6(b), use its reasonable best efforts to (A) comply on a timely basis with all of its covenants and other obligations set forth in the Commitment Letters, the Debt Financing Fee Letters and the Definitive Financing Agreements and (B) satisfy all conditions and other contingencies set forth in the Commitment Letters, the Debt Financing Fee Letters and the Definitive Financing Agreements;

(iv) pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to any of the Commitment Letters, Debt Financing Fee Letters or Definitive Financing Agreements on or following the date of this Agreement;

(v) use its reasonable best efforts to obtain all rating agency approvals necessary to obtain the Financing;

(vi) if necessary, comply with any “market flex” provisions contained in any of the Commitment Letters, the Debt Financing Fee Letters or the Definitive Financing Agreements in the event such “market flex” provisions are exercised in accordance with the terms, but subject to the conditions, thereof;

(vii) enforce its rights under the Commitment Letters and Definitive Financing Agreements; provided, however, that in no event shall Parent or Acquisition Sub be required under this Section 4.6(a)(vii) to bring any enforcement action against any source of Equity Financing to enforce its rights under the Equity Financing Commitment Letter (or if superseded thereby, any Definitive Financing Agreement related thereto); provided, further, that nothing in this Agreement (other than Section 7.13(b)) shall limit or otherwise affect the Company’s ability to enforce any of its rights (by litigation or otherwise) as a third party beneficiary under the Equity Financing Commitment Letter; and

(viii) otherwise use its reasonable best efforts to cause the Financing to be funded in full on or prior to the Required Closing Date.

(b) Without limiting any of its obligations hereunder, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to the status of the Financing. Parent shall deliver to the Company accurate and complete copies of the executed Definitive Financing Agreements promptly after their execution. Without limiting the generality of the foregoing, Parent shall give the Company notice as promptly as reasonably practicable (in no event later than 48 hours after obtaining actual knowledge) of (i) any material breach or default on the part of any party to any Commitment Letter or Definitive Financing Agreement, (ii) any notice from a party to any Commitment Letter or Definitive Financing Agreement of such party’s intent to not comply with any of its commitments or other material obligations under any Commitment Letter or Definitive Financing Agreement, (iii) any actual or purported withdrawal, modification, termination, rescission or repudiation of any Commitment Letter or Definitive Financing Agreement, or any provision thereof, and (iv) any other circumstance resulting in Parent no longer believing in good faith that it will be able to obtain, prior to the Required Closing Date, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or Definitive Financing Agreements.

(c) Neither Parent nor Acquisition Sub shall permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any Commitment Letter, Debt Financing Fee Letter or Definitive Financing Agreement (including any amendment, supplement, modification or waiver that has the effect of changing the amount of fees to be paid or original issue discount) without the Company’s prior written consent, except that Parent and Acquisition Sub may amend, supplement or otherwise modify any Commitment Letter or Definitive Financing Agreement (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement or modification: (i) does not reduce the aggregate amount of the Financing to an amount that is less than the aggregate amount of Financing sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.6(e) (it being understood that, subject to the requirements of this clause “(c),” such amendment, supplement or other modification to any Commitment Letter or Definitive Financing Agreement may provide for the assignment of any portion of the commitments under the Commitment Letters to additional agents or arrangements and grant such Persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers); (ii) does not expand the conditions or other contingencies to the receipt or funding of the Financing, does not amend or modify, in a manner adverse to Parent or Acquisition Sub any of the conditions or other contingencies to the receipt or funding of the Financing (including by making any of such conditions or other contingencies less likely to be satisfied) and does not impose new or additional conditions or other contingencies to the receipt or funding of the Financing; and (iii) would not reasonably be expected to (A) prevent or delay the Effective Time or the date on which the

Financing would be obtained or (B) make the funding of the Financing less likely, in any material respect, to occur. Neither Parent nor Acquisition Sub shall agree to the withdrawal, repudiation, termination or rescission of any Commitment Letter or Definitive Financing Agreement or any provision thereof.

(d) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in any of the Commitment Letters or Definitive Financing Agreements for any reason, or any of the Commitment Letters or Definitive Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then (without limiting any of their other obligations under Section 4.6(a)(vii) or otherwise) Parent and Acquisition Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable (but no later than one business day prior to the Required Closing Date), from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.6(e); provided that (i) in no event shall Parent or Acquisition Sub be obligated to obtain alternative financing on terms and conditions that in the aggregate are less favorable to Parent or Acquisition Sub (in Parent’s reasonable judgment) or, with respect to alternative equity financing, the Guarantors (in the Guarantors’ reasonable judgment), than those set forth in the Commitment Letters as of the date of this Agreement, and (ii) such alternate financing shall not be subject to any new or additional conditions or other contingencies to the receipt or funding of the alternate financing, as compared to the conditions or other contingencies to the receipt or funding of the Financing under the Commitment Letters as in existence as of the date of this Agreement. In the event any alternative financing is obtained in accordance with this Section 4.6(d) (“Alternative Financing”), references in this Agreement to the Financing shall be deemed to refer to such Alternative Financing (in lieu of the Financing replaced thereby), and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters and the Definitive Financing Agreements shall be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing (in lieu of the Commitment Letters and the Definitive Financing Agreements replaced thereby), and all obligations of Parent and Acquisition Sub pursuant to this Section 4.6 shall be applicable thereto to the same extent as Parent’s and Acquisition Sub’s obligations with respect to the Financing replaced thereby.

(e) On and after the date of this Agreement, (x) clause “(ii)” of Section 4(e) of the Confidentiality Agreement shall hereby be terminated and of no further force and effect and (y) if any portion of the Financing is not reasonably likely to become available on the terms and conditions contemplated in any of the Commitment Letters or Definitive Financing Agreements, then the provisions of the Confidentiality Agreement restricting Parent, Acquisition Sub, the Guarantor and their respective Affiliates and Representatives (as defined therein) from (i) discussing the Merger, the other transactions contemplated by this Agreement and all matters related thereto, and (ii) sharing Confidential Information (as defined therein), in each case, with any potential equity or debt financing source and its respective representatives, shall be deemed automatically waived; provided, however, that each such potential equity or debt financing source and its representatives will be deemed to be Parent’s “Representatives” (as such term is defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement.

4.7  Cooperation by the Company.  During the period on or prior to the Effective Time, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, at Parent’s sole expense, use its reasonable best efforts to cooperate with Parent in connection with the Financing, including using reasonable best efforts to: (A) assist in the preparation for and participate in a customary and reasonable number of meetings, due diligence sessions, presentations, drafting sessions, sessions with rating agencies and road shows, including to make available, at reasonable times and locations, Representatives of the Company and members of the Company’s finance department, including to assist Parent in Parent’s preparation of any required financial information (including pro forma financial information) relating to the Company or any of its Subsidiaries or projections; (B) provide reasonable assistance with the preparation of customary bank information memoranda, rating agency presentations, bank syndication materials and high-yield offering memoranda required in connection with the Debt Financing, and provide customary authorization letters authorizing the distribution of information relating to the Company and any of its Subsidiaries to prospective lenders; (C) assist in Parent’s preparation of and execute and deliver at the Closing definitive documents related to the Debt Financing on the terms contemplated by the Debt Financing Commitment Letter; (D) obtain (1) no later than the first day of the Marketing Period, drafts of customary and reasonable accountants’ comfort letters with respect to information relating to the Company which such auditors are prepared to issue upon completion of customary procedures, and (2) corporate and facilities ratings and necessary consents, approvals and authorizations in connection with the Debt Financing as reasonably requested by Parent; (E) furnish Parent and the Financing Sources with the Required Financial Information; (F) take all actions reasonably necessary to (x) permit the Financings Sources to perform due diligence and evaluate the Company’s current assets, cash management systems and accounting systems, and policies and procedures relating thereto, for the purpose of preparing bank memoranda and offering documents and establishing collateral arrangements to the extent customary and reasonable and (y) assist the Financing Sources in establishing relationships with the Company’s existing lenders; and (G) deliver notices of prepayment (contingent upon the Closing and otherwise in form and substance acceptable to the Company) and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and give any other necessary notices (contingent upon the Closing and otherwise in form and substance acceptable to the Company), to allow for the payoff, discharge and termination in full, at the Closing, of all of the Company’s indebtedness other than as set forth in Part 4.7 of the Disclosure Schedule (the “Debt Payoff”). Notwithstanding the foregoing: (a) Parent and Acquisition Sub shall ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or any Subsidiary of the Company; (b) neither the Company nor any Subsidiary of the Company shall be required to commit to take any action that (i) is not contingent upon the Closing, (ii) would be effective prior to the Effective Time, or (iii) would encumber any assets of the Company or any of its Subsidiaries prior to the Effective Time; (c) neither the Company nor any Subsidiary of the Company shall be required to (i) take any action that would result in a breach of any contract or subject it to actual or potential liability, (ii) bear any cost or expense, or (iii) pay any commitment or other fee or make any other payment or incur any other liability or provide or agree to provide any indemnity prior to the Effective Time; and (d) neither the Company nor any Subsidiary of the Company, nor any of their respective directors or officers, shall (i) be required to take any action in the capacity as a member of the board of directors of the Company or any Subsidiary of the Company to authorize or approve the Financing (or any Alternative Financing), (ii) have any liability or any obligation under any Definitive Financing Agreement or any related document or other agreement or document related to the Financing (or Alternative Financing), other than any such liability or obligation of the Surviving Corporation and its Subsidiaries following the Merger, or (iii) be required to incur any other liability in connection with the Financing (or any Alternative Financing), other than any other liability incurred by the Surviving Corporation and its Subsidiaries following the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs, including all reasonable and documented out-of-pocket fees and expenses of counsel and other advisors, incurred by the Company or any Subsidiary of the Company in connection with such cooperation. Parent shall indemnify and hold harmless the Company and the Subsidiaries of the Company and their respective Affiliates and Representatives (collectively, the “Section 4.7 Indemnitees”) against any and all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by the Section 4.7 Indemnitees in connection with the Financing, including any information provided in connection therewith or the Company’s cooperation with respect thereto. This Section 4.7 shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Section 4.7 Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent. In the event of any merger, consolidation or other similar transaction involving Parent or in the event of any sale or other disposition by Parent of all or substantially all of its assets, Parent shall ensure that an Entity no less financially viable than Parent remains responsible for the obligations of Parent under this Section 4.7.

4.8  Reserved.

4.9  Interim Operations of Acquisition Sub.  Prior to the Effective Time, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or the Commitment Letters.

4.10  Publicity.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements, in each case with respect to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.10 shall limit the rights of the Company or the Company’s board of directors under Section 4.2(d) or Section 4.2(e).

4.11  Stock Options; Restricted Stock; Restricted Stock Units.  The Company (and, after the Effective Time, the Surviving Corporation) shall take all action necessary to ensure that each Company Share that constitutes unvested restricted stock of the Company immediately prior to the Effective Time (after giving effect to any accelerated vesting pursuant to Section 1.9) (each an “Unvested Company Share”) shall be converted immediately after the Effective Time into the right to receive an unfunded, unsecured cash amount equal to the Per Share Amount for each such Unvested Company Share, subject to the same forfeiture provisions applicable to such Unvested Company Share immediately prior to the Effective Time, with the applicable cash amount payable to the holder of such Unvested Company Share within two business days following the date on which the applicable forfeiture provisions lapse, except that any condition related to continued employment shall be deemed to refer to employment with the Surviving Corporation or its Affiliates.

4.12  Other Employee Benefits.

(a) Parent agrees that employees of the Company or any Subsidiary of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (each, a “Continuing Employee”) shall, for one year following the Effective Time, (i) be entitled to receive base pay (in each case, excluding equity-related compensation (including phantom equity) and any transaction bonuses, retention bonuses and similar arrangements of the Company or any Company Subsidiary) that are no less favorable in the aggregate to such Continuing Employees, respectively, as the base pay in place with respect to such Continuing Employees as of the date of this Agreement, and (ii) welfare and other employee benefits (excluding any defined benefit pension plan benefits) that are substantially comparable, in the aggregate, to such Continuing Employee as those provided as of the date of this Agreement by the Company or any Subsidiary of the Company.

(b) As of the Effective Time, each Continuing Employee shall receive full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company or its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of the Surviving Corporation in which such Continuing Employee becomes a participant; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. As of the Effective Time, the Surviving Corporation shall credit to each Continuing Employee the amount of vacation time that such Continuing Employee had accrued under any applicable Company Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by the Surviving Corporation for the benefit of Continuing Employees, Parent shall use its commercially reasonable efforts to ensure that its third party insurance carriers (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or any Affiliate of Parent, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent shall cause the Surviving Corporation to honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements and all written employment, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company and the Company Subsidiaries.

(d) No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any Company Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment by the Company or any Company Subsidiary or otherwise. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Company Plans or other employee benefit plans or arrangements.

(e) The provisions of this Section 4.12 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 4.12 shall create such rights in any such persons.

4.13  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and each Subsidiary of the Company pursuant to (i) each indemnification, advancement of expenses or similar agreement in effect between the Company or any Subsidiary of the Company and any Indemnified Party as of the date of this Agreement and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Company or any Subsidiary of the Company as in effect as of the date of this Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain in effect the indemnification, exculpation from liability and advancement of expenses provisions set forth in the Organizational Documents of the Company and each Subsidiary of the Company as in effect as of the date of this Agreement, and shall not permit the amendment (whether by merger, consolidation or otherwise), repeal or other modification of any such provisions in any manner that would adversely affect any of the rights thereunder of any Indemnified Party.

(b) Without limiting the rights of the Indemnified Parties under Section 4.13(a) or Section 4.13(c), from and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly, in whole or in part, out of or pertains directly or indirectly, in whole or in part, to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee, fiduciary or agent of (A) the Company or any Subsidiary or other Affiliate of the Company, or (B) any employee benefit plan or other Entity or enterprise with respect to which such Indemnified Party has at any time served as a director, officer, employee, fiduciary or agent at the request of the Company or any Subsidiary of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (ii) any action or transaction contemplated by this Agreement or taken at the request of Parent, the Company or any Subsidiary of the Company. Notwithstanding anything to the contrary contained in this Section 4.13(b) or elsewhere in this Agreement, Parent agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination (i) includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, Legal Proceeding, arbitration, investigation or inquiry and (ii) imposes no obligation of any nature on any Indemnified Party. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance, prior to the final disposition of any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following any written request by an Indemnified Party therefor, all reasonable out-of-pocket costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses) incurred or expected to be incurred by such Indemnified Party in connection with any such claim, Legal Proceeding, arbitration, investigation or inquiry.

(c) From the Effective Time through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s directors’ and officers’ liability insurance policies in effect immediately prior to the Effective Time (the “Existing Policies”); provided, however, that (i) in no event shall Parent be required pursuant to this Section 4.13(c) to expend in any one year an amount in excess of 300% of the annual premiums payable by the Company with respect to the Existing Policies for 2011, it being understood that if the annual premiums payable in one year for such insurance coverage exceed 300% of the annual premiums payable by the Company with respect to the Existing Policies in 2011, then Parent shall be obligated to obtain a policy with the greatest coverage available for an annual premium equal to 300% of the annual premiums payable by the Company with respect to the Existing Policies in 2011, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above, the Company may obtain prior to the Effective Time a prepaid “tail” policy (the “Tail Policy”) providing the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time so long as the aggregate amount paid by the Company for the Tail Policy does not exceed 300% of the annual premiums payable by the Company with respect to the Existing Policies for coverage in 2011. Parent shall cause any such Tail Policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is reasonably likely to be unable to satisfy its financial obligations under the Tail Policy at any time during the term thereof, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such term (the “New Tail Policy”). In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.

(d) The rights of each Indemnified Party under this Section 4.13 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or any Subsidiary of the Company or the Surviving Corporation, under any other indemnification or similar arrangement, under the DGCL or otherwise. This Section 4.13 shall survive the Effective Time, and is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale or other disposition by Parent or the Surviving Corporation of all or substantially all of its assets, Parent shall ensure that the acquirer thereof shall assume the obligations of Parent and the Surviving Corporation under this Section 4.13.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any Subsidiary of the Company at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

4.14  Rule 16b-3 Actions.  Prior to the Effective Time, Parent, Acquisition Sub and the Company shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company resulting from the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.15  Parent Vote.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Acquisition Sub, a written consent adopting the Agreement.

4.16  Redemption of Convertible Debt.  If requested by Parent within 15 days following the execution of this Agreement, the Company shall redeem the Convertible Debt in accordance with its terms, which redemption shall occur no later than 30 days prior to the Closing Date, and the Company will allow for the conversion of the Convertible Debt in accordance with its terms.

4.17  Stockholder Litigation.  The Company shall provide Parent with the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company’s board of directors relating to the Merger (it being understood that the Company shall control the defense and settlement of any such litigation with counsel of its own choosing), and no such settlement shall be agreed to and entered unless Parent shall have otherwise consented in writing prior to such agreement and the entry of such settlement (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5  CONDITIONS TO THE PARTIES’ OBLIGATION TO EFFECT THE MERGER

5.1  Conditions to Obligation of Each Party.  The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no court of competent jurisdiction or other Governmental Entity shall have enacted a Legal Requirement since the date of this Agreement that shall remain in effect and prohibits the consummation of the Merger.

(c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

5.2  Conditions to Obligations of Parent and Acquisition Sub.  The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in this Agreement, other than the Fundamental Representations, shall be accurate in all respects as of the date hereof and as of the Required Closing Date as if made on and as of the Required Closing Date (other than any such representation and warranty made as of a specific earlier date, which need be accurate in all respects only as of such earlier date), except where the failure of such representations and warranties to be accurate (considered collectively) does not constitute, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect and materiality qualifications contained therein shall be disregarded (it being understood, however, that the reference to “Material Adverse Effect” in Section 2.5(b)(i) shall not be disregarded); and (ii) each of the representations and warranties contained in Section 2.1(a), the second sentence of Section 2.2, the first, second and fifth sentences of Section 2.3(a), Section 2.3(b), Section 2.18, Section 2.19 and Section 2.20(a)(i) (the “Fundamental Representations”) shall be accurate in all material respects as of the date hereof and as of the Required Closing Date as if made on and as of the Required Closing Date (other than any Fundamental Representation made as of a specific earlier date, which need be accurate in all material respects only as of such earlier date). Solely for purposes of this Section 5.2(a), if one or more inaccuracies in the representations set forth in the first, second and fifth sentences of Section 2.3(a) or in Section 2.3(b) would result in an increase in the amounts payable pursuant to Section 1.7, Section 1.9 or Section 4.11 of more than $5,000,000 in the aggregate, such inaccuracies will be deemed material for purposes of this Section 5.2(a).

(b) All of the covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent and Acquisition Sub shall have received a certificate signed on behalf of the Company by an executive officer to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) have been satisfied.

(d) Since the Balance Sheet Date, there shall not have occurred any Material Adverse Effect.

5.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) Each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be accurate in all respects as of the Required Closing Date as if made on and as of the

Required Closing Date (other than any such representation and warranty made as of a specific earlier date, which need be accurate in all respects only as of such earlier date), except where the failure of such representations and warranties to be accurate would not reasonably be expected to have an adverse effect on the ability of Parent or Acquisition Sub to consummate the Merger or any of the other transactions contemplated hereby (including the Financing) on a timely basis.

(b) All of the covenants in this Agreement that Parent and Acquisition Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) The Company shall have received a certificate signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent and Acquisition Sub to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

5.4  Frustration of Closing Conditions.  None of the Company, Parent and Acquisition Sub may rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure or the failure of any Affiliate of such party to use its required efforts (to the extent required by this Agreement) to consummate the Merger and the other transactions contemplated by this Agreement or otherwise to comply with its obligations hereunder. Without limiting the generality of the foregoing, if a condition set forth in Section 5.1 or Section 5.2 shall not have been satisfied and the failure to satisfy such condition results from the failure of Parent or Acquisition Sub to use its required efforts under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement or otherwise comply with its obligations hereunder, such condition shall be deemed satisfied for purposes of Section 6.1(j) and Section 6.3(b).

Section 6  TERMINATION

6.1  Termination.  This Agreement may be terminated and the Merger may be abandoned (before or after the adoption of this Agreement by the holders of Company Shares):

(a) by mutual consent of the Company, by action of its board of directors, and by Parent, by action of its board of managers, at any time prior to the Effective Time;

(b) by Parent or the Company, at any time after February 10, 2012 (the “End Date”) and prior to the Effective Time if the Effective Time shall not have occurred on or before the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure of such party (for purposes of Parent, including the failure of Acquisition Sub) to perform any covenant or other obligation required to be performed by such party (including the obligation to consummate the Merger on the Required Closing Date, and, for purposes of Parent, including any covenant or obligation required to be performed by Acquisition Sub) at or prior to the Effective Time resulted in the failure of the Effective Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the Effective Time if there shall be any Legal Requirement enacted after the date of this Agreement and remaining in effect that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the issuance of any such injunction results from the failure of such party (for purposes of Parent, including the failure of Acquisition Sub) to perform any covenant or other obligation in this Agreement required to be performed by such party (for purposes of Parent, including any covenant or obligation required to be performed by Acquisition Sub) at or prior to the Effective Time;

(d) by Parent at any time prior to the obtaining of the Company Stockholder Approval if the Company’s board of directors shall have made a Recommendation Change; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 6.1(d) later than the tenth day following its receipt of written notice from the Company of the making of such Recommendation Change;

(e) by the Company at any time prior to obtaining the Company Stockholder Approval if (i) the Company’s board of directors has determined to accept, and enter into one or more Acquisition Agreements with respect to, a Superior Proposal, (ii) such Superior Proposal did not result from a material breach of Section 4.2 by the Company, any Company Subsidiary or any Representative of the Company, (iii) the Company shall have complied with the terms and conditions of Section 4.2(e) with respect to such Superior Proposal, (iv) prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Acquisition Agreements with respect to such Superior Proposal, and (v) the Company immediately prior to or substantially concurrently with such termination pays to Parent (or its designee, as designated by Parent in writing) the Termination Fee;

(f) by Parent at any time prior to the Effective Time if (i) there shall be an inaccuracy as of such time in any representation or warranty of the Company contained in Section 2 (assuming such representation and warranty were made as of such time) such that the condition contained in Section 5.2(a) would not be satisfied as of such time, (ii) Parent shall have delivered to the Company a written notice of such inaccuracy, and (iii) such inaccuracy shall not have been cured in all material respects before the earlier of 20 days since the date of delivery of such written notice to the Company and one business day prior to the End Date; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(f) if there shall be an inaccuracy as of such time in any representation or warranty contained in Section 3 (assuming such representation and warranty were made as of such time), or if Parent or Acquisition Sub shall have breached any covenant or other obligation in this Agreement, such that the condition contained in Section 5.3(a) or Section 5.3(b) would not be satisfied;

(g) by the Company at any time prior to the Effective Time if (i) there shall be an inaccuracy as of such time in any representation or warranty of Parent or Acquisition Sub contained in Section 3 (assuming such representation and warranty were made as of such time) such that the condition contained in Section 5.3(a) would not be satisfied as of such time, (ii) the Company shall have delivered to Parent a written notice of such inaccuracy, and (iii) such inaccuracy shall not have been cured in all material respects before the earlier of 20 days since the date of delivery of such written notice to Parent and one business day prior to the End Date; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(g) if there shall be an inaccuracy as of such time in any representation or warranty contained in Section 2 (assuming such representation and warranty were made as of such time), or if the Company shall have breached any covenant or other obligation in this Agreement, such that the condition contained in Section 5.2(a) or Section 5.2(b) would not be satisfied;

(h) by Parent at any time prior to the Effective Time if (i) any covenant or other obligation of the Company contained in this Agreement shall have been breached such that the condition contained in Section 5.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of the breach of such covenant, and (iii) such breach shall not have been cured in all material respects before the earlier of 10 days since the date of delivery of such written notice to the Company and one business day prior to the End Date in the event that such breach is curable; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(h) if there shall be an inaccuracy as of such time in any representation or warranty contained in Section 3 (assuming such representation and warranty were made as of such time), or if Parent or Acquisition Sub shall have breached any covenant or other obligation contained in this Agreement, such that the condition contained in Section 5.3(a) or Section 5.3(b) would not be satisfied;

(i) by the Company at any time prior to the Effective Time if (i) any covenant or other obligation of Parent or Acquisition Sub contained in this Agreement shall have been breached such that the condition contained in Section 5.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of the breach of such covenant or other obligation, and (iii) such breach shall not have been cured in all material respects before the earlier of 10 days since the date of delivery of such written notice to

Parent and one business day prior to the End Date in the event that such breach is curable; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(i) if there shall be an inaccuracy as of such time in any representation or warranty contained in Section 2 (assuming such representation and warranty were made as of such time), or the Company shall have breached any covenant or other obligation in this Agreement, such that the condition contained in Section 5.2(a) or Section 5.2(b) would not be satisfied;

(j) by the Company at any time after the final day of the Marketing Period and prior to the Effective Time if (i) each of the conditions set forth in Section 5.1 and Section 5.2 shall have been satisfied or waived (other than the condition set forth in Section 5.2(c)), (ii) the Company shall have notified Parent in writing that it is ready, willing and able to consummate the Merger (and the Company shall not have revoked such notice), (iii) Parent and Acquisition Sub shall have failed to consummate the Merger on the Required Closing Date, (iv) the Company shall have provided written notice to Parent at least two business days prior to terminating this Agreement pursuant to this Section 6.1(j), and (v) Parent shall not have consummated the Merger by 4:00pm New York City time on such second business day; or

(k) by Parent or the Company at any time prior to obtaining the Company Stockholder Approval, if the Company Stockholder Meeting shall have been duly convened and completed and the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof contemplated by Section 4.3(c); provided, however, that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 6.1(k) if the failure of such party (for purposes of Parent, including the failure of Acquisition Sub) to perform any covenant or other obligation required to be performed by such party (for purposes of Parent, including any covenant or obligation to be performed by Acquisition Sub) at or prior to the Company Stockholder Meeting resulted in the failure of the Company Stockholder Approval to be obtained.

The party desiring to terminate this Agreement pursuant to this Section 6.1 (other than pursuant to Section 6.1(a)) shall give written notice of the termination of this Agreement to the other parties hereto in accordance with Section 7.8, including a description in reasonable detail of the reasons for such termination and specifying the provision or provisions of this Agreement pursuant to which such termination is being effected.

6.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be void and of no further force or effect, without any liability or obligation on the part of the Company, Parent or Acquisition Sub; provided, however, that (a) the last four sentences of Section 4.7, this Section 6.2, Section 6.4, Section 6.5 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect, (b) except as otherwise provided in this Agreement, no such termination shall relieve Parent, on the one hand, and the Company on the other hand, of its obligation to make the payments that become payable pursuant to Section 6.3, (c) subject to the Company No-Shop Breach Liability Limitation, no such termination shall relieve the Company of any liability for any willful and intentional breach of Section 4.2, and (d) the Confidentiality Agreement and the Guarantee shall not be affected by the termination of this Agreement and shall survive any such termination in accordance with their terms.

6.3  Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 6.1(d) or by the Company pursuant to Section 6.1(e), then, within two business days after the termination of this Agreement pursuant to Section 6.1(d) or prior to or substantially concurrently with the termination of this Agreement pursuant to Section 6.1(e), as the case may be, the Company shall cause to be paid to Parent (or its designee, as designated by Parent in writing), in cash by wire transfer of immediately available funds a termination fee in the amount of $49,112,000 (the “Termination Fee”).

(b) If (i) this Agreement is terminated by the Company pursuant to Section 6.1(g), Section 6.1(i) or Section 6.1(j) and (ii) at the time of termination, each of the conditions in Section 5.1 and Section 5.2 shall have been satisfied or waived (other than the condition set forth in Section 5.2(c)), then, within two business days after the termination of this Agreement, Parent shall cause to be paid to the Company, in cash by wire transfer of immediately available funds, a termination fee in an amount equal to the sum of $106,409,000 (the “Reverse Termination Fee”).

(c) If (i) this Agreement shall have been terminated by either Parent or the Company pursuant to Section 6.1(k), (ii) Parent was not in material breach of any provision of this Agreement at the time of the termination of this Agreement that would rise to a failure of any of the conditions set forth in Section 5.3(a) or Section 5.3(b) to be satisfied at the time of termination, (iii) any Person (other than Parent or its Affiliates) shall have made an Alternative Acquisition Proposal that becomes publicly known between the date of this Agreement and the day prior to the date on which the Company Stockholder Meeting was convened, and (iv) within twelve months after such termination of this Agreement the Company shall have entered into or consummated a transaction contemplated by any Alternative Acquisition Proposal made by any Person (other than Parent and its Affiliates) that is later consummated, then within two business days after the date of the consummation of such transaction, the Company shall cause to be paid to Parent (or its designee, as designated by Parent in writing), in cash by wire transfer of immediately available funds, the Termination Fee; provided, however, that, for purposes of this Section 6.3(c), all references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “51%.”

(d) If (i) this Agreement shall have been terminated by Parent pursuant to Section 6.1(f) or Section 6.1(h), (ii) Parent was not in material breach of any provision of this Agreement at the time of the termination of this Agreement that would give rise to a failure of any of the conditions set forth in Section 5.3(a) or Section 5.3(b) to be satisfied at the time of termination, (iii) any Person (other than Parent or its Affiliates) shall have made an Alternative Acquisition Proposal that becomes publicly known between the date of this Agreement and the day prior to the date on which the Company Stockholder Meeting was convened, and (iv) within twelve months after such termination of this Agreement, the Company shall have entered into or consummated a transaction contemplated by an Alternative Acquisition Proposal made by a Person (other than Parent and its Affiliates), then within two business days after the earlier of the date of the consummation of such transaction or entering into the definitive acquisition agreement providing for such transaction, as the case may be, the Company shall cause to be paid to Parent (or its designee, as designated by Parent in writing), in cash by wire transfer of immediately available funds, an amount equal to the Termination Fee (less the amount of Expenses paid by the Company pursuant to Section 6.3(e)); provided, however, that, for purposes of this Section 6.3(d), all references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “51%.”

(e) If this Agreement shall have been terminated by Parent pursuant to Section 6.1(f) or Section 6.1(h), then the Company shall pay to Parent (or as otherwise directed by Parent) an amount equal to the sum of Parent’s and Acquisition Sub’s Expenses by wire transfer of immediately available funds, within two business days after written request by Parent; provided, however, that the amount of any payment by the Company of such Expenses shall be credited against the amount of any Termination Fee that may subsequently become payable.

(f) Each of the parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement. Accordingly, if Parent or the Company fails to pay when due any amount payable pursuant to this Section 6.3, then: (i) such party shall reimburse the other party for all fees, costs and expenses (including legal fees) incurred in connection with any action taken to collect payment and in connection with the enforcement by the other party of its rights under this Section 6.3; and (ii) such party shall pay to the other party interest on the overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such other party in full) at a rate per annum 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee or Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Termination Fee or Reverse Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events.

6.4  Company Exclusive Remedy; Parent Maximum Liability.  Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.13:

(a) The Company’s (i) right to terminate this Agreement pursuant to Section 6.1 and receive the Reverse Termination Fee pursuant to Section 6.3(b), (ii) right to any amounts that may be payable pursuant to Section 6.3(f) and Section 7.13(c), and (iii) reimbursement rights under Section 7.6, (together with the indemnification rights provided for in Section 4.7 and the Company’s rights to enforce the Guarantee) shall constitute the sole and exclusive remedies of the Company (whether at law, in equity, in contract, in tort or otherwise, but without prejudice to clause “(c)” below and the remedy of specific performance set forth in Section 7.13) against Parent, Acquisition Sub, the Guarantors and the Financing Sources, and each of their respective former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners and assignees (collectively, “Parent Related Parties”) for any losses or damages of any kind for, or with respect to, this Agreement (including any breach of this Agreement by Parent or Acquisition Sub), the Commitment Letters, the Definitive Financing Agreements or the Guarantee, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of such breach, termination or failure.

(b) The maximum aggregate liability of Parent and Acquisition Sub (including for damages) in connection with this Agreement or any of the transactions contemplated hereby (but without prejudice to the remedy of specific performance set forth in Section 7.13) shall be limited to the lesser of (x) the sum of (i) the amount of the Reverse Termination Fee payable pursuant to Section 6.3(b), (ii) the amount of any expenses reimbursable pursuant to Section 6.3(f), and (iii) the amounts payable pursuant to Section 4.7, Section 7.6 and Section 7.13(c), and (y) the Parent Liability Limitation Amount (the lesser of the sum referred to in clause “(x)” and the Parent Liability Limitation Amount being referred to as the “Parent Liability Cap”). In no event shall the Company be permitted to obtain, nor shall it permit any of its Representatives or any other Person acting on its behalf to obtain, any monetary recoveries or awards (A) in excess of the Parent Liability Cap against the Parent Related Parties (in the aggregate), or (B) for any consequential, special, indirect or punitive damages for, or with respect to, this Agreement (including any breach of this Agreement by Parent or Acquisition Sub), the Commitment Letters, the Definitive Financing Agreements or the Guarantee, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of such breach, termination or failure.

(c) Parent and Acquisition Sub acknowledge that the Company may pursue, simultaneously or otherwise, both a grant of specific performance in accordance with Section 7.13 and the other remedies provided for in this Agreement; provided, however, that in no event shall the Company be entitled to obtain both: (x) the Reverse Termination Fee (plus any amounts that may become payable pursuant to Section 6.3(f)); and (y) specific performance of this Agreement resulting in the consummation of the Merger.

(d) Parent and Acquisition Sub acknowledge that nothing in this Section 6.4 shall be deemed to affect the right of the Company to obtain specific performance pursuant to and in accordance with Section 7.13 prior to the termination of this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 6.4 are expressly intended to benefit, and are enforceable by, each of the Parent Related Parties.

6.5  Parent Exclusive Remedy; Company Maximum Liability.  Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.13:

(a) Parent’s (i) right to terminate this Agreement pursuant to Section 6.1 and receive (or have its designee, as designated by Parent in writing, receive) the Termination Fee pursuant to Section 6.3(a), Section 6.3(c) or Section 6.3(d) (plus any amounts that may become payable pursuant to Section 6.3(f)), (ii) right to receive Parent’s and Acquisition Sub’s Expenses pursuant to Section 6.3(e), and (iii) right to pursue damages solely for willful and intentional breaches of Section 4.2 (subject in all respects to the Company No-Shop Breach Liability Limitation) shall constitute the sole and exclusive remedies of Parent, Acquisition Sub and the Guarantors (whether at law, in equity, in contract, in tort or otherwise, but without prejudice to the remedy of specific performance set forth in Section 7.13) against the Company and its Subsidiaries and each of their respective stockholders, former, current and future directors, officers, employees, agents, Affiliates and assignees (the Company, its Subsidiaries and such other Persons being referred to collectively in this Agreement as the “Company Related Parties”) for any losses or damages of any kind for, or with respect to, this Agreement (including any breach of this Agreement by the Company), the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of such breach, termination or failure.

(b) Subject to Section 6.5(c), the maximum aggregate liability of the Company and its Subsidiaries for damages in connection with this Agreement or any of the transactions contemplated hereby shall be limited to the Company Liability Limitation, and, subject to Section 6.5(c), in no event shall the Guarantors, Parent or Acquisition Sub be permitted to obtain, nor shall they permit any of their respective Representatives or any other Person acting on its or their behalf to obtain, any monetary recoveries or awards (A) in excess of the Company Liability Limitation against any of the Company Related Parties (in the aggregate) or (B) for consequential, special, indirect or punitive damages for, or with respect to, this Agreement (including any breach of this Agreement by the Company), or the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of such breach, termination or failure; provided, however, that in no event shall Parent or Acquisition Sub, or any Affiliate of Parent or Acquisition Sub, be entitled to obtain both: (x) the Termination Fee (plus any amounts that may become payable pursuant to Section 6.3(f)) and Parent’s and Acquisition Sub’s Expenses pursuant to Section 6.3(e); and (y) specific performance of this Agreement resulting in the consummation of the Merger.

(c) Notwithstanding the foregoing, Section 6.5(b) shall not limit the ability of Parent or Acquisition Sub to pursue damages solely for any willful and intentional breach of Section 4.2 by the Company, any Company Subsidiary or any Representative of the Company, provided that in no event shall Parent or Acquisition Sub be permitted to obtain any monetary recoveries or awards (A) in excess of the Company No-Shop Breach Liability Limitation against any of the Company Related Parties (in the aggregate) with respect to such willful and intentional breaches or otherwise or (B) for consequential, special, indirect or punitive damages for, or with respect to, this Agreement (including any breach of Section 4.2 or any other provision of this Agreement by the Company), or the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of such breach, termination or failure. For the avoidance of doubt, in no event shall the Company be required to make any monetary payments that in the aggregate exceed the Company No-Shop Breach Liability Limitation, and in the event Parent or Acquisition Sub shall have received any amounts from the Company (whether due to the payment of the Termination Fee, reimbursement of Expenses, or otherwise), such amounts shall reduce the amount of monetary recoveries or awards for any willful and intentional breach of Section 4.2, such that in no event shall the Company be required to pay any monetary recoveries or awards to Parent or any Parent Related Parties in excess of the Company No-Shop Breach Liability Limitation.

(d) The Company acknowledges that nothing in this Section 6.5 shall be deemed to affect the right of Parent or Acquisition Sub to specific performance pursuant to and in accordance with Section 7.13 prior to the termination of this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 6.5 are expressly intended to benefit, and are enforceable by, each of the Company Related Parties.

Section 7  MISCELLANEOUS PROVISIONS

7.1  Amendment.  This Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the holders of Company Shares, no amendment shall be made which by law requires further approval of such holders without the further approval of such holders. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.2  Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) At any time prior to the Effective Time, the parties may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (in every case, only to the extent permitted by Legal Requirements). Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the parties hereto. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3  Survival.  None of the representations and warranties of the parties contained in this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Section 1.5, Section 1.6, Section 1.7, Section 1.8, Section 1.9, Section 4.7, Section 4.11, Section 4.13 and this Section 7 shall survive the Effective Time.

7.4  Entire Agreement; Counterparts.  This Agreement, the Disclosure Schedule, the Commitment Letters, the Confidentiality Agreement, the Guarantee and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge, agree, represent and warrant that (i) the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2, (ii) they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2, (iii) no Affiliate, employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, and (iv) without limiting the generality of the foregoing, neither the Company nor any Affiliate, employee, agent, advisor or other representative of the Company has made or is making, and neither Parent nor Acquisition Sub has relied on or is relying on, any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or made available to Parent or to any of its representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of the Company’s Subsidiaries or the future business and operations of the Company or any of the Company’s Subsidiaries; and (b) the Company acknowledges, agrees, represents and warrants that (i) Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, (ii) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3 or as set forth in the Guarantee, and (iii) no representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

7.5  Applicable Law; Jurisdiction.  This Agreement is made under, and all claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement shall be governed by and shall be construed and enforced in accordance with, the law of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of the Company, Parent and Acquisition Sub hereby agrees that service of any process, summons, notice or document in accordance with the provisions of Section 7.8 shall be effective service of process for any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. The parties further agree that it is in their mutual best interests to maintain the confidentiality of any Legal Proceeding arising from or relating to any dispute among the parties with respect to this Agreement to the maximum extent permitted by applicable Legal Requirements. Accordingly, the parties hereby agree to seek the entry of an appropriate protective order (as determined by the applicable court) to maintain the confidentiality of any such Legal Proceeding to the maximum extent permitted by applicable Legal Requirements.

7.6  Payment of Expenses.  Subject to Section 1.7(e), Section 4.7, Section 6.3(e) and Section 7.13(c), whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, however, that filing fees associated with compliance with applicable regulatory requirements in connection with the Merger shall be expenses of Parent, and Parent shall promptly reimburse the Company for all such expenses paid or otherwise incurred by the Company.

7.7  Assignability; Parties in Interest.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party (by operation of law or otherwise) without the express written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of Company Shares, Outstanding Options, Accelerated Company Shares and Outstanding Company Restricted Stock Units immediately prior to the Effective Time), Section 4.7 (which shall be for the benefit of the Section 4.7 Indemnitees), Section 4.11 (which, from and after the Effective Time, shall be for the benefit of Persons who held restricted Company Shares immediately prior to the Effective Time), Section 4.13 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), Section 6.4 (which shall be for the benefit of the Parent Related Parties and the Financing Sources), Section 6.5 (which shall be for the benefit of the Company Related Parties) and Section 7.5, Section 7.14 and Section 7.17 (which shall be for the benefit of the Financing Sources), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be a third party beneficiary of the Equity Financing Commitment Letter (or if superseded thereby, any Definitive Financing Agreement related thereto). Without limiting the generality of the foregoing, it is explicitly agreed that the Company shall be entitled to cause Parent and Acquisition Sub to draw down the full proceeds of the Equity Financing and to cause Parent and Acquisition Sub to consummate the transactions contemplated hereby, including to effect the Merger in accordance with Section 1.3, on the terms and conditions set forth in Section 7.13.

7.8  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (Eastern time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (Eastern time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date on which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

c/o Providence Equity Partners
50 Kennedy Plaza
Providence, Rhode Island 02903
Attention: Peter O. Wilde
Facsimile: (401) 751-1790

with a copy to:

Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, Rhode Island 02903
Attention: David K. Duffell
Facsimile: (401) 278-4701

and

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
Facsimile: (617) 772-8333

if to the Company:

Blackboard Inc.
650 Massachusetts Avenue, N.W.
Washington D.C. 20001
Attention: Chief Legal Officer
Facsimile: (202) 466-7195

with a copy to:

Dewey & LeBoeuf LLP
260 Franklin Street
Boston, Massachusetts 02110
Attention: Thomas H. Redekopp
Facsimile: (617) 439-0341

and

Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, California 94303
Attention: James R. Griffin
Facsimile: (650) 845-7333

7.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile, Portable Document Format (PDF) or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.11  Obligation of Parent.  Parent shall ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

7.12  Disclosure Schedule.  The Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 2. Any information set forth in any Section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Disclosure Schedule as though fully set forth in such other sections and subsections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations and warranties of the Company set forth in this Agreement, in each case, to the extent that the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of any Legal Requirement or breach of any contract. For purposes of this Agreement, no statement or other item of information set forth in the Disclosure Schedule is intended to constitute, or shall be construed as constituting, a representation or warranty of the Company or any other Person.

7.13  Specific Performance.

(a) Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, prior to termination and in addition to any other remedy that a party hereto may have under this Agreement (but subject to Section 7.13(b)), in the event of any breach or threatened breach by Parent, Acquisition Sub or the Company of any covenant or other obligation of such party contained in this Agreement, the other parties shall be entitled to obtain (i) a decree or order of specific performance to enforce specifically the observance and performance of such covenant or other obligation, and (ii) an injunction restraining such breach or threatened breach, including the right of the Company to enforce specifically the terms and provisions of, and to prevent or cure breaches by Parent or Acquisition Sub of, Section 4.6.

(b) Notwithstanding Section 7.13(a), the parties hereto expressly acknowledge and agree that, prior to the termination of this Agreement, the Company shall be entitled to obtain a decree or order of specific performance to cause Parent and Acquisition Sub to draw down the full proceeds of the Equity Financing and to cause Parent and Acquisition Sub to cause the Equity Financing to be funded in order to fund and consummate the Merger, and to cause the consummation of the Merger, if and only if (A) each of the conditions in Section 5.1 and Section 5.2 shall have been satisfied or waived (other than the condition set forth in Section 5.2(c), which must be satisfied at Closing), (B) the Debt Financing shall have been funded, or will be funded at the Closing if the Equity Financing is funded at the Closing, (C) Parent or Acquisition Sub shall have failed to consummate the Merger on the Required Closing Date (for the avoidance of doubt, which for purposes of this Section 7.13(b) shall not occur prior to the expiration of the Marketing Period), and (D) the Company shall have confirmed in writing that if both the Equity Financing and the Debt Financing were funded, the Closing will occur (and the Company has not revoked such confirmation).

For the avoidance of doubt, if the Debt Financing has not been funded (and will not be funded at the Closing if the Equity Financing is funded at the Closing), then the Company shall not be entitled to obtain a decree or order of specific performance to cause Parent and Acquisition Sub to draw down the full proceeds of the Equity Financing and to cause Parent and Acquisition Sub to cause the Equity Financing to be funded in order to fund and consummate the Merger, and to cause the consummation of the Merger.

For the further avoidance of doubt, the Company shall be entitled to enforce its rights (by litigation or otherwise) as a third party beneficiary under the Equity Financing Commitment Letter in the event that the conditions in this clause (b) are satisfied.

(c) Each of the parties agrees that it will not oppose the granting of specific performance or an injunction sought in accordance with this Section 7.13 on the basis that any other party has an adequate remedy at law or that any award of specific performance is, for any reason, not an appropriate remedy. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy in accordance with this Agreement shall not be required to provide any bond or other security in connection with any such injunction or other equitable remedy. The election by the Company to pursue specific performance or an injunction shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and obtain the Reverse Termination Fee under Section 6.3, and the election by Parent to pursue specific performance or an injunction shall not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate this Agreement and obtain the Termination Fee or Parent and Acquisition Sub’s Expenses, as applicable, under Section 6.3. If any party obtains (i) a decree or order of specific performance requiring another party (other than an Affiliate of such party) to enforce specifically the observance and performance of any covenant or obligation set forth in this Agreement, or (ii) any injunction restraining a breach or threatened breach by another party (other than an Affiliate of such party) of any covenant or other obligation set forth in this Agreement, then the other party (other than an Affiliate of such party) shall reimburse such party for all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants) actually incurred by or on behalf of such party or any Subsidiary of such party in connection with the obtaining of such decree or order of specific performance or injunction.

7.14  Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.15  Construction.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (c) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (d) all references to dollars or $ shall be references to United States dollars, and (e) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Legal Requirement defined or referred to herein or in any agreement or instrument that is referred to herein means such Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Requirements. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. All references to a document or instrument having been made available to Parent shall be deemed to include providing actual access to such document or instrument to Parent’s counsel, to Parent’s legal or financial advisors or to any other representative of Parent, including by posting such document in an electronic dataroom, prior to the date of this Agreement.

7.16  Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Parent (other than Acquisition Sub) shall have any liability for any obligations or liabilities of Parent or Acquisition Sub under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing contained in this Section 7.16 or elsewhere in this Agreement shall limit in any way (a) the liability of the Guarantors under the Guarantee, (b) the liability of any of the Guarantors under the Equity Financing Commitment Letter or any Definitive Financing Agreement entered into in connection with the Equity Financing, or (c) the liabilities of Providence Equity Partners, L.L.C. under the Confidentiality Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company shall have any liability for any obligations or liabilities of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

7.17  Financing Sources.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (a) that any Legal Proceeding (which term, for purposes of this Section 7.17, shall also be deemed to include any claim, complaint, formal investigation or other legal proceeding before or by any Governmental Entity), whether in law or in equity, whether in contract or in tort or otherwise, in which the Financing Sources are a party arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (b) not to bring or authorize any of their Affiliates to bring any such Legal Proceeding in any other court, (c) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 7.8 shall be effective service of process against them for any such Legal Proceeding brought in any such court, (d) to waive and hereby waive, to the fullest extent permitted by Legal Requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court, (e) to waive and hereby waive any right to trial by jury in respect of any such Legal Proceeding, (f) that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements, (g) that, subject to the proviso below, any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (h) that the Financing Sources are beneficiaries of and may enforce any liability cap or limitation on damages or remedies in this Agreement (including, without limitation, Section 6.4) and (i) that the Financing Sources are express third party beneficiaries of, and may enforce, the agreements set forth in this Section 7.17; provided, however, that for purposes of any Legal Proceeding referred to in this Section 7.17, the interpretation of the definition of Company Material Adverse Effect (as defined in the Debt Financing Commitment Letter) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank]

CONFIDENTIAL

Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

Bulldog Holdings, LLC,
a Delaware limited liability company

By:	/s/ David Phillips
Name:     David Phillips
Title:     Vice President

Bulldog Acquisition Sub, Inc.,
a Delaware corporation

By:	/s/ David Phillips
Name:     David Phillips
Title:     Vice President

Blackboard Inc.,
a Delaware corporation

By:	/s/ Matthew Small
Name:     Matthew Small
Title:     Chief Business Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

2010 10-K.  “2010 10-K” has the meaning set forth in Section 2.1(b).

Accelerated Company Share.  “Accelerated Company Share” has the meaning set forth in Section 1.9(a)(ii).

Acceptable Confidentiality Agreement.  “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any Person with confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not restrict the ability of the Company and its Representatives to disclose to Parent and its Representatives any information (including with respect to any Alternative Acquisition Proposal or Superior Proposal) required to be disclosed by the Company under this Agreement. For the avoidance of doubt, an Acceptable Confidentiality Agreement need not include any standstill provisions.

Acquisition Agreement.  “Acquisition Agreement” has the meaning set forth in Section 4.2(d).

Acquisition Sub.  “Acquisition Sub” has the meaning set forth in the Preamble to the Agreement.

Affiliate.  A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

Affiliate Transaction.  “Affiliate Transaction” has the meaning set forth in Section 2.24.

Agreement.  “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A, as such Agreement and Plan of Merger (including this Exhibit A) may be amended from time to time.

Alternative Acquisition Proposal.  “Alternative Acquisition Proposal” has the meaning set forth in Section 4.2(a)(i).

Alternative Financing.  “Alternative Financing” has the meaning set forth in Section 4.6(d).

Applicable Date.  “Applicable Date” means January 1, 2010.

Appraisal Shares.  “Appraisal Shares” has the meaning set forth in Section 1.8(c).

Balance Sheet Date.  “Balance Sheet Date” has the meaning set forth in Section 2.4(c).

Book-Entry Shares.  “Book-Entry Shares” has the meaning set forth in Section 1.6.

Certificate.  “Certificate” has the meaning set forth in Section 1.6.

Certificate of Merger.  “Certificate of Merger” has the meaning set forth in Section 1.3.

Closing.  “Closing” has the meaning set forth in Section 1.3.

COBRA.  “COBRA” has the meaning set forth in Section 2.13(d).

Code.  “Code” means the Internal Revenue Code of 1986, as amended.

Commitment Letters.  “Commitment Letters” has the meaning set forth in Section 3.6(a).

Company.  “Company” has the meaning set forth in the Preamble to the Agreement.

Company Board Recommendation.  “Company Board Recommendation” has the meaning set forth in Section 2.18.

A-1-1

Company Equity Plans.  “Company Equity Plans” means collectively the Company’s 1998 Amended and Restated Stock Incentive Plan and Amended and Restated 2004 Stock Incentive Plan.

Company Filed SEC Documents.  “Company Filed SEC Documents” means any report, schedule, form, statement or other document filed with or furnished to, the SEC by the Company on or after the Applicable Date and publicly available prior to the date of this Agreement (in each case, excluding any disclosures contained under the caption “Risk Factors” or set forth in any “forward looking statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature).

Company Financial Statements.  “Company Financial Statements” has the meaning set forth in Section 2.4(b).

Company IP.  “Company IP” means all material Intellectual Property Rights that are owned by the Company and the Company Subsidiaries and that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted.

Company Liability Limitation.  “Company Liability Limitation” means (i) in the event that the Termination Fee becomes payable pursuant to Section 6.3(a), Section 6.3(c) or Section 6.3(d), an amount equal to $52,112,000, (ii) in the event that Parent’s and Acquisition Sub’s Expenses become payable pursuant to Section 6.3(e), an amount equal to $8,000,000, and (iii) in all other cases, an amount equal to $3,000,000.

Company No-Shop Breach Liability Limitation.  “Company No-Shop Breach Liability Limitation” means an amount equal to $81,853,000.

Company Options.  “Company Options” means options to purchase Company Shares from the Company, whether granted pursuant to the Company Equity Plans or otherwise.

Company Plans.  “Company Plans” has the meaning set forth in Section 2.13(a).

Company Related Parties.  “Company Related Parties” has the meaning set forth in Section 6.5(a).

Company Restricted Stock Units.  “Company Restricted Stock Units” means restricted stock units pursuant to which the holder has the right to receive, from the Company, Company Shares upon the vesting or lapse of restrictions applicable to such units granted pursuant to one or more of the Company Equity Plans.

Company Returns.  “Company Returns” has the meaning set forth in Section 2.12(a).

Company SEC Documents.  “Company SEC Documents” has the meaning set forth in Section 2.4(a).

Company Shares.  “Company Shares” means shares of common stock, $0.01 par value per share, of the Company.

Company Software.  “Company Software” means any computer software owned by the Company or any Company Subsidiary that the Company or any Company Subsidiary currently distributes or licenses as a product and that is material to the businesses of the Company and its Subsidiaries taken as a whole.

Company Source Code.  “Company Source Code” means the human-readable source code for the Company Software.

Company Stockholder Approval.  “Company Stockholder Approval” has the meaning set forth in Section 2.19.

Company Stockholder Meeting.  “Company Stockholder Meeting” has the meaning set forth in Section 4.3(b).

Company Stockholders.  “Company Stockholders” means holders of Company Shares.

Company Subsidiary.  “Company Subsidiary” means any direct or indirect material Subsidiary of the Company.

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Compliant.  “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Financing Commitment Letter.

Confidentiality Agreement.  “Confidentiality Agreement” means the confidentiality agreement, dated as of April 11, 2011, entered into between the Company and Providence Equity Partners, L.L.C.

Continuing Employee.  “Continuing Employee” has the meaning set forth in Section 4.12(a).

Convertible Debt.  “Convertible Debt” means the 3.25% Convertible Senior Notes due 2027 issued by the Company.

Debt Financing.  “Debt Financing” has the meaning set forth in Section 3.6(a).

Debt Financing Commitment Letter.  “Debt Financing Commitment Letter” has the meaning set forth in Section 3.6(a).

Debt Financing Fee Letters.  “Debt Financing Fee Letters” has the meaning set forth in Section 3.6(a).

Debt Payoff.  “Debt Payoff” has the meaning set forth in Section 4.7.

Definitive Financing Agreements.  “Definitive Financing Agreements” has the meaning set forth in Section 3.6(b).

DGCL.  “DGCL” has the meaning set forth in Section 1.1.

Disclosure Schedule.  “Disclosure Schedule” has the meaning set forth in the first paragraph of Section 2.

Do not have Unreasonably Small Capital.  “Do not have Unreasonably Small Capital” has the meaning set forth in Section 3.7(g).

Effective Time.  “Effective Time” has the meaning set forth in Section 1.3.

End Date.  “End Date” has the meaning set forth in Section 6.1(b).

Engagement Letter.  “Engagement Letter” means the engagement letter dated March 18, 2011 between the Company and Barclays Capital Inc.

Entity.  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

Environmental Law.  “Environmental Law” has the meaning set forth in Section 2.15.

Equity Financing.  “Equity Financing” has the meaning set forth in Section 3.6(a).

Equity Financing Commitment Letter.  “Equity Financing Commitment Letter” has the meaning set forth in Section 3.6(a).

ERISA.  “ERISA” has the meaning set forth in Section 2.13(a).

ERISA Affiliate.  “ERISA Affiliate” has the meaning set forth in Section 2.13(d).

Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934.

Exchange Fund.  “Exchange Fund” has the meaning set forth in Section 1.7(a).

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Existing Policies.  “Existing Policies” has the meaning set forth in Section 4.13(c).

Expenses.  “Expenses” means, with respect to any Person, any documented out-of-pocket expenses (including any fees or expenses of counsel, accountants, financial advisors, experts or consultants) paid, payable or otherwise directly or indirectly incurred or to be incurred by or on behalf of such Person or any Subsidiary of such Person in connection with or relating to (a) the sale process undertaken by the Company, (b) the authorization, preparation, negotiation, review, execution or performance of the Agreement, the Guarantee or any other document referred to in the Agreement, (c) the due diligence investigations conducted by, and the management presentations made to, Parent and other prospective acquirers with respect to the Company and its Subsidiaries, (d) obtaining consents required to be obtained from any Person in connection with this Agreement, (e) the Financing, (f) making any filings under the Exchange Act, the HSR Act and other Legal Requirements, and (g) preparing the Proxy Statement and soliciting proxies from holders of Company Shares. Without limiting the generality of the foregoing, Expenses shall be deemed to include (i) any payment required to be made on the part of any Person to such Person’s financial advisor pursuant to the engagement letter between such Person and the Person’s financial advisor (excluding any such payment relating to the Person’s receipt of a termination fee, reverse termination fee or any reimbursement of expenses), (ii) fees and expenses of counsel to such Person incurred in connection with the enforcement of the terms of the Agreement and (iii) filing fees relating to filings made on behalf of such Person with Governmental Entities. For the avoidance of doubt, all such documented out-of-pocket expenses incurred by the Guarantors and their Affiliates on behalf of Parent and Acquisition Sub shall constitute Expenses of Parent and Acquisition Sub. Notwithstanding anything to the contrary herein, in no event shall the Expenses reimbursable to the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, under this Agreement exceed $5,000,000 in the aggregate.

Fair Value.  “Fair Value” has the meaning set forth in Section 3.7(b).

Fairness Opinion.  “Fairness Opinion” has the meaning set forth in Section 2.22.

Financing.  “Financing” has the meaning set forth in Section 3.6(a).

Financing Sources.  “Financing Sources” means the entities (other than Parent, Acquisition Sub and the Guarantors) that have committed to provide, arrange or otherwise entered into agreements to provide or arrange the Debt Financing, including the parties to the Debt Financing Commitment Letter and the parties to any joinder agreements, indentures or credit agreements (including the Definitive Financing Agreements relating to the Debt Financing) entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective officers, directors, employees, agents and representatives and their successors and assigns.

Fundamental Representations.  “Fundamental Representations” has the meaning set forth in Section 5.2(a)(ii).

GAAP.  “GAAP” means United States generally accepted accounting principles.

Governmental Authorization.  “Governmental Authorization” means any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity.  “Governmental Entity” means any federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory or other governmental agency, commission, authority or department.

Guarantee.  “Guarantee” has the meaning set forth in Recital “D” to the Agreement.

Guarantor.  “Guarantor” has the meaning set forth in Recital “D” to the Agreement.

HSR Act.  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Identified Contingent Liabilities.  “Identified Contingent Liabilities” has the meaning set forth in Section 3.7(e).

Indemnified Party.  “Indemnified Party” has the meaning set forth in Section 4.13(e).

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Intellectual Property Rights.  “Intellectual Property Rights” means all rights of the following types, under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and mask works (other than moral rights); (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(iv)” above.

Intervening Circumstance.  “Intervening Circumstance” means any change, event, development or circumstance that occurs or exists prior to the obtaining of the Company Stockholder Approval and that the Company’s board of directors determines in good faith makes it appropriate to consider a Recommendation Change.

IRS.  “IRS” means the United States Internal Revenue Service.

Legal Proceeding.  “Legal Proceeding” means any lawsuit, action or other legal proceeding.

Legal Requirement.  “Legal Requirement” means, with respect to any Person, any statute, law (including common law), ordinance, rule or regulation adopted or promulgated by any Governmental Entity or any Order, to which such Person or any of its business or businesses is subject.

Lien.  “Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, or other encumbrance of any nature, whether voluntarily incurred or arising by operation of law.

Marketing Period.  “Marketing Period” means the first period of 20 consecutive business days commencing after the date hereof during which Parent shall have received all of the Required Financial Information and the definitive Proxy Statement shall have been mailed to holders of Company Shares, and ending on the earlier of (i) the date 20 consecutive business days throughout and at the end of which (A) Parent shall have all of the Required Financial Information, and (B) each of the conditions set forth in Section 5.1, Section 5.2(a), Section 5.2(b) and Section 5.2(d) is satisfied or has been waived, assuming that such conditions were applicable at any time during such 20 business day period, and (ii) the date on which the Debt Financing is obtained; provided, however, that if the Company shall in good faith believe it has delivered the Required Financial Information to Parent, it may deliver to Parent a written notice to that effect, specifying the date on which it believes it completed the delivery of the Required Financial Information, and the Marketing Period shall be deemed to have commenced on the date specified in that notice unless (i) Parent reasonably determines that the Company has not completed delivery of the Required Financial Information and (ii) within three days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect, stating with reasonable specificity which Required Financial Information the Company has not delivered; provided, further, that (x) if the Marketing Period shall not have ended on or prior to August 19, 2011, then the Marketing Period shall begin on or after September 6, 2011, and if the Marketing Period shall not have ended on or prior to December 16, 2011, then the Marketing Period shall begin on or after January 3, 2012 and (y) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(1) the Required Financial Information ceases to comport with the SEC requirements for a registered public offering of debt securities on Form S-1 (or any applicable successor form), ceases to be Compliant or otherwise does not include the Required Financial Information as defined, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, all such requirements have been satisfied;

(2) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and its Subsidiaries for the applicable periods by Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Parent;

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(3) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 20 consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive business day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 (or any applicable successor form) using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive business day period;

(4) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP;

(5) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured; or

(6) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period will not be deemed to commence unless and until, at the earliest, all such material accounting comments have been satisfactorily resolved with the SEC staff.

Without limiting the generality of Section 5.4, if a condition set forth in Section 5.1 or Section 5.2 shall not have been satisfied and the failure to satisfy such condition results from the failure of Parent or Acquisition Sub to use its required efforts to consummate the Merger and the other transactions contemplated by this Agreement or otherwise comply with its obligations under this Agreement, such condition shall be deemed satisfied for purposes of clause “(B)” of this definition of Marketing Period; provided, however, that this sentence shall not be deemed to require Parent and Acquisition Sub to consummate the Merger unless the conditions set forth in Section 5.1 and Section 5.2 shall have been satisfied or waived.

Material Adverse Effect.  “Material Adverse Effect” means any change, effect, event or occurrence that (i) is, or would reasonably be expected to be materially adverse to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect:

(a) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders and any litigation) arising directly or indirectly from or otherwise relating directly or indirectly to (i) general economic, business, political, financial or market conditions, (ii) any facts, circumstances or conditions generally affecting any of the principal industries or industry sectors in which the Company or any Subsidiary of the Company operates, (iii) fluctuations in the value of any currency, (iv) any act of terrorism, war, calamity, act of God or other similar event, occurrence or circumstance, (v) the announcement of the Agreement, the Merger or any of the other transactions contemplated by the Agreement, (vi) any action or inaction by the Company or any Subsidiary of the Company taken or omitted to be taken at Parent’s request, (vii) compliance by the Company with the terms of the Agreement, (viii) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement, (ix) any change in, or any compliance with or action taken for the purpose of complying with any change in, GAAP or the interpretation or application thereof, or (x) Parent’s actions or inactions with respect to any agreement, contract or course of dealing with the Company, except in the cases of clauses “(i),” “(ii)” and “(iv)” to the extent that the Company and its Subsidiaries, taken as a whole, are

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disproportionately affected thereby as compared with all other participants in the principal industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, is or is reasonably expected to be a Material Adverse Effect);

(b) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

(c) any decline in the Company’s stock price (it being understood that the underlying causes of any such decline may be taken into account in determining whether a Material Adverse Effect has occurred).

Material Contract.  “Material Contract” has the meaning set forth in Section 2.8(l).

Meeting Date.  “Meeting Date” has the meaning set forth in Section 4.3(c).

Merger.  “Merger” has the meaning set forth in the Recitals in the Agreement.

Most Recent Balance Sheet.  “Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company (including any related notes) and its consolidated subsidiaries as of March 31, 2011, which is included in the Company’s Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2011.

New Tail Policy.  “New Tail Policy” has the meaning set forth in Section 4.13(c).

Non-Budgeted Capital Expenditures.  “Non-Budgeted Capital Expenditures” has the meaning set forth in Section 4.1(m).

Notice of Recommendation Change.  “Notice of Recommendation Change” has the meaning set forth in Section 4.2(e)(i).

Notice of Superior Proposal.  “Notice of Superior Proposal” has the meaning set forth in Section 4.2(e)(ii).

Open Source Software.  “Open Source Software” means any software that is generally licensed or made available in source code form under the terms of a standard license (such as, without limitation, the General Public License, the Lesser General Public License, the Mozilla license and the Apache license) that allows for the use, modification and redistribution of such software in source code form without the payment of any license fees or royalties.

Order.  “Order” means any order, judgment, injunction, writ, stipulation, award, injunction, ruling, assessment, arbitration award or decree of a Governmental Entity.

Ordinary Course of Business.  “ordinary course of business” means the usual and ordinary course of normal day-to-day operations of the business, consistent (in scope, manner, amount and otherwise) with the Company’s and the Company Subsidiaries’ past practices through the date of this Agreement.

Organizational Documents.  “Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended, and (iii) if such Entity is a limited partnership, such Entity’s certificate or articles of formation or limited partnership agreement, as amended.

Outstanding Company Restricted Stock Unit.  “Outstanding Company Restricted Stock Unit” has the meaning set forth in Section 1.9(a)(iii).

Outstanding Option.  “Outstanding Option” has the meaning set forth in Section 1.9(a)(i).

Parent.  “Parent” has the meaning set forth in the Preamble to the Agreement.

Parent Liability Cap.  “Parent Liability Cap” has the meaning set forth in Section 6.4(b).

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Parent Liability Limitation Amount.  “Parent Liability Limitation Amount” means (i) in the event that the Reverse Termination Fee becomes payable pursuant to Section 6.3(b), an amount equal to $111,409,000, and (ii) in all other cases, an amount equal to $5,000,000.

Parent Related Parties.  “Parent Related Parties” has the meaning set forth in Section 6.4(a)(i).

Paying Agent.  “Paying Agent” has the meaning set forth in Section 1.7(a).

Per Share Amount.  “Per Share Amount” has the meaning set forth in Section 1.5(c).

Permitted Encumbrances.  “Permitted Encumbrances” means (i) Liens for taxes, assessments and other governmental charges not yet due and payable or which are being contested by appropriate proceedings in good faith and for which adequate reserves have been established in the Company Filed SEC Documents, (ii) Liens, encumbrances or imperfections of title that have arisen in the ordinary course of business, (iii) Liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Disclosure Schedule, (iv) Liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents, (v) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under securities laws or related Legal Requirements of any jurisdiction, (vi) nonexclusive licenses of Company IP, (vii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like Liens imposed by any Legal Requirement arising in the ordinary course of business and securing obligations that are not yet due and payable or that are being contested by appropriate proceedings, (viii) pledges and deposits (including letters of credit, surety bonds and other escrowed holdings) made in connection with any lease agreements or related documents, (ix) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by any Legal Requirement, arising in connection with any real estate property lease agreements or related documents or arising in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Company Subsidiary, (x) Liens covering cash deposits or pledges to secure the performance or bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, arising in the ordinary course of business, and (xi) Liens, encumbrances or imperfections of title which do not have a Material Adverse Effect.

Person.  “Person” means any individual or Entity.

Preferred Shares.  “Preferred Shares” has the meaning set forth in Section 2.3(a).

Present Fair Salable Value.  “Present Fair Salable Value” has the meaning set forth in Section 3.7(c).

Proxy Clearance Date.  “Proxy Clearance Date” has the meaning set forth in Section 4.3(a).

Proxy Statement.  “Proxy Statement” has the meaning set forth in Section 4.3(a).

Recommendation Change.  “Recommendation Change” has the meaning set forth in Section 4.2(d).

Registered IP.  “Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Regulation S-K.  “Regulation S-K” means 17 CFR § 229.10, et seq.

Representatives.  “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financial advisors, agents and other representatives of such Person and of any Subsidiary of such Person.

Required Closing Date.  “Required Closing Date” has the meaning set forth in Section 1.3.

Required Financial Information.  “Required Financial Information” means, collectively, (i) all financial, business and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements) to the extent such information is of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X, but including summary guarantor/non-guarantor information of the type customarily included in offering documents used in private placements pursuant to Rule 144A promulgated under the Securities Act) and Regulation S-K under the Securities Act, (ii) the audited consolidated balance sheets and related statements of income, shareholders’ equity and cash

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flows of the Company for the three most recently completed years ended December 31, 2010, (iii) the unaudited consolidated balance sheet of the Company as of March 31, 2011 (and as of the end of any subsequent quarterly period ended no less than 45 days prior to the date on which the Company reasonably believes the Required Closing Date will fall) and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100 (provided that such financial information shall be deemed delivered to Parent and Acquisition Sub upon filing thereof with the SEC), (iv) the authorization letters referred to in Section 4.7(B) and (v) such other financial and company information of a type and form customarily included in offering memoranda for private placements of non-convertible debt securities pursuant to Rule 144A under the Securities Act or information memoranda or syndicated bank financings for financings similar to the Debt Financing (and subject to exceptions customary for such financings) (provided that Parent shall be responsible for the preparation of pro forma financial statements), or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of debt securities contemplated by the Debt Financing Commitment Letter.

Reverse Termination Fee.  “Reverse Termination Fee” has the meaning set forth in Section 6.3(b).

SEC.  “SEC” means the United States Securities and Exchange Commission.

Section 203.  “Section 203” has the meaning set forth in Section 2.21.

Section 4.7  Indemnitees.  “Section 4.7 Indemnitees” has the meaning set forth in Section 4.7.

Securities Act.  “Securities Act” means the Securities Act of 1933.

Solvent.  “Solvent” has the meaning set forth in Section 3.7(a).

Stated Liabilities.  “Stated Liabilities” has the meaning set forth in Section 3.7(d).

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (ii) at least 50% of the outstanding voting equity interests issued by such Entity.

Superior Proposal.  “Superior Proposal” means any bona fide Alternative Acquisition Proposal (except that, for purposes of this definition, the references in the definition of Alternative Acquisition Proposal to “20%” shall be replaced by “51%”) made in writing that is determined in good faith by the Company’s board of directors, after consultation with the Company’s outside legal and financial advisors, to be (i) reasonably capable of being consummated and (ii) more favorable to the holders of Company Shares, from a financial point of view, than the Merger, taking into account any factors that the Company’s board of directors deems appropriate, including (to the extent deemed by the Company’s board of directors to be appropriate for consideration) any changes to the financial and other terms of this Agreement proposed by Parent to the Company pursuant to Section 4.2(e)(ii).

Surviving Corporation.  “Surviving Corporation” has the meaning set forth in Section 1.1.

Tail Policy.  “Tail Policy” has the meaning set forth in Section 4.13(c).

Takeover Statutes.  “Takeover Statutes” has the meaning set forth in Section 2.21.

Termination Fee.  “Termination Fee” has the meaning set forth in Section 6.3(a).

Treasury Regulations.  “Treasury Regulations” means the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

Unvested Company Share.  “Unvested Company Share” has the meaning set forth in Section 4.11.

Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” has the meaning set forth in Section 3.7(f).

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Annex B

745 Seventh Avenue New York, NY 10019 United States

June 30, 2011
Board of Directors
Blackboard Inc.
650 Massachusetts Avenue NW,
Washington, DC 20001

Members of the Board of Directors:

We understand that Blackboard Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Bulldog Holdings, LLC, a subsidiary of Providence Equity Partners (“Parent”), pursuant to which (i) Bulldog Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) at the effective time of the Merger, each share of common stock of the Company (the “Company Common Stock”), that is issued and outstanding immediately prior to the Merger (other than shares of Company Common Stock to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive $45.00 in cash (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of June 30, 2011, by and among Parent, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Purchase Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company’s common stock from April 16, 2010 to April 18, 2011 and from April 19, 2011 to June 29, 2011 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) certain published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We may perform from time to time in the future various investment banking and financial services for the Company and expect to receive customary fees for such services.

In addition, we have in the past provided, currently are providing, or in the future may provide, investment banking and other financial services to Providence Equity Partners and certain of its portfolio companies and affiliates and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to Providence Equity Partners and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for Providence Equity Partners and certain of its portfolio companies and affiliates and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Providence Equity Partners and certain of its portfolio companies and affiliates.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Providence Equity Partners and certain of its portfolio companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/  Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

Section 262 of the DGCL

§262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

BLACKBOARD INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders of Blackboard, Inc. (the “Company”) to be held on September 16, 2011 and the accompanying proxy statement and appoints John E. Kinzer and Matthew H. Small as proxies, each with full power of substitution. The undersigned hereby authorizes the above appointed proxies to vote all the shares of common stock of the Company held of record by the undersigned on August 3, 2011, at the Special Meeting of Stockholders to be held at 2:00 p.m., local time, on September 16, 2011, at the Company’s headquarters located at 650 Massachusetts Avenue, NW, First Floor, Washington, District of Columbia, 20001, and any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. This proxy will be voted as the Board of Directors recommends where a choice is not specified. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of the Company or shall vote in person at the meeting.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
BLACKBOARD INC.
SEPTEMBER 16, 2011
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the postage-paid envelope provided or return it to Operation Center, American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY, 11219-9821 as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions by telephone or Internet up until 11:59 PM Eastern Time, the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE FOLLOWING PROPOSALS.
[Detach along the perforated line.]

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

New Address:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of June 30, 2011, as it may be amended from time to time, by and among Bulldog Holdings, LLC, a Delaware limited liability company, Bulldog Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Bulldog Holdings, LLC, and Blackboard Inc., a Delaware corporation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve, on a non-binding advisory basis, the “golden parachute” compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of Blackboard Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” each of the proposals. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.    ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or other fiduciary, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.